Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of the historical financial condition and results of operations in conjunction with our historical consolidated financial statements and accompanying notes, which are included in Item 8 elsewhere in this Current Report on Form 8-K. In addition, this discussion includes forward-looking statements subject to risks and uncertainties which may result in actual results differing from statements we make. See “Cautionary Note Regarding Forward-Looking Statements” included in our Quarterly Report on Form 10-Q filed on May 4, 2020. Factors that could cause actual results to differ include those risks and uncertainties discussed in “Risk Factors” included in our Quarterly Report on Form 10-Q filed on May 4, 2020 and our Annual Report on Form 10-K filed on March 16, 2020.

The following discussion relates to the audited financial statements of the Company included in Item 8 elsewhere in this Current Report on Form 8-K. In this discussion, unless the context requires otherwise, references to “our Company” “we,” “our,” or “us” refer to Standard Diversified Inc. and our consolidated subsidiaries. References to “SDI” refer to Standard Diversified Inc. without any of its subsidiaries. Dollars are in thousands, except where designated and in per share data. Many of the amounts and percentages in this discussion have been rounded for convenience of presentation.

Overview

We are a diversified holding company with interests in a variety of industries and market sectors. Our subsidiaries are engaged in the following lines of business:

•	Other tobacco products (Turning Point Brands, Inc. (“Turning Point”), a 50.0% owned subsidiary); and
•	Outdoor advertising (Standard Outdoor LLC (“Standard Outdoor”), a wholly owned subsidiary), beginning in July 2017.
•	Insurance (Pillar General Inc. (“Pillar General”), a wholly owned subsidiary), beginning in January 2018 and disposed of on February 13, 2020.

We are continually evaluating our portfolio of subsidiaries and lines of business and may make investment and divestiture decisions that could materially impact us and any of our existing or future lines of business. This may include investment and divestiture decisions, such as our plans to pursue a corporate reorganization with Turning Point, as we disclosed in a press release issued on November 18, 2019, which was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on the same date. The reorganization is expected to consist of a statutory merger implemented via Delaware law pursuant to which we would be merged with a wholly-owned subsidiary of Turning Point with Turning Point as the survivor of the merger. Pursuant to the merger, which would be designed to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, holders of our common stock would receive, in turn, for their SDI common stock, shares of Turning Point common stock. There can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated. In the same press release, we also announced our intent to dispose of (i) our interest in Maidstone through a disposition to the NYSDFS, and (ii) our out-of-home advertising business, conducted through our subsidiary Standard Outdoor. The liquidation of Maidstone was approved by the Supreme Court of the State of New York, County of Nassau (the “Court”) on February 13, 2020, as of which date the control and assets of Maidstone vested with the New York State Liquidation Bureau (“NYS Liquidation Bureau”) and were no longer under our control. All Maidstone assets and liabilities were removed from our financial statements as of February 13, 2020. Our out-of-home advertising business has not yet been disposed of, however, the expectation is that it will be disposed of in the first half of 2020. See Note 25, “Subsequent Events” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K. There can be no assurance that our plans will result in the approval or completion of any particular transaction in the future.

Recent Developments

SDI

Corporate Reorganization

On November 18, 2019, we announced that we intend to pursue a merger with Turning Point, of which we held a 50.0% interest as of December 31, 2019. The reorganization is expected to consist of a statutory merger implemented via Delaware law pursuant to which we would be merged with a wholly-owned subsidiary of Turning Point with Turning Point as the survivor of the merger. Pursuant to the merger, which would be designed to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, holders of our common stock would receive, in turn, for their SDI common stock, shares of Turning Point common stock. There can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated. Our Board of Directors has formed a Special Committee of independent directors to engage in discussions with Turning Point. The proposed transaction is subject to the approval of our Board of Directors (which would be based on a recommendation from the Special Committee) and stockholders, and also Turning Point’s requisite approval.

Prior to the consummation of the proposed merger, we plan to divest all assets and liabilities of the Company other than our interest in Turning Point. This includes the dispositions of our interests in Maidstone and our outdoor billboard business, as discussed above.

Term Loan

On September 18, 2019, we entered into a Term Loan Agreement (the “Term Loan Agreement”) with GACP II, L.P., a Delaware limited partnership (the “Agent”), as administrative agent and collateral agent for the financial institutions (the “Lenders”). The Term Loan Agreement provides for a term loan of $25.0 million (the “Term Loan”). The Term Loan will be used to (a) repay, in full, all outstanding indebtedness under the Crystal Term Loan (as defined herein), (b) finance the purchase of common stock of Turning Point, (c) finance the repurchase of our common stock, (d) fund certain fees and expenses, and (e) provide working capital. At closing of the Term Loan, we received net proceeds from the Term Loan of $9.1 million.

Standard Outdoor

On May 7, 2019, we, through Standard Outdoor, completed an asset acquisition consisting of six billboard structures located in Georgia, as well as the ground leases and advertising contracts relating to such billboard structures for total consideration of $0.6 million.

Chief Executive Officer

On March 29, 2019, the duties of Ian Estus, formerly the Chief Executive Officer of SDI, were reassigned by the Board of Directors of the Company (the “Board”), such that Mr. Estus no longer serves as the Chief Executive Officer of the Company, or as an officer in any other position of the Company, or as an officer, director, manager or in any similar position for any of the Company’s subsidiaries. Mr. Estus remains a member of the Board. Also on March 29, 2019, Gregory H.A. Baxter, currently the Executive Chairman of the Board, was appointed by the Board to serve, on an interim basis, as the Chief Executive Officer of the Company, and to replace Mr. Estus on an interim basis in any other position held by Mr. Estus as an officer in any other position of the Company, or as an officer, director, manager or in any similar position for any of the Company’s subsidiaries, to serve in each case until his successor has been duly appointed or until his resignation or removal from any such position by further action of the Board.

Maidstone

Order of Liquidation

Maidstone was subject to certain risk-based capital (“RBC”) requirements as specified by the National Association of Insurance Commissioners (“NAIC”). Under such requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined on various risk factors including risk-based capital ratios. In August 2019, the Company reported a negative statutory capital and surplus to the NYSDFS. The NYSDFS requested that the Company consent to the entry of an order of liquidation pursuant to Article 74 of the New York Consolidated Insurance Law (“Order of Liquidation”) to effect a liquidation of the Company by the NYSDFS. On August 7, 2019, Maidstone consented to the filing of a petition for the entry of an Order of Liquidation with the NYSDFS.

On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in the Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. At such time, the control and assets of Maidstone vested with the NYS Liquidation Bureau and were no longer under our control. All Maidstone assets and liabilities were removed from our financial statements as of February 13, 2020. See Note 25, “Subsequent Events” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K.

Turning Point

Vaping Business Review

The Turning Point Board of Directors is reviewing strategic alternatives for Turning Point’s third-party vaping distribution business. Turning Point is committed to capitalizing on its core competencies in branding, distribution, product development, and regulatory affairs to create market- leading adult actives products. This includes investing in the FDA premarket tobacco product application (“PMTA”) process for Turning Point’s proprietary brands. However, the expected future returns from third-party vaping distribution may not justify the required investment of human and financial resources going forward. There can be no assurance that this process will result in the approval or completion of any particular strategic alternative or transaction in the future. See “Item 1. Business” for further information.

British American Tobacco (“BAT”) Partnership

In December 2019, Turning Point announced it had executed a binding letter of intent with BAT’s Canadian subsidiary, its Canadian partner and distributor of Zig-Zag rolling papers (“BAT Canada”). The newly executed agreement provides the foundation for accelerated success in the dynamic Canadian marketplace with stronger Turning Point Zig-Zag rolling paper margins and the ability to complement the traditional Direct-Store-Delivery network of BAT Canada with supplemental distribution in the alternative channels space, including dispensaries, through Turning Point’s recently established partnership with ReCreation Marketing. Turning Point’s first Zig-Zag paper purchase order from ReCreation Marketing was received in February 2020.

Share Repurchase Authorization

On February 25, 2020, the Turning Point Board of Directors approved a $50 million share repurchase authorization, which is intended for opportunistic execution based upon a variety of factors including marketing dynamics. The program will be subject to the ongoing discretion of the Turning Point Board of Directors.

Solace Technologies Acquisition

In July 2019, Turning Point purchased the assets of E-Vape 12, Inc and Solace Technologies LLC (“Solace”) for $9.4 million in total consideration, comprised of $7.7 million in cash and $1.1 million earn-out fair value, and $0.5 million holdback for 18 months, which was adjusted by $0.2 million for a working capital deficiency. The earn-out consists of 44,295 shares of Turning Point to be issued to the former owners upon the achievement of certain annual milestones. Immediately following the acquisition, 88,582 performance based restricted stock with a fair value of $4.62 million were issued to former owners who became employees. Solace is an innovative product development company that has grown from the creator of one of the leading vape juice brands in the industry into a leader of alternative ingredients product development. Turning Point intends to incorporate Solace’s innovative products as well as the legacy vapor products into its Nu-X Ventures development engine.

ReCreation Marketing Investment

In July 2019, Turning Point obtained a 30% stake in Canadian distribution entity, ReCreation Marketing (“ReCreation”). For $1.0 million paid at closing through its newly created subsidiary, Turning Point Brands (Canada) Inc. Turning Point may invest an additional $2.0 million, if certain performance metrics are achieved, with options to acquire up to a 50% ownership position. Turning Point received board seats aligned with its ownership position.

ReCreation Marketing is a specialty marketing and distribution firm focused on building brands in the Canadian smoking, vaping and alternative products categories. ReCreation’s management has significant expertise in marketing and distributing tobacco and cannabis products throughout Canada. ReCreation’s management and advisory team has over 50 years combined experience building and managing a portfolio of premium brands, all supported by an expert team of sales associates working across Canada to provide service to over 30,000 traditional retail outlets and newly constructed cannabis dispensaries.

Overview of Turning Point

Turning Point is a holding company which owns North Atlantic Trading Company, Inc. (“NATC”), and its subsidiaries, Turning Point Brands, LLC (“TPLLC”), and its subsidiaries, and Turning Point Brands (Canada) Inc. (“TPBC”). NATC includes subsidiaries National Tobacco Company, L.P. (“NTC”), National Tobacco Finance, LLC (“NTFLLC”), North Atlantic Operating Company, Inc. (“NAOC”), North Atlantic Cigarette Company, Inc. (“NACC”), and RBJ Sales, Inc. (“RBJ”). TPLLC includes subsidiaries Intrepid Brands, LLC (“Intrepid”), TPB Beast, LLC (“VaporBeast”), TPB Shark, LLC, and its subsidiaries (collectively, “Vapor Shark”), TPB International, LLC and its subsidiaries (collectively, “IVG”), and Nu-X Ventures, LLC (“Nu-X”).

Turning Point is a leading independent provider of Other Tobacco Products (“OTP”) in the U.S. Turning Point sells a wide range of products across the OTP spectrum including moist snuff tobacco (“MST”), loose-leaf chewing tobacco, premium cigarette papers, make-your-own (“MYO”) cigar wraps, cigars, and liquid vapor products; but, Turning Point does not sell cigarettes. Turning Point estimates the OTP industry generated approximately $11.5 billion in manufacturer revenue in 2019. In contrast to manufactured cigarettes, which have been experiencing declining volumes for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and informatics company. Under the leadership of a senior management team with an average of 24 years of experience in the tobacco industry, Turning Point has grown and diversified its business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.

Products

Turning Point operates in three segments: Smokeless products, Smoking products and NewGen products. In Turning Point’s Smokeless products segment, Turning Point (i) manufactures and market moist snuff and (ii) contracts for and market loose-leaf chewing tobacco products. In Turning Point’s Smoking products segment, Turning Point (i) markets and distributes cigarette papers, tubes, and related products; and (ii) markets and distributes finished cigars and MYO cigar wraps. In Turning Point’s NewGen products segment, Turning Point (i) markets and distributes CBD, liquid vapor products and certain other products without tobacco and/or nicotine; (ii) distributes a wide assortment of products to non-traditional retail via VaporBeast and (iii) market and distribute a wide assortment of products to individual consumers via the VaporFi B2C online platforms.

Turning Points portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Stoker’s® in the Smokeless segment, Zig-Zag® in the Smoking segment, and VaporBeast® and VaporFi® in the NewGen segment. The following table sets forth the market share and category rank of Turning Point’s core products and demonstrates their industry positions:

Brand	Product	TPB Segment	Market Share (1)	Category Rank (1)
Stoker’s®	Chewing Tobacco	Smokeless Products	20.0%	#1 discount, #2 overall
Stoker’s®	Moist Snuff	Smokeless Products	4.5%	#4 discount, #6 overall
Zig-Zag®	Cigarette Papers	Smoking Products	35.0%	#1 premium
Zig-Zag®	MYO Cigar Wraps	Smoking Products	75.0%	#1 overall

(1)	Market share and category rank data for all products are derived from MSAi data as of 12/31/19

Operations

As of December 31, 2019, Turning Point’s products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings Turning Point’s total North American retail presence to an estimated 210,000 points of distribution. Turning Point subscribes to a sales tracking system from MSAi that records all OTP product shipments (Turning Point’s as well as those of its competitors) from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables Turning Point to understand individual product share and volume trends across multiple categories down to the individual retail store level, allowing Turning Point to allocate field salesforce coverage to the highest opportunity stores. Turning Point’s sales and marketing group of approximately 178 professionals utilizes the MSAi system to efficiently target markets and sales channels with the highest sales potential.

Turning Point’s core tobacco business (Smokeless and Smoking segments) primarily generates revenues from the sale of products to wholesale distributors who, in turn, resell the products to retail operations. Turning Point’s acquisition of VaporBeast in 2016 expanded its revenue streams as Turning Point began selling directly to non-traditional retail outlets. Turning Point’s acquisition of IVG in 2018 enhanced its business-to-consumer revenue stream with the addition of the Vapor-Fi online platform. The acquisition of Solace provided Turning Point with a line of leading liquids and a powerful new product development platform. Turning Point’s net sales, which include federal excise taxes, consist of gross sales net of cash discounts, returns, and selling and marketing allowances.

Turning Point relies on long-standing relationships with high-quality, established manufacturers to provide the majority of its produced products. More than 80% of Turning Point’s production, as measured by net sales, is outsourced to suppliers. The remaining production consists primarily of Turning Point’s moist snuff tobacco operations located in Dresden, Tennessee, and Louisville, Kentucky and the proprietary e-liquids operations located in Louisville, Kentucky. Turning Point’s principal operating expenses include the cost of raw materials used to manufacture the limited number of its products which Turning Point produces in-house; the cost of finished products, which are generally purchased goods; federal excise taxes; legal expenses; and compensation expenses, including benefits and costs of salaried personnel. Turning Point’s other principal expenses include interest expense and other expenses.

Key Factors Affecting Turning Point’s Results of Operations
Turning Point considers the following to be the key factors affecting its results of operations:
•	Turning Point’s ability to further penetrate markets with its existing products;
•	Turning Point’s ability to introduce new products and product lines that complement its core business;
•	Decreasing interest in tobacco products among consumers;
•	Price sensitivity in its end-markets;
•	Marketing and promotional initiatives, which cause variability in Turning Point’s results;
•	General economic conditions, including consumer access to disposable income;
•	Cost and increasing regulation of promotional and advertising activities;
•	Cost of complying with regulation, including newly passed “deeming regulations”;
•	Counterfeit and other illegal products in Turning Point’s end-markets;
•	Currency fluctuations;
•	Turning Point’s ability to identify attractive acquisition opportunities in OTP; and
•	Turning Point’s ability to integrate acquisitions.

Overview of Standard Outdoor

Standard Outdoor is an out-of-home advertising business. Revenues include outdoor advertising revenues, while operating expenses primarily include compensation costs, depreciation and rent expense.

Overview of Pillar General

On January 2, 2018, Pillar General acquired all of the outstanding capital stock of Interboro for a cash purchase price of $2.5 million. Under the name Maidstone Insurance Company, Maidstone offered personal automobile and homeowners insurance, primarily in the state of New York.

Maidstone was subject to certain RBC requirements as specified by the NAIC. Under such requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined on various risk factors including risk-based capital ratios. In August 2019, the Company reported a negative statutory capital and surplus to the NYSDFS. The NYSDFS requested that the Company consent to an Order of Liquidation to effect a liquidation of the Company by the NYSDFS. On August 7, 2019, Maidstone consented to the filing of a petition for the entry of an Order of Liquidation with the NYSDFS.

On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. At such time, the control and assets of Maidstone vested with the NYS Liquidation Bureau and were no longer under our control. All Maidstone assets and liabilities were removed from our financial statements as of February 13, 2020. See Note 25, “Subsequent Events,” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K for further information.

Critical Accounting Policies and Uses of Estimates

The Company’s accounting policies are described in Note 2, “Summary of Significant Accounting Policies: Risk and Uncertainties” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. When more than one accounting principle, or the method of its application, is generally accepted, we select the principle or method that is appropriate in the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Actual results could differ from these estimates. We evaluate our estimates, including those related to revenue recognition, collectability of accounts receivable, inventory valuation and obsolescence, goodwill, intangibles, pension and post-retirement obligations, income taxes, litigation, and contingencies on an ongoing basis. We base these estimates on our historical experience and other assumptions we believe are appropriate under the circumstances. In preparing these consolidated financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the consolidated financial statements.

Revenue Recognition - Turning Point

Turning Point adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP, on January 1, 2018. Turning Point recognizes revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns and sales incentives, upon delivery of goods to the customer-at which time its performance obligation is satisfied-at an amount that Turning Point expects to be entitled to in exchange for those goods in accordance with the five-step analysis outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. We exclude from the transaction price, sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on smokeless tobacco, cigars or vaping products billed to customers).

Turning Point records an allowance for sales returns, based principally on historical volume and return rates, which is included in accrued liabilities on the consolidated balance sheets. Turning Point records sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction in revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of the period) based principally on historical volume and utilization rates. Expected payments for sales incentives are included in accrued liabilities on the consolidated balance sheets.

A further requirement of ASU 2014-09 is for entities to disaggregate revenue recognized from contracts with customers into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Turning Point’s management views business performance through segments that closely resemble the performance of major product lines. Thus, the primary, and most useful, disaggregation of Turning Point’s contract revenue for decision making purposes is the disaggregation by segment which can be found in Note –23, “Segment Information” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K. An additional disaggregation of contract revenue by sales channel can be found within Note 23 as well.

Maidstone - Maidstone recognized revenues from insurance contracts, including premiums and fees, under the guidance in ASC 944, Financial Services-Insurance Premiums. Maidstone’s premiums, which were recorded at the policy inception, were earned pro rata over the period for which the coverage is provided, generally six months for auto policies and one year for homeowner policies. Unearned premiums represent the portion of premiums written that were applicable to the unexpired terms of policies in force.

Discontinued Operations

A business is classified as discontinued operations if the disposal represents a strategic shift that will have a major effect on operations or financial results and meets the criteria to be classified as held for sale or is disposed of by sale or otherwise. Significant judgments are involved in determining whether a business meets the criteria for discontinued operations reporting and the period in which these criteria are met. In the period a component of an entity has been disposed of or classified as held for sale, the results of operations for the periods presented are reclassified into separate line items in the statements of (loss) income. Assets and liabilities are also reclassified into separate line items on the related balance sheets for the periods presented. The statements of cash flows for the periods presented are also reclassified to reflect the results of discontinued operations as separate line items. ASU 2014-08 requires that only a disposal of a component of an entity, or a group of components of an entity, that represents a strategic shift that has, or will have, a major effect on the reporting entity’s operations and financial results be reported in the financial statements as discontinued operations. ASU 2014-08 also provides guidance on the financial statement presentations and disclosures of discontinued operations.

Derivative Instruments

Turning Point uses foreign currency forward contracts to hedge a portion of our exposure to changes in foreign currency exchange rates from time to time. Turning Point accounts for our forward contracts under the provisions of ASC 815, Derivatives and Hedging. Under its policy, as amended, Turning Point may hedge up to 100% of its anticipated purchases of inventory in the denominated invoice currency over a forward period not to exceed twelve months. Turning Point may also, from time to time, hedge up to ninety percent of its non-inventory purchases in the denominated invoice currency. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive (loss) income as determined by market prices on the measurement date except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these contracts are transferred from other comprehensive (loss) income into net (loss) income as the related inventories are received. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized in income currently.

Interest Rate Swaps

Turning Point enters into interest rate swap contracts to manage interest rate risk and reduce the volatility of future cash flows. Turning Point accounts for interest rate swap contracts under the provisions of ASC 815, Derivatives and Hedging. Swap contracts that qualify as hedges are adjusted to their fair value through other comprehensive (loss) income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these swap contracts are transferred from other comprehensive (loss) income into net income upon settlement of the derivative position or at maturity of the interest rate swap contract. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Goodwill and Other Intangible Assets

We follow the provisions of ASC 350, Intangibles - Goodwill and Other in accounting for our goodwill and other intangible assets. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually on December 31, or more frequently if certain indicators are present, in accordance with ASC 350-20-35 and ASC 350-30-35, respectively. If the carrying value of the goodwill or indefinite-life intangible asset exceeds its fair value, determined using the discounted cash flows method and the relief-from-royalty method, respectively, the goodwill or intangible asset is considered impaired. The carrying value of the goodwill or indefinite-life intangible asset would then be reduced to fair value. For goodwill, the determination of a reporting unit’s fair value involves, among other things, our market capitalization and application of the income approach, which includes developing forecasts of future cash flows and determining an appropriate discount rate. Currently our goodwill is recorded at our subsidiary, Turning Point.

During the year ended December 31, 2019, we recorded impairment charges of $0.8 million and $2.0 million related to the full impairment of the goodwill and intangible asset balances, respectively, in our Insurance segment. This impairment was a result of changes in the future plans for the Insurance segment and certain other factors impacting recoverability. This impairment has been included in discontinued operations for the year ended December 31, 2019.

Based on Turning Point’s annual goodwill impairment testing, the estimated fair values of each of its reporting units were in excess of the respective carrying values at December 31, 2019. Turning Point had no such impairment of goodwill or other intangible assets during the year ended December 31, 2019. However, there could be an impairment of the goodwill of the NewGen reporting unit if future revenues do not achieve our expected future cash flows or if macroeconomic conditions result in future increases in the weighted average cost of capital used to estimate fair value. Refer to Note 11, “Goodwill and Other Intangible Assets” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K for further details regarding our goodwill and other intangible assets as of December 31, 2019.

Fair Value

GAAP establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under GAAP are described below:

•	Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.
•
Level 2 - Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issue’s non-convertible debt borrowing rate. Accordingly, in accounting for the issuance of the Convertible Senior Notes, Turning Point separated the Convertible Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. This evaluation can be complex and requires management to make assumptions to determine the fair value.

Retirement Plans

We follow the provisions of ASC 715, Compensation - Retirement Benefits in accounting for our retirement plans, which requires an employer to (i) recognize in its statement of financial position the funded status of a benefit plan, measured as the difference between the fair value of plan assets and benefit obligations; (ii) recognize, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost; and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position.

Income Taxes

We account for income taxes under ASC 740. We record the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. We assess our ability to realize future benefits of deferred tax assets by determining if they meet the “more likely than not” criteria in ASC 740, Income Taxes. If we determine that future benefits do not meet the “more likely than not” criteria, a valuation allowance is recorded.

Stock-Based Compensation

We account for stock-based compensation using the fair value method, which requires that compensation costs related to employee share-based payment transactions are measured in the financial statements at the fair value on the date of grant and are recognized over the vesting period of the award. We determined the fair value of these awards using the Black-Scholes option pricing model.

Accounts Receivable

Accounts receivable are recognized at their net realizable value. All accounts receivable are trade-related and are recorded at the invoiced amount and do not bear interest. We maintain allowances for doubtful accounts receivable for estimated uncollectible invoices resulting from the customer’s inability to pay, which may result in write-offs. We recorded an allowance for doubtful accounts of $0.3 million and less than $0.1 million as of December 31, 2019 and 2018, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost was determined using the LIFO method for approximately 49.4% of the inventories as of December 31, 2019. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing. We recorded an inventory valuation allowance of $21.5 million and $2.5 million at December 31, 2019 and 2018, respectively.

Reserves for Losses and Loss Adjustment Expenses-included in Discontinued Operations

As an insurance company, Maidstone was required by applicable laws and regulations and GAAP to establish loss and loss expense reserves for the estimated unpaid portion of the ultimate liability for losses and loss expenses under the terms of its policies and agreements with its insured customers. The Company estimated reserves for both reported and unreported unpaid losses that have occurred on or before the balance sheet date that will need to be paid in the future. Reserves for unpaid losses fall into two categories: case reserves and reserves for claims incurred but not reported, or “IBNR”. We did not discount the liability for unpaid losses and incurred losses and loss adjustment expenses (“LAE”) for financial statement purposes.

Reserves for losses and LAE represent an estimate of the expected cost of the ultimate settlement and administration of losses, based on facts and circumstances then known less the amount paid to date. Our actuaries calculate indicated IBNR loss reserves by using standard actuarial methodologies, which are projection or extrapolation techniques, including: (a) the loss development method and (b) the Bornhuetter-Ferguson method. Each of these methodologies is generally applicable to both long tail and short tail lines of business depending on a variety of circumstances. Informed subjective judgments as to our ultimate exposure to losses are an integral component of our loss reserving process due to numerous factors that contribute to the inherent uncertainty in the process of establishing loss reserves, including:

•	Inflationary pressures (medical and economic) that affect the size of losses;
•	Judicial, regulatory, legislative, and legal decisions that affect insurers’ liabilities;
•	Changes in the frequency and severity of losses;
•	Changes in the underlying loss exposures of our policies; and
•	Changes in our claims handling procedures.

A review of the emergence of actual losses relative to expectations is generally derived from the quarterly in depth reserve analyses is conducted to determine whether the assumptions used in the reserving process continue to form a reasonable basis for the projection of liabilities for each product line. As time passes, estimated loss reserves will be based more on historical loss activity and loss development patterns rather than on assumptions based on underwriters’ input, pricing assumptions or industry experience. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. No assurance can be given that actual claims made and related payments will not be in excess of the amounts reserved.

A brief summary of each actuarial method discussed above follows:
•
Incurred Development Method - The incurred development method is based upon the assumption that the relative change in a given year’s incurred loss estimates from one evaluation point to the next is similar to the relative change in prior years’ reported loss estimates at similar evaluation points.

•	Paid Development Method - The paid development method is similar to the incurred development method, simply using paid triangles to calculate development factors.
•
Incurred Bornhuetter-Ferguson (“BF”) Method - The Incurred BF Method uses an estimated loss ratio for a particular year, and is weighted against the portion of the year’s claims that have been reported, based on historical incurred loss development patterns. The estimate of required reserves assumes that the remaining unreported portion of a particular year will pay out at a rate consistent with the estimated loss ratio for that year.

•
Paid Bornhuetter-Ferguson (“BF”) Method - The Paid BF Method uses an estimated loss ratio for a particular year, and is weighted against the portion of the year’s claims that have been paid, based on historical paid loss development patterns. The estimate of required reserves assumes that the remaining unpaid portion of a particular year will pay out at a rate consistent with the estimated loss ratio for that year.

Maidstone engaged an independent external actuarial specialist (the “Actuary”) to calculate its recorded reserves. The Actuary estimated a range of ultimate losses, along with a range and recommended central estimate of IBNR reserve amounts. As of December 31, 2019, this range was between $23.1 million and $28.4 million. Maidstone’s carried IBNR reserves are based on an internal actuarial analysis and reflect management’s best estimate of unpaid loss and LAE liabilities and is included in discontinued operations.

Consolidated Results of Operations

The table and discussion set forth below relate to our consolidated results of operations. The results of the Insurance segment were reclassified to discontinued operations as of February 13, 2020 as a result of the approval of the Order of Liquidation. As such, the Insurance segment is included in our net loss from discontinued operations, in the table below.

Comparison of the Year Ended December 31, 2019, to the Year Ended December 31, 2018

	Year Ended December 31,
	2019	2018	$ Change	% Change

Net Sales:
Smokeless Products	$99,894	$90,031	$9,863	11.0%
Smoking Products	108,733	111,507	(2,774)	-2.5%
NewGen Products	153,362	131,145	22,217	16.9%
Other	2,818	2,445	373	15.3%
Total net sales	364,807	335,128	29,679	8.9%
Cost of sales	227,787	192,336	35,451	18.4%
Gross profit:
Smokeless products	52,277	46,490	5,787	12.4%
Smoking products	59,386	57,043	2,343	4.1%
NewGen products	25,083	39,026	(13,943)	-35.7%
Other	274	233	41	17.6%
Total gross profit	137,020	142,792	(5,772)	-4.0%
Selling, general and administrative expenses	115,692	99,479	16,213	16.3%
Total operating income	21,328	43,313	(21,985)	-50.8%
Interest expense	20,194	17,237	2,957	17.2%
Interest and investment income	(2,749)	(736)	(2,013)	273.5%
Loss on extinguishment of debt	2,267	2,384	(117)	-4.9%
Net periodic benefit (income) expense, excluding service cost	(4,961)	131	(5,092)	-3887.0%
Income before income taxes	6,577	24,297	(17,720)	-72.9%
Income tax expense	2,044	6,285	(4,241)	-67.5%
Net income from continuing operations	4,533	18,012	(13,479)	-74.8%
Net income attributable to noncontrolling interests	(6,844)	(12,436)	5,592	-45.0%
Net (loss) income from continuing operations attributable to SDI	(2,311)	5,576	(7,887)	-141.4%
Net loss from discontinued operations, net of tax	(8,312)	(3,195)	(5,117)	160.2%
Net (loss) income attributable to SDI	$(10,623)	$2,381	$(13,004)	-546.2%

Net Sales. For the year ended December 31, 2019, net sales were $364.8 million, an increase of $29.7 million, or 8.9%, from $335.1 million for the year ended December 31, 2018. The increase in total revenues was primarily driven by Stoker’s MST, Zig-Zag cigar wraps, and Nu-X including the acquisition of Solace in 2019.

For the year ended December 31, 2019, net sales in the Smokeless products segment increased to $99.9 million from $90.0 million for the year ended December 31, 2018, an increase of $9.9 million or 11.0%. For the year ended December 31, 2019, Smokeless products volume increased 7.3% and price/mix increased 3.7%. The increase in net sales was primarily driven by the continuing growth of Stoker’s® MST partially offset by declines in chewing tobacco attributable to increased competition, our promotional timing, and a continuing segment shift to lower price products. MST represented 54% of Smokeless revenue in 2019, up from 47% a year earlier.

For the year ended December 31, 2019, net sales in the Smoking products segment decreased to $108.7 million from $111.5 million for the year ended December 31, 2018, a decrease of $2.8 million or 2.5%. For the year ended December 31, 2019, Smoking products volumes decreased 4.9%, while price/mix increased 2.4%. The decrease in net sales is primarily due to the delay of Canadian paper orders in the first half of the year as a result of the new packaging regulations in Canada as well as our strategic decision to de-emphasize the low margin cigar and MYO / pipe products businesses. Cigar and MYO / pipe product sales declined by $2.4 million to $7.2 million in the year ended December 31, 2019.

For the year ended December 31, 2019, net sales in the NewGen products segment increased to $153.4 million from $131.1 million for the year ended December 31, 2018, an increase of $22.2 million or 16.9%. The increase in net sales was primarily driven by higher Nu-X alternative products sales in 2019 (includes the Solace acquisition) and an additional eight months of IVG net sales in 2019. Net sales were negatively impacted by the vape disruption in the fourth quarter of 2019.

For the year ended December 31, 2019, net sales in the Other segment increased to $2.8 million from $2.4 million for the year ended December 31, 2018, an increase of $0.4 million or 15.3%, all of which relates to the Standard Outdoor business.

Gross Profit. For the year ended December 31, 2019, overall gross profit decreased to $137.0 million from $142.8 million for the year ended December 31, 2018, a decrease of $5.8 million or 4.0%, primarily as a result of certain restructuring activities at Turning Point in the fourth quarter 2019. Consolidated gross profit for the year ended December 31, 2019, included $0.4 million of unfavorable LIFO adjustments, $1.2 million of introductory launch costs, and $23.0 million of restructuring costs, primarily inventory reserves, compared to $0.1 million, $1.0 million, and $2.9 million, respectively, in the year ended December 31, 2018. Gross profit as a percentage of net sales weakened to 37.6% for the year ended December 31, 2019, from 42.6% for the year ended December 31, 2018, primarily due to the aforementioned restructuring expenses, including the inventory reserves and write-off associated with Turning Point’s pivot from third-party vaping products.

For the year ended December 31, 2019, gross profit in the Smokeless products segment increased to $52.3 million from $46.5 million for the year ended December 31, 2018, an increase of $5.8 million or 12.4%. Smokeless gross profit for the year ended December 31, 2019, included $0.3 million of unfavorable LIFO adjustments and $0.0 million of introductory launch costs compared to $0.1 million and $0.2 million, respectively, for the year ended December 31, 2018. Gross profit as a percentage of net sales increased to 52.3% of net sales for the year ended December 31, 2019, from 51.6% of net sales for the year ended December 31, 2018 driven by Stoker MST gains.

For the year ended December 31, 2019, gross profit in the Smoking products segment increased to $59.4 million from $57.0 million for the year ended December 31, 2018, an increase of $2.3 million or 4.1%. Smoking gross profit for the year ended December 31, 2018 included $0.6 million of introductory launch costs and $1.3 million of line rationalization expenses. Gross profit as a percentage of net sales increased to 54.6% of net sales for the year ended December 31, 2019, from 51.2% of net sales for the year ended December 31, 2018. The increase in gross profit as a percentage of net sales is primarily due to declining sales of lower margin, low priority products.

For the year ended December 31, 2019, gross profit in the NewGen products segment decreased to $25.1 million from $39.0 million for the year ended December 31, 2018, a decrease of $13.9 million or 35.7%. NewGen gross profit for the year ended December 31, 2019, included $1.2 million of introductory launch costs and $23.2 million of restructuring expenses compared to $0.3 million and $1.5 million, respectively, for the year ended December 31, 2018. Additionally, gross profit includes $9.3 million of tariff expenses in 2019 compared to $1.1 million in 2018. Gross profit as a percentage of net sales decreased to 16.4% of net sales for the year ended December 31, 2019, from 29.8% of net sales for the year ended December 31, 2018, primarily due to the aforementioned restructuring expenses associated with Turning Point’s pivot from third-party vaping products.

For the year ended December 31, 2019 and 2018, gross profit in the Other segment was approximately $0.3 million and $0.2 million, respectively, all of which relates to the Standard Outdoor business.

Selling, General and Administrative Expenses. For the year ended December 31, 2019, selling, general and administrative expenses increased to $115.7 million from $99.5 million for the year ended December 31, 2018, an increase of $16.2 million or 16.3%. Selling, general, and administrative expenses for the year ended December 31, 2019, include $1.7 million of expenses relating to the inclusion of Turning Point’s 2019 investment in Solace, $1.8 million of transaction costs (primarily relating to Solace and ReCreation as well as earnout expense for IVG), $5.0 million of introductory launch costs, $3.2 million of restructuring expenses, and $2.2 million in PMTA expenses. Selling, general, and administrative expenses for the year ended December 31, 2018, include $4.5 million of transaction and strategic initiative costs (primarily relating to IVG and Vapor Supply transaction costs), $0.9 million of company-wide introductory launch costs, and $1.8 million of restructuring costs.

Total Operating Income. For the year ended December 31, 2019, operating income was $21.3 million, a decrease of $22.0 million, or 50.8%, from $43.3 million for the year ended December 31, 2018. This decrease was due primarily to a decrease in Turning Point’s gross profit of $5.8 million, primarily as a result of certain restructuring activities in the fourth quarter 2019, along with an increase in Turning Point’s selling, general and administrative costs of $15.8 million. Turning Point’s gross profit for the year ended December 31, 2019, included $0.4 million of unfavorable LIFO adjustments, $1.2 million of introductory launch costs, and $23.0 million of restructuring costs, primarily inventory reserves, compared to $0.1 million, $1.0 million, and $2.9 million, respectively, in the year ended December 31, 2018. Gross profit as a percentage of net sales weakened to 37.8% for the year ended December 31, 2019, from 42.9% for the year ended December 31, 2018, primarily due to the aforementioned restructuring expenses, including the inventory reserves and write-off associated with Turning Point’s pivot from third-party vaping products. Turning Point’s selling, general, and administrative expenses for the year ended December 31, 2019, include $1.7 million of expenses relating to the inclusion of its 2019 investment in Solace, $1.8 million of transaction costs (primarily relating to Solace and ReCreation as well as earnout expense for IVG), $5.0 million of introductory launch costs, $3.2 million of restructuring  expenses, and $2.2 million in PMTA expenses. Selling, general, and administrative expenses for the year ended December 31, 2018, include $4.5 million of transaction and strategic initiative costs (primarily relating to IVG and Vapor Supply transaction costs), $0.9 million of company-wide introductory launch costs, and $1.8 million of restructuring costs.

Interest Expense. For the year ended December 31, 2019, interest expense increased to $20.2 million from $17.2 million for the year ended December 31, 2018, an increase of $3.0 million, or 17.2%, primarily as a result of the amortization of the discount on the Convertible Senior Notes in 2019 of $2.9 million.

Interest and Investment Income. Interest and investment income relating to investment of the MSA escrow deposits as well as SDI’s cash and cash equivalents was $2.7 million for the year ended December 31, 2019 compared to $0.7 million for the year ended December 31, 2018, an increase of $2.0 million, or 273.5%, primarily due to the $2.0 million gain on the CASH investment as a result of marking the investment to fair value.

Loss on Extinguishment of Debt. For the year ended December 31, 2019, loss on extinguishment of debt was $2.3 million as the result of Turning Point paying off its 2018 Second Lien Credit Facility, coupled with SDI’s payoff of the Crystal Term Loan in 2019. For the year ended December 31, 2018, loss on extinguishment of debt was $2.4 million as the result of Turning Point refinancing its credit facility in the first quarter of 2018.

Net Periodic Benefit (Income) Expense, Excluding Service Cost. For the year ended December 31, 2019, net periodic benefit (income) expense, excluding service cost was income of $5.0 million primarily due to the gain on the termination of the postretirement plan. For the year ended December 31, 2018, net periodic benefit expense was $0.1 million.

Income before Income Taxes. For the year ended December 31, 2019, income before income taxes was $6.6 million compared to $24.3 million for the year ended December 31, 2018. This decrease of $17.7 million was primarily due to the factors noted above.

Income Tax Expense. The Company’s income tax expense of $2.0 million for the year ended December 31, 2019, was due to the income tax expense of Turning Point of $2.0 million. The Company’s consolidated income tax expense is higher than expected as a result of the contribution of losses before income taxes by SDI and Standard Outdoor (which due to the impact of valuation allowances do not create income tax benefits) to the income before taxes of Turning Point. Turning Point’s effective tax rate of 12.9% of income before income taxes, for the year ended December 31, 2019, is lower than the expected annual effective tax rate as a result of discrete tax benefits of $4.6 million from the exercise of stock options during the year. The Company’s income tax expense of $6.3 million, or 29.8% of income before income taxes, for the year ended December 31, 2018 was higher than the expected annual effective tax rate as a result of the contribution of losses before income taxes by SDI and Standard Outdoor (which due to the impact of valuation allowances do not create income tax benefits) to the income before taxes of Turning Point. Turning Point’s income tax expense of $6.3 million, or 19.9% of income before income taxes, for the year ended December 31, 2018, is lower than the expected annual effective tax rate as a result of discrete tax benefits of $5.4 million from the exercise of stock options during the year.

Net Income from Continuing Operations. Due to the factors described above, net income from continuing operations for the year ended December 31, 2019 and 2018 was approximately $4.5 million and $18.0 million, respectively.

Net Income Attributable to Non-controlling Interests. Amounts attributable to noncontrolling interests of $6.8 million and $12.4 million for the years ended December 31, 2019 and 2018, respectively, was related to the shareholders of Turning Point other than SDI and is based on the decrease in Turning Point’s net income.

Net (Loss) Income from Continuing Operations Attributable to SDI. For the year ended December 31, 2019, net loss from continuing operations attributable to SDI was $2.3 million compared to net income of $5.6 million for the year ended December 31, 2018, a decrease of $7.9 million or 141.4%. This decrease was a result of the items discussed above.

Net Loss from Discontinued Operations, Net of Tax. Due to the approval of the Order of Liquidation on February 13, 2020, we reclassified the historical results of our Insurance segment to discontinued operations. The 2019 and 2018 amounts relate entirely to the net loss of our Insurance segment. For the year ended December 31, 2019, the net loss from discontinued operations, net of tax of $8.3 million, consisted of an impairment loss of $2.8 million and a loss from operations of $5.9 million, offset by an income tax benefit of $0.4 million. For the year ended December 31, 2018, the net loss from discontinued operations, net of tax, was $3.2 million. This increase in the net loss from discontinued operations was primarily due to a $3.6 million reduction in revenues, coupled with a $2.8 million impairment loss, which was only partially offset by the decreases in incurred losses and loss adjustment expenses and other operating expenses for the insurance business.

Net (Loss) Income Attributable to SDI. For the year ended December 31, 2019, net loss attributable to SDI was $10.6 million compared to net income of $2.4 million for the year ended December 31, 2018, a decrease of $13.0 million or 546.2%. This decrease was a result of the items discussed above.

Liquidity and Capital Resources

Turning Point’s principal uses for cash are working capital, debt service, and capital expenditures. Turning Point believes its cash flows from operations and borrowing availability under its 2018 Revolving Credit Facility are adequate to satisfy its operating cash requirements for the foreseeable future.

Our working capital, which we define as current assets less current liabilities, increased by $49.9 million to $142.6 million at December 31, 2019, compared with $92.8 million at December 31, 2018. The increase in working capital is primarily due to the cash proceeds from Turning Point’s issuance of the Convertible Senior Notes.

(In thousands)	December 31, 2019	December 31, 2018
Current assets	$234,372	$176,963
Current liabilities	91,771	84,212
Working capital	$142,601	$92,751

The following table summarizes our consolidated statements of cash flows for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
(In thousands)	2019	2018
Net cash flow provided by (used in) continuing operations:
Operating activities	$31,994	$8,475
Investing activities	15,266	(44,760)
Financing activities	72,688	31,329
Net increase (decrease) in cash from continuing operations	119,948	(4,956)
Net increase in cash from discontinued operations	1,036	5,590
Net increase in cash	$120,984	$634

Operating activities. Net cash provided by operating activities represents the cash receipts and cash disbursements from all of our activities other than investing activities and financing activities. Changes in cash from operating activities reflect, among other things, the timing of cash collections from customers and payments to suppliers.

Net cash provided by operating activities was $32.0 million for the year ended December 31, 2019 compared to $8.5 million for the year ended December 31, 2018. This $23.5 million increase in net cash provided by operating activities was primarily the result of Turning Point’s inventory buys in 2018 that reduced cash flow.

Investing activities. Net cash provided by investing activities was $15.3 million for the year ended December 31, 2019 compared to net cash used in investing activities of $44.8 million for the year ended December 31, 2018, an increase of $60.0 million primarily due to Turning Point’s change in MSA escrow deposits from investments to cash holdings as well as lower cash paid for Turning Point acquisitions during the year ended December 31, 2019.

Financing activities. Net cash provided by financing activities was $72.7 million for the year ended December 31, 2019 compared to net cash provided by financing activities of $31.3 million for the year ended December 31, 2018, an increase of $41.4 million. During 2019, net cash provided by financing activities included Turning Point’s proceeds from the issuance of the Convertible Senior Notes and SDI’s new Term Loan offset by payments on the 2018 Revolving Credit Facility, the 2018 Second Lien Credit Facility, payment for the call options and payment of the Crystal Term Loan.

Net increase in cash from discontinued operations. Net increase in cash from discontinued operations of $1.0 million for the year ended December 31, 2019 consisted of net cash used in operating activities of $10.8 million, offset by net cash provided by investing activities of $11.9 million. The net increase in cash flows from discontinued operations of $5.6 million for the year ended December 31, 2018 consisted of net cash used in operating activities of $8.4 million, offset by net cash provided by investing activities of $14.0 million. The year over year decrease of $4.6 million primarily relates to a smaller net loss in 2018 compared to 2019 in operating activities coupled with a capital contribution upon acquisition in 2018 in investing activities.

Long-Term Debt

As of December 31, 2019, the Company was in compliance with the financial and restrictive covenants in its existing debt instruments. The following table provides outstanding balances under our debt instruments.

	December 31,
(In thousands)	2019	2018
2018 First Lien Term Loan	$146,000	$154,000
2018 Second Lien Term Loan	-	40,000
Convertible Senior Notes	172,500	-
SDI GACP Term Loan	25,000	-
SDI Crystal Term Loan	-	15,000
Standard Outdoor Promissory Notes	8,447	9,950
Note payable - IVG	4,240	4,000
Gross notes payable and long-term debt	356,187	222,950
Less deferred finance charges and debt discount	(39,641)	(4,903)
Less current maturities	(16,977)	(9,431)
Net notes payable and long-term debt	$299,569	$208,616

2018 Credit Facility

On March 7, 2018, Turning Point entered into a $250 million credit facility consisting of a $160 million 2018 First Lien Term Loan with Fifth Third Bank, as administrative agent, and other lenders, and a $50 million 2018 Revolving Credit Facility (collectively, the “2018 First Lien Credit Facility”) in addition to a $40 million 2018 Second Lien Term Loan (together with the 2018 First Lien Credit Facility, the “2018 Credit Facility”) with Prospect Capital Corporation, as administrative agent, and other lenders. The 2018 Credit Facility retained the $40 million accordion feature of the 2017 Credit Facility. Proceeds from the 2018 Credit Facility were used to repay, in full, the 2017 Credit Facility. Turning Point incurred a loss on extinguishment of debt of $2.4 million in the first quarter of 2018 as a result of the refinancing.

The 2018 Credit Facility contains customary events of default including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, and change in control defaults. The 2018 Credit Facility also contains certain negative covenants customary for facilities of these types including covenants that, subject to exceptions described in the 2018 Credit Facility, restrict the ability of Turning Point and its subsidiary guarantors: (i) to pledge assets, (ii) to incur additional indebtedness, (iii) to pay dividends, (iv) to make distributions, (v) to sell assets, and (vi) to make investments.

2018 First Lien Credit Facility: The 2018 First Lien Term Loan and the 2018 Revolving Credit Facility bear interest at LIBOR plus a spread of 2.75% to 3.50% based on Turning Point’s senior leverage ratio. The 2018 First Lien Term Loan has quarterly required payments of $2.0 million beginning June 30, 2018, increasing to $3.0 million on June 30, 2020, and increasing to $4.0 million on June 30, 2022. The 2018 First Lien Credit Facility has a maturity date of March 7, 2023. The 2018 First Lien Term Loan is secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors thereunder, including a pledge of Turning Point’s capital stock, other than certain excluded assets (the “Collateral”). In connection with the Senior Notes offering, Turning Point entered into a First Amendment (the “Amendment”) to the First Lien Credit Agreement, with Fifth Third Bank, as administrative agent, and other lenders and certain other lending other lending parties thereto. The Amendment was entered into primarily to permit Turning Point to issue up to $200 million of convertible senior notes, enter into certain capped call transactions in connection with the issuance of such notes and to use the proceeds from the issuance of the notes to repay amounts outstanding under Turning Point’s Second Lien Credit Agreement and use the remaining proceeds for acquisitions and investments. In connection with the Amendment, fees of $0.7 million were incurred. The 2018 First Lien Credit Facility contains certain financial covenants, which were amended in connection with the Convertible Senior Notes offering in the third quarter 2019. The covenants include maximum senior leverage ratio of 3.00x with step-downs to 2.50x, a maximum total leverage ratio of 5.50x with step-downs to 5.00x, and a minimum fixed charge coverage ratio of 1.20x. In the first quarter of 2020, the financial covenants were amended to permit certain add-backs related to PMTA in the definition of Consolidated EBITDA for the period of October 1, 2019 until September 30, 2020. Based on an excess cash covenant for the facility, a principal payment of $4.5 million was due in the second quarter 2019. All parties agreed to waive the payment, resulting in consent fees of $0.1 million. The weighted average interest rate of the 2018 First Lien Term Loan was 4.55% as of December 31, 2019. As of December 31, 2019, Turning Point had no borrowings outstanding under the 2018 Revolving Credit Facility. The $50.0 million unused portion of the 2018 Revolving Credit Facility is reduced by letters of credit from Fifth Third Bank totaling $3.7 million, resulting in $46.3 million of availability under the 2018 Revolving Credit Facility at December 31, 2019.

2018 Second Lien Credit Facility: The 2018 Second Lien Credit Facility bore interest at a rate of LIBOR plus 7.00% and had a maturity date of March 7, 2024. The 2018 Second Lien Term Loan was secured by a second priority interest in the Collateral and was guaranteed by the same entities as the 2018 First Lien Term Loan. The 2018 Second Lien Credit Facility contained certain financial covenants including a maximum senior leverage ratio of 3.75x with step-downs to 3.50x, a maximum total leverage ratio of 4.75x with step-downs to 4.50x, and a minimum fixed charge coverage ratio of 1.10x. Based on an excess cash covenant for the facility, a $4.5 million principal payment was made in the second quarter 2019, resulting in $0.2 million loss on extinguishment of debt. Turning Point used a portion of the proceeds from the issuance of the Convertible Senior Notes to prepay all outstanding amounts related to the 2018 Second Lien Credit Facility in the third quarter 2019. The principal paid in the third quarter 2019 amounted to $35.5 million, and the transaction resulted in a $1.1 million loss on extinguishment of debt.

Convertible Senior Notes

In July 2019, Turning Point closed an offering of $172.5 million in aggregate principal amount of 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Convertible Senior Notes will mature on July 15, 2024, unless earlier repurchased, redeemed or converted. The Convertible Senior Notes are senior unsecured obligations.

The Convertible Senior Notes are convertible into approximately 3,202,808 shares of Turning Point voting common stock under certain circumstances prior to maturity at a conversion rate of 18.567 shares per $1,000 principal amount of the Convertible Senior Notes, which represents a conversion price of approximately $53.86 per share, subject to adjustment under certain conditions, but will not be adjusted for any accrued and unpaid interest. Upon conversion, Turning Point may pay cash, shares of its common stock or a combination of cash and stock, as determined by Turning Point at its discretion. The conditions required to allow the holders to convert their Convertible Senior Notes were not met as of December 31, 2019.

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for the issuance of the Convertible Senior Notes, Turning Point separated the Convertible Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component, which is recognized as a debt discount, represents the difference between the proceeds from the issuance of the Convertible Senior Notes and the fair value of the liability component of the Convertible Senior Notes. The excess of the principal amount of the liability component over its carrying amount (“debt discount”), $35.0 million, will be amortized to interest expense using an effective interest rate of 7.5% over the expected life of the Convertible Senior Notes. The equity component is not remeasured as long as it continues to meet the criteria for equity classification. Interest expense includes $2.9 million of amortization for the year ended December 31, 2019.

In accounting for the debt issuance costs related to the issuance of the Convertible Senior Notes, Turning Point allocated the total amount incurred to the liability and equity components based on their relative values. Debt issuance costs attributable to the liability component are amortized to the interest expense using the effective interest method over the expected life of the Convertible Senior Notes, $4.7 million, and the debt issuance costs attributable to the equity component, $1.2 million, are netted with the equity component of stockholders’ equity.

In connection with the Convertible Senior Notes offering, Turning Point entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions have a strike price of $53.86 per and a cap price of $82.86 per and are exercisable when and if the Convertible Senior Notes are converted. Turning Point paid $20.53 million for these capped calls and charged that amount to additional paid-in capital.

Note Payable - IVG

In September 2018, Turning Point issued a note payable to IVG’s former shareholders (“IVG Note”). The IVG Note is $4.0 million principal with 6.0% interest compounding annually and matures on March 5, 2020. The IVG Note is subject to customary defaults including defaults for nonpayment, nonperformance, any material breach under the purchase agreement, and bankruptcy or insolvency. The carrying amount of the IVG Note is $4.2 million as of December 31, 2019.

SDI Term Loan

On September 18, 2019, we entered into a Term Loan Agreement (the “Term Loan Agreement”) with GACP II, L.P., a Delaware limited partnership (the “Agent”), as administrative agent and collateral agent for the financial institutions (the “Lenders”). The Term Loan Agreement provides for a term loan of $25.0 million (the “Term Loan”). The Term Loan will be used to (a) repay, in full, all outstanding indebtedness under the Crystal Term Loan (defined below), (b) finance the purchase of common stock of Turning Point, (c) finance the repurchase of our common stock, (d) fund certain fees and expenses, and (e) provide working capital.

The Term Loan bears interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 9.00%. Interest under the Term Loan Agreement is payable monthly with the principal balance due on September 18, 2024. The Term Loan was subject to a closing fee of $0.5 million, which was paid upon execution of the Term Loan Agreement. Additionally, the Term Loan is subject to an agent monitoring fee of $25,000, payable quarterly. An early termination fee shall be due at any time if on or prior to the third anniversary of the closing of the Term Loan, we prepay or repay (whether voluntarily or mandatorily), or is required to prepay or repay, the Term Loan in whole or in part. Our obligations under the Term Loan Agreement are secured by all the shares of Turning Point stock owned by the Company.

SDI Crystal Term Loan

On February 2, 2018, we and our Outdoor advertising subsidiaries (the “Borrowers”) entered into a term loan agreement with Crystal Financial LLC (“Crystal Term Loan”). The Crystal Term Loan provided for an initial term loan of $10.0 million and a commitment to provide additional term loans of up to $15.0 million. The Crystal Term Loan bore interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 7.25%. Interest under the Crystal Term Loan agreement was payable monthly and was also subject to an agency fee of $50,000, payable upon execution of the agreement, and annually thereafter. In addition, the Crystal Term Loan was subject to a one-time commitment fee of $350,000, which was paid upon execution of the agreement. The principal balance was payable at maturity, on February 2, 2023. In August 2018, we borrowed an additional $5.0 million under the Crystal Term Loan. This borrowing is subject to the same terms as the initial borrowing. On September 18, 2019, in connection with entering into the Term Loan, all amounts outstanding under the Crystal Term Loan were repaid. The repayment resulted in a $1.0 million loss on extinguishment of debt for the third quarter of 2019.

Standard Outdoor Promissory Notes

On January 18, 2018, as partial consideration for an asset purchase of 83 billboard structures located in Alabama, as well as the ground leases and advertising contracts relating to such billboard structures, we issued a promissory note with a face value of $6.5 million. The promissory note was recorded net of a discount of $0.9 million, representing the difference between the face value and fair value at issuance. A principal payment of $1.0 million on the promissory note is payable January 1 of each year, beginning with a payment that was made on January 1, 2020 and ending January 1, 2022, with a $3.5 million final principal payment on January 1, 2023. The promissory note has a 5% fixed coupon interest rate and interest is payable quarterly.

On February 20, 2018, as partial consideration for an asset purchase of 86 billboard structures located in Georgia and Florida, as well as the ground leases and advertising contracts relating to such billboard structures, we issued a promissory note with a face value of $3.5 million. The promissory note was recorded net of a discount of $0.3 million, representing the difference between the face value and fair value at issuance. A principal payment of $0.9 million on the promissory note was paid on March 1, 2019, with the remaining principal paid down monthly through March 1, 2022. The promissory note has a 5% fixed coupon interest rate and interest is payable monthly after March 1, 2019.

Distribution Agreements

For a description of our material distribution agreements, see “Business-Distribution and Supply Agreements” in Item 1. Business of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2020.

Master Settlement Agreement

On November 23, 1998, the major U.S. cigarette manufacturers, Philip Morris USA, Inc., Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, entered into the MSA with attorneys general representing states that agreed to settle certain recovery actions (the “Settling States”). In order to be in compliance with the MSA and subsequent states’ statutes, Turning Point was required to fund an escrow account with each of the Settling States based on the number of cigarettes or cigarette equivalents (which is measured by pounds of MYO cigarette smoking tobacco) sold in such state. Funding of the escrow deposit by Turning Point in 2018 was less than $0.1 million in respect of sales of smoking products in 2017. Turning Point estimates the total deposits relating to 2018 sales will be less than $0.1 million. Under current MSA legislation, Turning Point will not be required to make escrow deposits after making deposits for 2017 sales as its last remaining product line subject to MSA legislation, MYO cigarette smoking tobacco, was discontinued in the third quarter of 2017. Each year’s deposit will be released from escrow after 25 years. Turning Point is scheduled to begin receiving payments as its escrow deposits are released from escrow beginning in 2024.

The following table summarizes Turning Point’s escrow deposit balances by sales year as of:

(Dollar amounts in thousands)	Deposits as of December 31,
Sales Year	2019	2018
1999	$211	$211
2000	1,017	1,017
2001	1,673	1,673
2002	2,271	2,271
2003	4,249	4,249
2004	3,714	3,714
2005	4,553	4,552
2006	3,847	3,847
2007	4,167	4,167
2008	3,364	3,364
2009	1,619	1,619
2010	406	406
2011	193	193
2012	199	199
2013	173	173
2014	143	143
2015	101	101
2016	91	91
2017	83	83
Total	$32,074	$32,073

Off-balance Sheet Arrangements

During 2019, Turning Point did not execute any forward contracts. During 2018, Turning Point executed various forward contracts, none of which met hedge accounting requirements, for the purchase of €14.5 million with maturity dates ranging from March 2018 to January 2019. At December 31, 2019 and 2018, Turning Point had forward contracts for the purchase of €0.0 million and €1.5 million, respectively. Turning Point had swap contracts for a total notional amount of $70 million at December 31, 2019 and 2018. The fair values of the swap contracts are based upon quoted market prices and resulted in a liability of $2.5 million and $0.9 million, respectively, as of December 31, 2019 and 2018, which is included in other long-term liabilities in the consolidated balance sheets.

Inflation

We believe that any effect of inflation at current levels will be minimal. Historically, Turning Point has been able to increase prices at a rate equal to or greater than that of inflation and believes it will continue to be able to do so for the foreseeable future. In addition, Turning Point has been able to maintain a relatively stable, variable cost structure for its products due, in part, to its successful procurement with regard to its tobacco products and, in part, to its existing contractual agreement for the purchase of its premium cigarette papers.

Item 8.	Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Standard Diversified Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Standard Diversified Inc. and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of (loss) income, comprehensive (loss) income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and Schedule I (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Insurance Segment Disposal
As discussed in Note 3 to the consolidated financial statements, on February 13, 2020 the Company completed the disposition of its insurance segment (Maidstone Insurance Company) by transferring control of Maidstone Insurance Company’s net assets to the New York State Liquidation Bureau. The operating results of Maidstone Insurance Company have been retrospectively reclassified and presented as discontinued operations as of and for the years ended December 31, 2019 and 2018.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2006.

Greensboro, North Carolina
March 16, 2020, except for Note 3 as to which the date is May 12, 2020

Standard Diversified Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands except per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$105,841	$15,611
Trade accounts receivable, net of allowances of $280 in 2019 and $42 in 2018	7,213	2,901
Inventories	70,979	91,237
Other current assets	16,391	15,045
Current assets - discontinued operations	33,948	52,169
Total current assets	234,372	176,963
Property, plant and equipment, net	30,160	27,439
Right of use assets	14,490	-
Deferred financing costs, net	890	870
Goodwill	154,282	145,939
Other intangible assets, net	34,088	36,250
Master Settlement Agreement (MSA) escrow deposits	32,074	30,550
Other assets	10,690	3,932
Total assets	$511,046	$421,943

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,855	$7,440
Accrued liabilities	27,638	23,883
Current portion of long-term debt	16,977	9,431
Current liabilities - discontinued operations	33,301	43,458
Total current liabilities	91,771	84,212
Revolving credit facility	-	26,000
Notes payable and long-term debt	299,569	208,616
Deferred income taxes	1,572	2,291
Postretirement benefits	-	3,096
Lease liabilities	13,262	-
Asset retirement obligations	2,100	2,028
Other long-term liabilities	2,523	971
Total liabilities	410,797	327,214

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; authorized shares 50,000,000; -0- issued and outstanding shares	-	-
Class A common stock, $0.01 par value; authorized shares, 300,000,000; 9,012,515 issued and 8,931,332 outstanding at December 31, 2019 and 9,156,293 issued and 9,052,801 outstanding at December 31, 2018	90	91
Class B common stock, $0.01 par value; authorized shares, 30,000,000; 7,701,975 and 7,801,995 issued and outstanding at December 31, 2019 and 2018, respectively; convertible into Class A shares on a one-for-one basis	77	78
Additional paid-in capital	84,862	81,261
Class A treasury stock, 81,183 and 103,492 common shares at cost as of December 31, 2019 and 2018, respectively	(1,103)	(1,440)
Accumulated other comprehensive loss	(1,722)	(1,683)
Accumulated deficit	(35,236)	(24,613)
Total stockholders’ equity	46,968	53,694
Noncontrolling interests	53,281	41,035
Total equity	100,249	94,729
Total liabilities and equity	$511,046	$421,943

The accompanying notes are an integral part of the consolidated financial statements.

Standard Diversified Inc. and Subsidiaries
Consolidated Statements of (Loss) Income
(dollars in thousands except share data and per share data)

	Year Ended December 31,
	2019	2018
Revenues:
Net sales	$364,807	$335,128
Operating costs and expenses:
Cost of sales	227,787	192,336
Selling, general and administrative expenses	115,692	99,479
Total operating costs and expenses	343,479	291,815
Operating income	21,328	43,313
Interest expense, net	20,194	17,237
Interest and investment income	(2,749)	(736)
Loss on extinguishment of debt	2,267	2,384
Net periodic benefit (income) expense, excluding service cost	(4,961)	131
Income before income taxes	6,577	24,297
Income tax expense	2,044	6,285
Net income from continuing operations	4,533	18,012
Net income attributable to noncontrolling interests	(6,844)	(12,436)
Net (loss) income from continuing operations attributable to Standard Diversified Inc.	(2,311)	5,576
Net loss from discontinued operations, net of tax	(8,312)	(3,195)
Net (loss) income attributable to Standard Diversified Inc.	$(10,623)	$2,381

Net (loss) income from continuing operations attributable to SDI per Class A and Class B Common Share – Basic	$(0.14)	$0.33
Net (loss) income from continuing operations attributable to SDI per Class A and Class B Common Share – Diluted	$(0.15)	$0.32

Net loss from discontinued operations per Class A and Class B Common Share – Basic	$(0.49)	$(0.19)
Net loss from discontinued operations per Class A and Class B Common Share – Diluted	$(0.49)	$(0.19)

Net (loss) income attributable to SDI per Class A and Class B Common Share – Basic	$(0.63)	$0.14
Net (loss) income attributable to SDI per Class A and Class B Common Share – Diluted	$(0.64)	$0.13

Weighted Average Class A and Class B Common Shares Outstanding – Basic	16,798,066	16,697,542
Weighted Average Class A and Class B Common Shares Outstanding – Diluted	16,798,066	16,747,585

 The accompanying notes are an integral part of the consolidated financial statements.

Standard Diversified Inc. and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income
(dollars in thousands)

	Year Ended December 31,
	2019	2018

Net income from continuing operations	$4,533	$18,012

Other comprehensive (loss) income:
Amortization of unrealized pension and postretirement losses, net of tax of $136 and $435, for the years ended December 31, 2019 and 2018, respectively	(1,150)	1,361
Unrealized gain (loss) on investments, net of tax of $505 and $31, for the years ended December 31, 2019 and 2018, respectively	1,754	(607)
Unrealized loss on interest rate swaps, net of tax of $377 and $204, for the years ended December 31, 2019 and 2018, respectively	(1,261)	(682)
Other comprehensive (loss) income	(657)	72
Comprehensive income	3,876	18,084
Amounts attributable to noncontrolling interests	(6,226)	(12,645)
Net loss from discontinued operations	(8,312)	(3,195)
Comprehensive (loss) income attributable to Standard Diversified Inc.	$(10,662)	$2,244

 The accompanying notes are an integral part of the consolidated financial statements.

Standard Diversified Inc. and Subsidiaries
Consolidated Statements of Equity
(dollars in thousands)

	Standard Diversified Inc. Shareholders
	Class A Common Shares		Class B Common Shares		Class A Treasury Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total

	Shares	Amount	Shares	Amount	Shares	Amount
Balance December 31, 2017	8,348,373	$83	8,041,525	$81	-	$-	$70,813	$(1,558)	$(26,982)	$26,004	$68,441
Vesting of SDI restricted stock	50,756	-	-	-	-	-	(334)	-	-	-	(334)
Conversion of Class B common stock into Class A common stock	239,530	3	(239,530)	(3)	-	-	-	-	-	-	-
Issuance of Class A common stock in asset purchase	22,727	-	-	-	-	-	250	-	-	-	250
Issuance of Class A common stock under ATM, net of issuance costs	313,082	3	-	-	-	-	4,827	-	-	-	4,830
Issuance of Class A common stock in private placement, net of issuance costs	181,825	3	-	-	-	-	1,978	-	-	-	1,981
Repurchase of SDI common shares	-	-	-	-	(103,492)	(1,440)	-	-	-	-	(1,440)
Unrecognized pension and postretirement cost adjustment, net of tax of $435	-	-	-	-	-	-	-	687	-	674	1,361
Unrealized loss on investments, net of tax of $31	-	-	-	-	-	-	-	(479)	-	(128)	(607)
Unrealized loss on interest rate swaps, net of tax of $204	-	-	-	-	-	-	-	(345)	-	(337)	(682)
SDI stock-based compensation	-	-	-	-	-	-	893	-	-	-	893
Impact of Turning Point equity transactions on APIC and NCI	-	-	-	-	-	-	2,833	-	-	3,995	6,828
Impact of adoption of ASU 2018-02	-	-	-	-	-	-	-	12	(12)	-	-
Turning Point dividend paid to noncontrolling interests	-	-	-	-	-	-	-	-	-	(1,609)	(1,609)
Net income	-	-	-	-	-	-	-	-	2,381	12,436	14,817
Balance December 31, 2018	9,156,293	$92	7,801,995	$78	(103,492)	$(1,440)	$81,260	$(1,683)	$(24,613)	$41,035	$94,729
Vesting of SDI restricted stock, net	49,002	-	-	-	-	-	(452)	-	-	-	(452)
Conversion of Class B common stock into Class A common stock	100,020	-	(100,020)	(1)	-	-	-	-	-	-	(1)
Unrecognized pension and postretirement cost adjustment, net of tax of $136	-	-	-	-	-	-	-	(576)	-	(574)	(1,150)
Unrealized gain on investments, net of tax of $505	-	-	-	-	-	-	-	1,169	-	585	1,754
Unrealized loss on interest rate swaps, net of tax of $377	-	-	-	-	-	-	-	(632)	-	(629)	(1,261)
SDI stock-based compensation	-	-	-	-	-	-	711	-	-	-	711
Impact of Turning Point equity transactions on APIC and NCI	-	-	-	-	-	-	7,180	-	-	7,827	15,007
Turning Point dividend payable to noncontrolling interests	-	-	-	-	-	-	-	-	-	(1,807)	(1,807)
Share repurchases	-	-	-	-	(270,491)	(3,501)	-	-	-	-	(3,501)
Retirement of treasury stock	(292,800)	(2)	-	-	292,800	3,838	(3,837)	-	-	-	(1)
Net (loss) income	-	-	-	-	-	-	-	-	(10,623)	6,844	(3,779)
Balance December 31, 2019	9,012,515	$90	7,701,975	$77	(81,183)	$(1,103)	$84,862	$(1,722)	$(35,236)	$53,281	$100,249

 The accompanying notes are an integral part of the consolidated financial statements.

Standard Diversified Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income from continuing operations	$4,533	$18,012
Net loss from discontinued operations	(8,312)	(3,195)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	2,267	2,384
Loss on disposal of property, plant and equipment	7	-
Depreciation expense	3,881	3,166
Amortization of deferred financing costs and debt discount	4,834	1,433
Amortization of other intangible assets	1,743	1,256
Deferred income taxes	(4,219)	2,565
Stock-based compensation expense	4,340	2,155
Turning Point impairment loss	301	-
Turning Point non-cash lease expense	357	-
Turning Point gain on postretirement plan termination	(4,915)	-
Turning Point gain on CASH investment	(2,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,403)	548
Inventories	21,036	(20,650)
Other current assets	(1,083)	(4,687)
Other assets	(2,864)	61
Accounts payable	6,551	2,752
Accrued postretirement liabilities	(168)	(97)
Accrued liabilities and other	796	(423)
Net cash provided by operating activities of continuing operations	31,994	8,475
Net cash used in operating activities of discontinued operations	(10,834)	(8,365)
Net cash provided by operating activities	21,160	110

Cash flows from investing activities:
Acquisitions, net of cash acquired	(8,324)	(39,038)
Capital expenditures	(4,830)	(2,481)
Payments for investments	(1,421)	(2,000)
Restricted cash, MSA escrow deposits	29,718	(1,241)
Proceeds from sale of property, plant, and equipment	123	-
Issuance of note receivable	-	(6,500)
Repayment of note receivable	-	6,500
Net cash provided by (used in) investing activities from continuing operations	15,266	(44,760)
Net cash provided by investing activities of discontinued operations	11,870	13,955
Net cash provided by (used in) investing activities	27,136	(30,805)

Standard Diversified Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from financing activities:
Payments of 2018 first lien term loan	(8,000)	(6,000)
(Payments of) proceeds from 2018 second lien term loan	(40,000)	40,000
(Payments of) proceeds from 2018 revolving credit facility	(26,000)	26,000
Payments of Standard Outdoor promissory note	(1,502)	-
(Payments of) proceeds from Crystal term loan	(15,000)	14,039
Proceeds from GACP term loan	25,000	-
Proceeds from Convertible Senior Notes	172,500	-
Proceeds from 2018 first lien term loan	-	160,000
(Payments of) proceeds from 2017 second lien term loans, net	-	(55,000)
Payments of financing costs	(8,019)	(3,286)
(Payments of) proceeds from 2017 revolving credit facility, net	-	(8,000)
Payment to terminate acquired capital lease	-	(170)
(Payments of) proceeds from 2017 first lien term loan	-	(140,613)
Turning Point exercise of stock options	738	833
Turning Point payments for call options	(20,528)	-
Turning Point redemption of stock options	(12)	(623)
Turning Point surrender of stock options	(84)	-
Turning Point dividend to noncontrolling interests	(1,759)	(1,137)
Proceeds from issuance of SDI stock	-	6,810
Repurchase of SDI common shares	(4,310)	(631)
Payments of Vapor Beast Note Payable and Vapor Shark loans	-	(2,000)
Proceeds from release of restricted funds	-	1,107
Share repurchase for tax withholdings on vesting of restricted stock	(336)	-
Net cash provided by financing activities	72,688	31,329

Net increase in cash	120,984	634

Cash, beginning of period
Unrestricted	15,611	18,219
Restricted	2,356	4,704
Discontinued operations	5,590	-
Total cash at beginning of period	23,557	22,923

Cash, end of period
Unrestricted	105,841	15,611
Restricted	32,074	2,356
Discontinued operations	6,626	5,590
Total cash at end of period	$144,541	$23,557

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$14,047	$15,664
Cash paid during the period for income taxes, net	$11,332	$3,215

Supplemental schedule of noncash investing activities:
Turning Point investment in General Wireless	$-	$421

Supplemental schedule of noncash financing activities:
SDI shares withheld on restricted stock vesting to cover income taxes	$117	$216
Unsettled SDI share repurchases included in accounts payable	$-	$809
Turning Point dividend to noncontrolling interests declared not paid	$481	$454
Issuance of SDI and Turning Point shares in acquisition	$5,792	$5,792
Issuance of promissory notes in asset purchases	$8,810	$8,810

The accompanying notes are an integral part of the consolidated financial statements.

Standard Diversified Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(dollars in thousands, except where designated and per share data)

Note 1. Organization and Description of Business

The accompanying consolidated financial statements include the results of operations of Standard Diversified Inc. (“SDI”), a holding company, and its consolidated subsidiaries (collectively, the “Company”). SDI (f/k/a Standard Diversified Opportunities Inc., Special Diversified Opportunities Inc., and Strategic Diagnostics Inc.) was incorporated in the State of Delaware in 1990, and, until 2013, engaged in bio-services and industrial bio-detection (collectively, the “Life Sciences Business”). On July 12, 2013, SDI sold substantially all of its rights, title and interest in substantially all of its non-cash assets related to the Life Sciences Business and became a “shell company,” as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

On June 1, 2017, SDI consummated a Contribution and Exchange Transaction (the “Contribution and Exchange”) to acquire a 52.1% controlling interest in Turning Point Brands, Inc. (“Turning Point”). The transaction was accounted for as a recapitalization or reverse acquisition. Turning Point was the accounting acquirer for financial reporting purposes, notwithstanding the legal form of the transaction. As of December 31, 2019, SDI had a 50.0% ownership interest in Turning Point.

On November 18, 2019, the Company announced that it intends to pursue a merger with Turning Point (the “Merger”). Pursuant to the Merger, which would be a statutory merger implemented via Delaware law and which is intended to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, the Company would be merged with and into a wholly owned subsidiary of Turning Point with Turning Point as the survivor of the Merger. Pursuant to the Merger, holders of the Company’s common stock would receive, in return for their Company common stock, shares of the common stock of Turning Point. The details and timing of the proposed merger have not yet been determined, and there can be no assurance that any definitive agreement will be executed or that any transaction will be approved or consummated.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

SDI is a holding company and its consolidated financial statements include Turning Point and its subsidiaries, Pillar General Inc. (“Pillar General”) and its subsidiaries, and Standard Outdoor LLC (“Standard Outdoor”) and its subsidiaries.

Turning Point is also a holding company which owns North Atlantic Trading Company, Inc. (“NATC”), and its subsidiaries and Turning Point Brands, LLC (“TPLLC”), and its subsidiaries and Turning Point Brands (Canada), Inc. (“TPBC”). Except where the context indicates otherwise, references to Turning Point include Turning Point; NATC and its subsidiaries National Tobacco Company, L.P. (“NTC”), National Tobacco Finance, LLC (“NTFLLC”), North Atlantic Operating Company, Inc. (“NAOC”), North Atlantic Cigarette Company, Inc. (“NACC”), and RBJ Sales, Inc. (“RBJ”); and TPLLC and its subsidiaries Intrepid Brands, LLC (“Intrepid”), TPB Beast, LLC (“VaporBeast”), TPB Shark, LLC, and its subsidiaries (collectively, “Vapor Shark”), TPB International, LLC and its subsidiaries (collectively, “IVG”), and Nu-X Ventures LLC (“Nu-X”).

Pillar General, a wholly-owned subsidiary of the Company as of January 2, 2018, owns 100% of Interboro Holdings which is a holding company and includes the accounts of its wholly-owned subsidiaries (collectively, “Interboro”) which consist of Interboro Management, Inc., Maidstone Insurance Company (“Maidstone”), formerly known as AutoOne Insurance Company and AIM Insurance Agency Inc. Maidstone is domiciled in the State of New York and was a property and casualty insurance company which provided automobile insurance. Maidstone was disposed of on February 13, 2020.

Standard Outdoor, a wholly-owned subsidiary of the Company, and its subsidiaries, consists of Standard Outdoor Southeast I LLC, Standard Outdoor Southeast II LLC and Standard Outdoor Southwest LLC. Standard Outdoor is an out-of-home advertising business with billboard structures located in Texas, Alabama, Georgia and Florida.

The consolidated financial statements include the accounts of the Company, its subsidiaries, all of which are wholly owned. All significant intercompany transactions have been eliminated.

Certain prior years’ amounts have been reclassified to conform to the current year’s presentation. The changes did not have an impact on the Company’s consolidated results of operations or cash flows in any of the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates include but are not limited to those affecting the valuation of goodwill and other intangible assets, the adequacy of the Company’s insurance reserves, assumptions used in determining pension and postretirement benefit obligations, deferred income tax valuation allowances and the valuation of inventory, including reserves. Actual results could differ from those estimates.

Noncontrolling Interests

These consolidated financial statements reflect the application of Accounting Standards Codification (“ASC”) Topic 810, Consolidations, which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net (loss) income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of (loss) income; and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

SDI acquired a 52.1% interest in Turning Point on June 1, 2017 through the Contribution and Exchange. Amounts pertaining to the noncontrolling ownership interest held by third parties in the financial position and operating results of the Company are reported as noncontrolling interests in the accompanying consolidated financial statements.

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP, on January 1, 2018.

Turning Point

Turning Point recognizes revenues, which includes excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns and sales incentives, upon delivery of goods to the customer-at which time Turning Point’s performance obligation is satisfied-at an amount that Turning Point expects to be entitled to in exchange for those goods in accordance with the five-step analysis outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. Turning Point excludes from the transaction price, sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on smokeless tobacco, cigars, or vaping products billed to customers).

Turning Point records an allowance for sales returns, based principally on historical volume and return rates, which is included in accrued liabilities on the consolidated balance sheets. Turning Point records sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction in revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of the period) based principally on historical volume and utilization rates. Expected payments for sales incentives are included in accrued liabilities on the consolidated balance sheets.

A further requirement of ASU 2014-09 is for entities to disaggregate revenue recognized from contracts with customers into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Turning Point management views business performance through segments that closely resemble the performance of major product lines. Thus, the primary and most useful disaggregation of Turning Point’s contract revenue for decision making purposes is the disaggregation by segment which can be found in Note 23, “Segment Information.” An additional disaggregation of contract revenue by sales channel can be found within Note 23 as well.

Standard Outdoor

The Company’s out-of-home advertising revenues are primarily derived from providing advertising space to customers on its physical billboards or other outdoor structures. Standard Outdoor generally (i) owns the physical structures on which it displays advertising copy for customers, (ii) holds the legal permits to display advertising thereon, and (iii) leases the underlying sites. As of January 1, 2019, billboard display revenues are recognized under ASC 842, the lease accounting standard, as rental income on a straight-line basis over the customer lease term.

Shipping Costs

The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were approximately $18.1 million and $15.1 million for the years ended December 31, 2019 and 2018, respectively.

Research and Development and Quality Assurance Costs

Research and development and quality assurance costs are expensed as incurred. These expenses, classified as selling, general and administrative expenses, were approximately $2.5 million for the years ended December 31, 2019 and 2018.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Inventories

Cost is determined using the last-in, first-out (“LIFO”) method for approximately 49.4% of the inventories and first-in, first-out (“FIFO”) for the remaining inventories as of December 31, 2019. Inventories that are measured using the LIFO method are stated at the lower of cost or market. Inventories that are measured using the FIFO method are stated at the lower of cost or net realizable value. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the assets or the life of the leases for leasehold improvements (4 to 7 years for machinery, equipment and furniture, 10 to 15 years for leasehold improvements, 15 years for billboards and up to 15 years for buildings and building improvements). Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and improvements are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved. Any resulting gain or loss is reflected in operations during the period of disposition.

Long-lived assets are reviewed for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets

The Company follows the provisions of ASC 350, Intangibles - Goodwill and Other in accounting for goodwill and other intangible assets. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually on December 31, or more frequently if certain indicators are present, in accordance with ASC 350-20-35 and ASC 350-30-35, respectively. If the carrying value of a reporting unit including goodwill exceeds its fair value, which is determined using the discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the fair value of the reporting unit, but is limited to the total goodwill allocated to the reporting unit. If the carrying value of an indefinite-life intangible asset exceeds its fair value, which is determined using discontinued cash flows or relief-from-royalty, the intangible asset is considered impaired and is reduced to fair value. For goodwill, the determination of a reporting unit’s fair value involves, among other things, the Company’s market capitalization and application of the income approach, which includes developing forecasts of future cash flows and determining an appropriate discount rate.

Based on Turning Point’s annual goodwill impairment testing, the estimated fair values of each of its reporting units were in excess of the respective carrying values at December 31, 2019. Turning Point had no such impairment of goodwill or other intangible assets during the year ended December 31, 2019. However, there could be an impairment of the goodwill of Turning Point’s NewGen reporting unit if future revenues do not achieve the expected future cash flows or if macroeconomic conditions result in a future increase in the weighted average cost of capital used to estimate fair value. See Note 11, “Goodwill and Other Intangible Assets” for further details regarding the Company’s goodwill and other intangible assets as of December 31, 2019.

Fair Value

GAAP establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy under GAAP are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2 - Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs derived principally from or corroborated by observable market data by correlation or other means.
Level 3 - Unobservable inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Derivative Instruments

Foreign Currency Forward Contracts: Turning Point enters into foreign currency forward contracts to hedge a portion of its exposure to changes in foreign currency exchange rates on inventory purchase commitments. The Company accounts for its forward contracts under the provisions of ASC 815, Derivatives and Hedging. Under Turning Point’s policy, the Turning Point may hedge up to 100% of its anticipated purchases of inventory in the denominated invoice currency over a forward period not to exceed twelve months. The Company may also, from time to time, hedge up to ninety percent of its non-inventory purchases in the denominated invoice currency. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive (loss) income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these forward contracts are transferred from other comprehensive (loss) income into net income as the related inventories are received. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Interest Rate Swap Agreements: Turning Point enters into interest rate swap contracts to manage interest rate risk and reduce the volatility of future cash flows. Turning Point accounts for its interest rate swap contracts under the provisions of ASC 815, Derivatives and Hedging. Swap contracts that qualify as hedges are adjusted to their fair value through other comprehensive (loss) income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these swap contracts are transferred from other comprehensive (loss) income into net income upon settlement of the derivative position or at maturity of the interest rate swap contract. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Retirement Plans

The Company follows the provisions of ASC 715, Compensation - Retirement Benefits in accounting for its retirement plans, which requires an employer to (i) recognize in its statement of financial position the funded status of a benefit plan, measured as the difference between the fair value of plan assets and benefit obligations; (ii) recognize, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost; and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position.

Deferred Financing Costs

Deferred financing costs are amortized over the terms of the related debt obligations using the effective interest method. Unamortized amounts are expensed upon extinguishment of the related borrowings. Deferred financing costs are presented as a direct deduction from the carrying amount of that debt liability except for deferred financing costs relating to Turning Point’s revolving credit facility, which are presented as an asset.

Advertising and Promotion

Advertising and promotion costs, including point of sale materials, are expensed as incurred and amounted to $12.0 million and $5.6 million for the years ended December 31, 2019 and 2018, respectively.

Risks and Uncertainties

Manufacturers and sellers of tobacco products are subject to regulation at the federal, state, and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The tobacco industry is likely to continue to be heavily regulated. There can be no assurance as to the ultimate content, timing, or effect of any regulation of tobacco products by any federal, state, or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. Recently, several state governors have reacted to perceived issues around nicotine vapor products by unilaterally, without regard to the legislative process, proclaiming bans on vapor products, particularly those that are flavored. Many of these executive actions have been challenged and temporarily restrained, but no assurance can be given that such state or local flavor bans will not be enacted or ultimately upheld. Depending on the number and location of such bans, such executive actions and legislation could have a material adverse effect on Turning Point’s financial position, results of operations or cash flows. Food and Drug Administration (“FDA”) continues to consider various restrictive regulations around Turning Point’s products, including targeted flavor bans; however, the details, timing, and ultimate implementation of such measures remain unclear.

The tobacco industry has experienced, and is experiencing, significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. Typically, such claims assert that use of smokeless products is addictive and causes oral cancer. Additionally, several lawsuits have been brought against manufacturers and distributors of NewGen products due to malfunctioning devices. There can be no assurance Turning Point will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on Turning Point’s financial position, results of operations, or cash flows.

Master Settlement Agreement: Forty-six states, certain U.S. territories, and the District of Columbia are parties to the Master Settlement Agreement (“MSA”) and the Smokeless Tobacco Master Settlement Agreement (“STMSA”). To Turning Point’s knowledge, signatories to the MSA include 49 cigarette manufacturers and/or distributors. The only signatory to the STMSA is US Smokeless Tobacco Company. In Turning Point’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable, and injunctive relief against certain tobacco products manufacturers and others and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include MYO cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding, and maintaining an escrow account, with sub-accounts on behalf of each settling state. The STMSA has no similar provisions. The MSA escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding, and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies who are not signatories to the MSA to deposit, on an annual basis, into qualified banks, escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of MYO tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against Turning Point. Either option - becoming an MSA signatory or establishing an escrow account - is permissible.

Turning Point chose to open and fund an MSA escrow account as its means of compliance. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position, and cash flows of Turning Point.

Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes that are selling into MSA states without signing the MSA or who have failed to properly establish and fund a qualifying escrow account. To the best of Turning Point’s knowledge, no such statute has been enacted which could inadvertently and negatively impact Turning Point, which has been, and is currently, fully compliant with all applicable laws, regulations, and statutes. However, there can be no assurance that the enactment of any such complementary legislation in the future will not have a material adverse effect on the results of operations, financial position, or cash flows of Turning Point.

Pursuant to the MSA escrow account statutes, in order to be compliant with the MSA escrow requirements, companies selling products covered by the MSA are required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year. At December 31, 2019, Turning Point had on deposit approximately $32.1 million, the fair value of which was approximately $32.1 million. Inputs to the valuation methodology of the MSA escrow deposits when funds are invested include unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date. During 2019 no monies were deposited into this qualifying escrow account. The investment vehicles available to Turning Point are specified in the state escrow agreements and are limited to low-risk government securities.

Effective April 1, 2009, the federal excise tax on MYO products was increased from $1.0969 per pound to $24.78 per pound of tobacco. With this significant increase in the federal excise tax, Turning Point discontinued its generic category of MYO. Turning Point’s Zig-Zag branded MYO cigarette smoking tobacco line was discontinued in the third quarter of 2017. Thus, pending a change in MSA legislation, Turning Point has no remaining product lines covered by the MSA and will not be required to make future escrow deposits.

Turning Point has chosen to invest a portion of the MSA escrow, from time to time, in U.S. Government securities including TIPS, Treasury Notes, and Treasury Bonds. These investments are classified as available-for-sale and carried at fair value. Realized losses are prohibited under the MSA; thus, any investment in an unrealized loss position will be held until the value is recovered, or until maturity. The following shows the fair value of the MSA escrow account:

	December 31,
	2019	2018
(In thousands)	Cost and Estimated Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash and cash equivalents	$32,074	$2,361	$-	$-	$2,361
Fair value level 2: U.S. Governmental agency obligations (unrealized gain position < 12 months)	-	1,193	9	-	1,202
Fair value level 2: U.S. Governmental agency obligations (unrealized loss position < 12 months)	-	1,000	-	(3)	997
Fair value level 2: U.S. Governmental agency obligations (unrealized loss position > 12 months)	-	27,519	-	(1,529)	25,990
Total	$32,074	$32,073	$9	$(1,532)	$30,550

Fair value for the U.S. Governmental agency obligations are Level 2. The following schedule shows the maturities of the U.S. Governmental agency obligations as of:

(In thousands)	December 31, 2018
Less than one year	$1,499
One to five years	13,591
Five to ten years	11,152
Greater than ten years	3,470
Total	$29,712

The following shows the amount of deposits by sales year for the MSA escrow account:

(Dollar amounts in thousands)	Deposits as of December 31,
Sales Year	2019	2018
1999	$211	$211
2000	1,017	1,017
2001	1,673	1,673
2002	2,271	2,271
2003	4,249	4,249
2004	3,714	3,714
2005	4,553	4,552
2006	3,847	3,847
2007	4,167	4,167
2008	3,364	3,364
2009	1,619	1,619
2010	406	406
2011	193	193
2012	199	199
2013	173	173
2014	143	143
2015	101	101
2016	91	91
2017	83	83
Total	$32,074	$32,073

Federal Excise Taxes: Tobacco products, cigarette papers, and cigarette tubes are subject to federal excise taxes. The following table outlines the federal excise tax rate by product category effective as of April 1, 2009:

Product Category	Cigarette and Tobacco Rates effective April 1, 2019
Cigarettes	$1.0066 per pack
Large Cigars	52.75% of manufacturer’s price; cap of $0.4026 per cigar
Little Cigars	$1.0066 per pack
Pip Tobacco (including Shisha)	$2.8311 per pound
Chewing Tobacco	$0.5033 per pound
Snuff	$1.51 per pound
RYO/MYO and Cigar Wrappers	$24.78 per pound
Cigarette Papers	$0.0315 per 50 papers
Cigarette Tubes	$0.063 per 50 tubes

Any future enactment of increases in federal excise taxes on Turning Point’s products could have a material adverse effect on the results of operations or financial condition of the Company. The Company is unable to predict the likelihood of passage of future increases in federal excise taxes. As of December 31, 2019, federal excise taxes are not assessed on e-cigarettes and related products.

As of December 31, 2019, nearly half of the states and certain localities impose excise taxes on electronic cigarettes and/or liquid vapor. In addition, there are several local taxing jurisdictions with an excise tax on e-cigarettes. Several states have also implemented additional measures on e-cigarettes, such as licensing requirements.

Food and Drug Administration: On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”) authorized the FDA to immediately regulate the manufacture, sale, and marketing of four categories of tobacco products - cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco. On August 8, 2016, the FDA deeming regulation became effective. The deeming regulation gave the FDA the authority to additionally regulate cigars, pipe tobacco, e-cigarettes, vaporizers, and e-liquids as “deemed” tobacco products under the FSPTCA.

The FDA assesses tobacco product user fees on six classes of regulated tobacco products and computes user fees using a methodology similar to the methodology used by the U.S Department of Agriculture to compute the Tobacco Transition Payment Program (“TTPP,” also known as the “Tobacco Buyout”) assessment. First, the total, annual, congressionally established user fee assessment is allocated among the various classes of tobacco products using the federal excise tax weighted market share of tobacco products subject to regulation. Then, the assessment for each class of tobacco products is divided among individual manufacturers and importers.

In August 2016, the FDA’s regulatory authority under the Tobacco Control Act (the “TCA”) was extended to all tobacco products not previously covered, including: (i) certain NewGen products (such as electronic cigarettes, vaporizers and e-liquids) and their components or parts (such as tanks, coils and batteries); (ii) cigars and their components or parts (such as cigar tobacco); (iii) pipe tobacco; (iv) hookah products; and (v) any other tobacco product “newly deemed” by the FDA. These “deeming regulations” apply to all products made or derived from tobacco intended for human consumption, but excluding accessories of tobacco products (such as lighters). Accordingly, the FDA has since regulated Turning Point’s pipe tobacco, cigar, and cigar wrap products as well as its vapor products containing tobacco-derived nicotine and products intended or reasonably expected to be used to consume such e-liquids.

Under the deeming regulations, the FDA has responsibility for conducting premarket review of “new tobacco products”-defined as those products not commercially marketed in the United States as of February 15, 2007. There are three pathways for obtaining premarket authorization, including submission of a premarket tobacco product application (“PMTA”).

When the FDA initially issued the deeming regulations, it recognized that many products in the deemed categories that were already on the market qualified as “new tobacco products” and lacked a marketing order. In August 2017, the FDA issued a compliance policy (the “August 2017 Guidance”) that allowed new tobacco products to remain on the market without an FDA authorization until specified deadlines had passed. Under the August 2017 Guidance, compliance dates vary depending upon the type of application submitted, but all newly-deemed products require an application no later than August 8, 2021, for “combustible” products (e.g. cigar and pipe), and August 8, 2022, for “non-combustible” products (e.g. vapor products) with the exception of “grandfathered” products (products in commerce as of February 15, 2007) which are already authorized.

On March 27, 2018, several public health organizations filed a lawsuit (the “Maryland Lawsuit”) challenging the August 2017 Guidance. The plaintiffs asserted, among other arguments, that the modification to the deeming regulations included in the August 2017 Guidance conflicts with the TCA and exceeds FDA’s statutory authority. The plaintiffs also expressed concern that the August 2017 Guidance allows vapor products to remain marketed for a significant period of time without required premarket review.

The court found in favor of the plaintiffs in May 2019 and vacated the August 2017 Guidance. On July 12, 2019, the court issued its remedy order (the “Remedy Order”). Specifically, the court ordered that: (1) for all deemed new tobacco products, marketers must file applications within 10 months of the Remedy Order to continue marketing such products; (2) such a product may remain on the market pending FDA review of a timely filed application for a period not to exceed one year from the date of the application’s submission; (3) in its discretion, the FDA may enforce the premarket review requirements against such products for which marketers do not file applications within 10 months; and (4) the FDA will have the ability to exempt deemed new tobacco products from these application submission requirements for good cause, on a case-by-case basis. On October 24, 2019, FDA filed a Notice of Appeal from the Remedy Order and other actions adverse to FDA. The court-ordered modification to the compliance policy remains subject to change as a result of potential appeals or litigation brought or pending in other venues.

Currently, the deadline to submit an application and to continue marketing a deemed new product remains May 12, 2020. In January, the FDA indicated it intended to maintain this deadline irrespective of the outcome of the pending appeal in the Maryland Lawsuit.

On September 11, 2019, President Donald Trump and the Department of Health and Human Services Secretary, Alex Azar, indicated FDA would adopt a regulatory policy restricting all flavors in vapor products. In January 2020, FDA issued a Guidance document (the “January 2020 Guidance”) that stated it would be prioritizing enforcement of several categories of electronic nicotine delivery system (“ENDS”) products: (1) flavored, cartridge-based ENDS products (other than tobacco- or menthol-flavored ENDS products; (2) ENDS products for which the manufacturer has failed to take (or is failing to take) adequate measures to prevent minors’ access; (3) ENDS products targeted to minors or whose marketing is likely to promote the use of ENDS by minors; and (4) ENDS products offered for sale after May 12, 2020, for which the manufacturer has not submitted a premarket application. The policy outlined several factors the agency would consider in its enforcement of flavored cigars going forward but did not restrict those products as it had considered in the March 2019 Guidance proposal. The agency’s policy on these and other regulated products may change or expand over time in ways not yet known; however, such a policy could significantly impact Turning Point’s products and its plans for PMTA filings.

As a result of the Remedy Order and subsequent January 2020 Guidance, Turning Point would not be permitted to continue marketing its existing line of vapor products that the FDA regulates as tobacco products past May 12, 2020, unless Turning Point files an application for each such product by that date. Turning Point expects to be able to make appropriate PMTA applications by the deadlines and to supplement and complete the applications within FDA’s discretionary timeline. A successful PMTA must demonstrate that the subject product is “appropriate for the protection of public health,” taking into account the effect of the marketing of the product on all sub-populations. On September 25, 2019, FDA published a proposed rule outlining certain required elements of PMTA filings. This rule is not yet final, and its requirements may shift before being finalized. Turning Point believes it has products that meet the requisite standard and that Turning Point will be able to efficiently produce satisfactory PMTA filings. However, there is no assurance that the FDA’s guidance or ultimate regulation will not change, the Remedy Order will not be altered or that unforeseen circumstances will not arise that prevent Turning Point from filing applications or otherwise increase the amount of time and money Turning Point is required to spend to successfully file all necessary PMTAs. Even if Turning Point successfully files all of its PMTAs in a timely manner, no assurance can be given that the applications will ultimately be successful. Given the shorter time frame mandated by the Remedy Order, which if not amended or successfully appealed, may result in the prioritization of meeting requisite deadlines by selecting high priority SKUs in Turning Point’s inventory position, and future revenues may be adversely impacted.

In addition, Turning Point currently distributes many third-party manufactured vapor products for which Turning Point will be completely dependent on the manufacturer complying with the premarket filing requirements. There can be no assurances that some products that we currently distribute will be able to be sold to end consumers after May 2020. While Turning Point will take measures to pursue regulatory compliance for its own privately-branded or proprietary vape products that compete with these third-party products, there is no assurance that such proprietary products would be as successful in the marketplace or can fully displace third-party products that are currently being distributed by Turning Point, which could adversely affect the Company’s results of operations and liquidity.

Consumer Product Safety Commission (“CPSC”): On July 26, 2016, the CPSC began requiring that e-liquid containers be packaged in child-resistant packaging, as outlined in the Poison Prevention Packaging Act. Turning Point may not able to predict whether additional packaging requirements will be necessary for its e-liquid products in the future.

Stock-Based Compensation

The Company measures stock-based compensation costs related to its stock options on the fair value based method under the provisions of ASC 718, Compensation - Stock Compensation. The fair value based method requires compensation cost for stock options to be recognized over the requisite service period based on the fair value of stock options granted. The Company determined the fair value of these awards using the Black-Scholes option pricing model.

Additionally, Turning Point grants performance-based restricted stock units (“PRSU”) subject to both performance-based and service-based vesting conditions. The fair value of each PRSU is Turning Point’s stock price on the date of grant. For purposes of recognizing compensation expense as services are rendered in accordance with ASC 718, Turning Point assumes all employees involved in the PRSU grant will provide service through the end of the performance period. Stock compensation expense is recorded based on the probability of achievement of the performance conditions specified in the PRSU grant.

Asset Retirement Obligations

The Company records obligations associated with the retirement of tangible long-lived assets, such as advertising structures, in the period in which the assets are acquired. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized costs is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement and removal of the structure, and site reclamation on leased properties. The Company’s management determined a minimum estimated cost to be incurred per billboard structure based on historical experience with respect to the dismantling of the structures and the reclamation of the sites. The Company will continue to assess the adequacy of this liability on a regular basis.

Income tax policy

The Company records the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company assesses its ability to realize future benefits of deferred tax assets by determining if they meet the “more likely than not” criteria in ASC 740, Income Taxes. If the Company determines that future benefits do not meet the “more likely than not” criteria, a valuation allowance is recorded.

Deferred income taxes are recorded for temporary differences in reporting certain transactions for financial statement and income tax purposes, principally net operating losses. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the financial statements and the tax basis of the Company’s assets and liabilities.

Concentrations of Credit Risk

At December 31, 2019 and 2018, the Company had bank deposits, including MSA escrow accounts, in excess of federally insured limits of approximately $134.3 million and $15.4 million, respectively. During 2019 and 2018, Turning Point invested a portion of the MSA escrow accounts in U.S. Government securities including TIPS, Treasury Notes, and Treasury Bonds.

The Company sells its products to distributors, retail establishments, and consumers throughout the United States and also sells Zig-Zag® premium cigarette papers in Canada and some smaller quantities in other countries. The Company had no customers that accounted for more than 10% of net sales for 2019 or 2018. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, the Company has not experienced significant credit losses.

Accounts Receivable

Accounts receivable are recognized at their net realizable value. All accounts receivable are trade related, recorded at the invoiced amount, and do not bear interest. The Company maintains allowances for doubtful accounts receivable for estimated uncollectible invoices resulting from a customer’s inability to pay (bankruptcy, out of business, etc., i.e. “bad debt” which results in write-offs). The activity of allowance for doubtful accounts was as follows:

	For the Year Ended December 31,
(In thousands)	2019	2018
Balance at beginning of period	$42	$17
Additions to allowance account during period	238	25
Deductions of allowance account during period	-	-
Balance at end of period	$280	$42

Recent Accounting Pronouncements Adopted

Effective January 1, 2019, the Company adopted ASU No. 2016-02, “Leases.” This ASU requires substantially all leases be recorded on the balance sheet as right of use assets and lease obligations. The Company adopted the ASU using a modified retrospective adoption method at January 1, 2019, as outlined in ASU No. 2018-11, “Leases - Targeted Improvements.” Under this method of adoption, there is no impact to the comparative consolidated statement of (loss) income and consolidated balance sheet. The Company determined that there was no cumulative-effect adjustment to beginning retained earnings on the consolidated balance sheet. The Company will continue to report periods prior to January 1, 2019 in its financial statements under prior guidance as outlined in ASC Topic 840, “Leases”. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed carry forward of historical lease classifications. Adoption of this standard did not materially impact the Company’s income before income taxes or the statement of cash flows. See Note 15, “Lease Commitments” for further details.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. The ASU replaces the current incurred loss impairment methodology with a methodology to reflect current expected credit losses and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The ASU is effective for the Company beginning in the first quarter of 2020. The Company does not expect the ASU to have a significant impact to the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies certain disclosure requirements on fair value measurements in ASC 820. This ASU is effective for interim and annual periods beginning after December 15, 2019 and early adoption is permitted. The new standard will become effective for the Company beginning with the first quarter 2020 and will not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of the Company’s fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on the financial statements and related disclosures, as well as the timing of adoption.

Note 3. Discontinued Operations

As of February 13, 2020, as a result of the approval of the Order of Liquidation, the control and net assets of Maidstone vested with the NYS Liquidation Bureau. The Company determined that the disposal of Maidstone and its Insurance segment operations represented a strategic shift that had a major effect on the Company’s results of operations and, as a result, reported the disposal as discontinued operations. As such, amounts related to the Insurance Segment presented on the consolidated balance sheets as of December 31, 2019 and 2018 and consolidated statements of (loss) income for the year ended December 31, 2019 and the period from January 2, 2018 to December 31, 2018 have been reclassified as discontinued operations. During the year ended December 31, 2019, the Company recorded impairment charges of $0.8 million and $2.0 million related to the full impairment of the goodwill and intangible asset balances, respectively, in its Insurance segment, which have been reclassified to discontinued operations.

The related assets and liabilities of the Insurance Segment are presented as assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 2019 and 2018. The following table provides details of the carrying amounts of major classes of assets and liabilities related to discontinued operations as of December 31, 2019 and 2018:

(In thousands)	December 31, 2019	December 31, 2018
ASSETS OF DISCONTINUED OPERATIONS
Cash and cash equivalents	$6,626	$5,590
Fixed maturities available for sale, at fair value; amortized cost	21,680	32,132
Equity securities, at fair value	1,075	693
Premiums receivable	2,440	5,858
Property, plant and equipment, net	208	302
Right-of-use assets	13	-
Intangible assets, net	-	2,075
Deferred policy acquisition costs	993	2,279
Goodwill	-	757
Other assets	913	2,483
Total assets	$33,948	$52,169

LIABILITIES OF DISCONTINUED OPERATIONS
Reserves for losses and loss adjustment expenses	$25,393	$27,330
Unearned premiums	5,818	12,707
Advance premium collected	318	500
Accrued expenses	891	-
Accrued liabilities	-	1,785
Current portion of operating lease liabilities	34	-
Deferred tax liabilities	-	420
Other long-term liabilities	847	716
Total liabilities	$33,301	$43,458

The following table provides details of the amounts reflected in loss from discontinued operations, net of tax in the consolidated statements of (loss) income for the year ended December 31, 2019 and the period from January 2, 2018 to December 31, 2018:

	Year Ended December 31
(In thousands)	2019	2018
Revenues:
Insurance premiums earned	$25,072	$28,648
Net investment income	935	851
Other income	964	1,158
Total revenues of discontinued operations	26,971	30,657
Operating costs and expenses:
Incurred losses and loss adjustment expenses	24,350	25,221
Impairment loss on goodwill and other intangibles	2,826	-
Other operating expenses	8,527	8,631
Total operating costs and expenses	35,703	33,852
Operating loss of discontinued operations	(8,732)	(3,195)
Loss before income taxes	(8,732)	(3,195)
Income tax benefit	420	-
Net loss of discontinued operations, net of tax	$(8,312)	$(3,195)

The components of cash flow provided by or used in operating, investing and financing activities resulting from discontinued operations are presented as separate line items on the accompanying consolidated statements of cash flows for the year ended December 31, 2019 and the period from January 2, 2018 to December 31, 2018.

Acquisition of Maidstone

On January 2, 2018, the Company acquired all the outstanding capital stock of Interboro for cash consideration of $2.5 million. Under the name Maidstone Insurance Company, Maidstone offered personal automobile insurance, primarily in the state of New York.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible and identifiable intangible assets acquired, and liabilities assumed were recorded at fair value as of the date of acquisition. The following table summarizes the fair values of the assets acquired and liabilities assumed as of the date of acquisition:

(In thousands)	At January 2, 2018 as reported (final)
Fixed maturities available for sale	$25,386
Cash and cash equivalents	12,795
Investment income due and accrued	203
Premiums receivable	7,158
Property, plant and equipment	408
Intangible assets	2,100
Other assets	615
Reserves for losses and loss adjustment expenses	(30,672)
Unearned premiums	(12,784)
Advance premium collected	(651)
Deferred tax liability	(420)
Other liabilities	(2,395)
Total net assets acquired	1,743
Consideration exchanged	2,500
Goodwill	$757

Accounting Policies of Discontinued Operations

Revenue recognition

Maidstone recognized revenue from insurance contracts, including premiums and fees, under the guidance in ASC 944, Financial Services-Insurance Premiums. Maidstone’s premiums, which were recorded at the policy inception, are earned pro rata over the period for which the coverage is provided, generally six months for auto policies. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Premiums ceded to other companies pursuant to reinsurance agreements have been reported as a reduction to premiums earned. Take-out fees are received by Maidstone in the form of credits when it writes business from the state assigned pool. These credits could be used by Maidstone to reduce the amount of business it writes from the assigned pool in the future or they can be sold to third-party insurance companies for them to reduce their exposure to the assigned risk pool. Maidstone collected other miscellaneous fees such as installment and late fees. Broker fee income is received from non-affiliated insurance companies for which Maidstone’s management acts as an agent to sell their state mandated obligations for assigned risks. These fees are shown as other income in the table above.

Fixed Maturity Securities

Investments in fixed maturity securities including bonds, loan-backed and structured securities were classified as available-for-sale and reported at fair value. Significant changes in prevailing interest rates and other economic conditions may adversely affect the timing and amount of cash flows on fixed income investments, as well as their related fair values. Fixed maturities are recorded on a trade date basis. Amortization of bond premium and accretion of bond discount are calculated using the scientific method. Changes in fair values of these securities, after deferred income tax effects, are reflected as unrealized gains or losses in accumulated other comprehensive (loss) income. Realized gains and losses from the sale of investments are calculated as of the trade date in the consolidated statements of (loss) income and comprehensive (loss) income and are based upon the specific identification of securities sold. Investment income consists of interest and is reported net of investment expenses. Prepayment assumptions are considered when determining the amortization of discount or premium for loan-backed and structured securities.

An investment is considered impaired when the fair value of the investment is less than its cost or amortized cost. When an investment is impaired, the Company must decide as to whether the impairment is other than temporary (“OTTI”).

With respect to an investment in an impaired fixed maturity security, OTTI occurs if the Company (a) intends to sell the fixed maturity security, (b) more likely than not will be required to sell the fixed maturity security before its anticipated recovery, or (c) it is probable that the Company will be unable to collect all amounts due to the recovery of the entire cost basis of the security. The Company conducts a periodic review to identify and evaluate securities having OTTI, which include the above factors as well as the following: (1) the likelihood of the recoverability of principal and interest for fixed maturity securities (i.e., whether there is a credit loss); (2) the length of time and extent to which the fair value has been less than amortized cost for fixed maturity securities; and (3) the financial condition, near term and long-term prospects for the issuer, including the relevant industry conditions and trends, and implications of rating agency actions and offering prices. If the Company intends to sell the fixed maturity security, or will more likely than not be required to sell the fixed maturity security before the anticipated recovery, a loss in the entire amount of the impairment is reflected in net investment gains (losses) in net income (loss). If the Company determines that it is probable it will be unable to collect all amounts and the Company has no intent to sell the fixed maturity security, a credit loss is recognized in net investment gains (losses) in net income (loss) to the extent that the present value of expected cash flows is less than the amortized cost basis; any difference between fair value and the new amortized cost basis (net of the credit loss) is reflected in other comprehensive (loss) income, net of applicable income taxes.

Upon recognizing an OTTI, the new cost basis of the security is the previous amortized cost basis less the OTTI recognized in net investment gains (losses). The new cost basis is not adjusted for any subsequent recoveries in fair value; however, for fixed maturity securities, the difference between the new cost basis and expected cash flows is accreted to net investment gains (losses) over the remaining expected life of the investment.

Equity Securities

The Company’s equity investments were carried at fair value with changes in fair value recognized in income. Unrealized gains and losses on equity securities are recorded in the consolidated statements of (loss) income. The Company had net unrealized gains on equity securities of $0.1 million, which were included in net investment income in the table above for the year ended December 31, 2019. For the year ended December 31, 2018, the Company had net unrealized holding losses on equity securities of $0.1 million, which were included in net investment income in the table above.

Deferred Policy Acquisition Costs

Policy acquisition costs, which vary with and were directly related to the production of successful new business, are deferred. The costs deferred consist principally of commissions and policy issuance costs and are amortized into expense as the related premiums are earned. The activity of the deferred policy acquisition costs (“DAC”) accounts was as follows:

(In thousands)	For the year ended December 31, 2019	For the period ended December 31, 2018
DAC asset at beginning of period	$2,279	$-
Deferred expenses	3,068	5,097
Amortized expenses	(4,354)	(2,818)
DAC asset at end of period	$993	$2,279

The Company, utilizing assumptions for future expected claims, premium rate increases and interest rates, reviews the recoverability of its DAC on a periodic basis. If the Company determines that the future gross profits of its in-force policies are not sufficient to recover its DAC, the Company recognizes a premium deficiency by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds the unamortized acquisition costs, then a liability is accrued for the excess deficiency. The Company anticipates investment income as a factor in its premium deficiency reserve calculation.

Premiums Receivable

Premiums and agents’ balances in the course of collection are reported at the amount management expects to collect from outstanding balances. Past due amounts are determined based on contractual terms. Maidstone provided an allowance for doubtful accounts based upon review of outstanding receivables and historical collection information Maidstone recorded an allowance for doubtful accounts of less than $30,000 as of December 31, 2019 and 2018.

Investment Income Due and Accrued

Investment income consisted of interest, which is recognized on an accrual basis. Due and accrued income is not recorded on fixed maturity securities in default and on delinquent fixed maturities where collection of interest is improbable. As of December 31, 2019, no investment income amounts were excluded from the Company balances.

Incurred Losses and Loss Adjustment Expenses

Incurred losses and loss adjustment expenses (“LAE”) were charged to operations as incurred. The liability for losses and LAE was based upon individual case estimates for reported claims and a factor for incurred but not reported (“IBNR”) claims. Losses, LAE and related liabilities are reported net of estimated salvage and subrogation. Inherent in the estimate of ultimate losses and LAE are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled; however, management believes that its aggregate provision for losses and LAE at December 31, 2019 is reasonable and adequate to meet the ultimate net cost of covered losses, but such provision is necessarily based on estimates and the ultimate net cost may vary significantly from such estimates. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Insurance Company Assessments

Assessments from various state insurance departments are incurred by the insurance company in the normal course of business. Assessments based upon premium volumes are accrued during the year while non-premium assessments are expensed in the period they are reported to the insurance company. During the year ended December 31, 2019, the Company recorded $0.3 million in premium based assessments from New York State, which were recorded in other operating expenses in the in the table above. There were no significant assessments incurred during the year ended December 31, 2018.

Reinsurance

The Company accounts for reinsurance in accordance with the accounting guidance concerning the accounting and reporting for reinsurance of short-duration contracts. Management believes the Company’s reinsurance arrangements qualify for reinsurance accounting. Reinsurance premiums, losses, LAE and commissions were accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company relies on ceded reinsurance to limit its insurance risk.

Reinstatement premiums for the Company’s insurance operations were recognized at the time a loss event occurs, where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. The accrual of reinstatement premiums was based on an estimate of losses and LAE, which reflects management’s judgment.

Amounts recoverable from reinsurers are estimated and recognized in a manner consistent with the claims liabilities arising from reinsured policies and incurred but not reported losses. In entering into reinsurance agreements, management considers a variety of factors including the creditworthiness of reinsurers. In preparing consolidated financial statements, management makes estimates of amounts recoverable from reinsurers, which include consideration of amounts, if any, estimated to be uncollectible. As of December 31, 2019, no amounts were deemed to be uncollectible from reinsurers.

As changes in the estimated ultimate liability for loss and LAE are determined, ceded reinsurance premiums may also change based on the terms of the reinsurance agreements. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Income tax policy

The Company’s insurance subsidiary was taxed at the Federal corporate level applying special rules applicable to property and casualty insurance companies. The insurance company was generally exempt from corporate income tax under state tax law. In lieu of corporate income tax, the insurance company paid a premium tax based on a percentage of direct annual premiums written in each state. The insurance subsidiary will be included in SDI’s consolidated tax return.

Deferred income taxes are recorded for temporary differences in reporting certain transactions for financial statement and income tax purposes, principally deferred policy acquisition costs, loss and LAE reserves and net operating losses. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the financial statements and the tax basis of the Company’s assets and liabilities.

As a part of the Company’s impairment of other indefinite lived intangible assets the Company reversed its deferred tax liability recorded as a part of the purchase of Maidstone during the year ended December 31, 2019. The reversal decreased deferred income taxes by $0.4 million and provided an income tax benefit of $0.4 million included in net loss from discontinued operations on the consolidated statements of (loss) income for the year ended December 31, 2019.

Investments Reclassified to Discontinued Operations

Debt Securities

The Company classified all of its investments in fixed maturity debt securities held by Maidstone as available-for-sale and, accordingly, they were carried at estimated fair value. The amortized cost, gross unrealized gains and losses, and fair value of investments in fixed maturity securities are as follows as of:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
U.S. Treasury and U.S. Government	$11,253	$30	$-	$11,283
U.S. Tax-exempt municipal	2,508	76	-	2,584
Corporate	3,907	82	-	3,989
Mortgage and asset-backed securities	3,760	64	-	3,824
Total Fixed Maturity Securities	$21,428	$252	$-	$21,680

December 31, 2018
U.S. Treasury and U.S. Government	$4,338	$-	$(34)	$4,304
U.S. Tax-exempt municipal	4,645	4	(25)	4,624
Corporate	14,858	16	(193)	14,681
Mortgage and asset-backed securities	8,633	10	(120)	8,523
Total Fixed Maturity Securities	$32,474	$30	$(372)	$32,132

Amortized cost and fair value of fixed maturity securities at December 31, 2019 and 2018 by contractual maturity are shown below. The actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2019		December 31, 2018
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,695	$3,698	$748	$745
Due after one year through five years	12,600	12,720	13,719	13,600
Due after five years through ten years	1,488	1,553	9,027	8,917
Due after ten years	-	-	347	347
Mortgage and asset-backed securities	3,645	3,709	8,633	8,523
Total	$21,428	$21,680	$32,474	$32,132

The Company used the services of its investment manager, which uses a proprietary model for loss assumptions and widely accepted models for prepayment assumptions in valuing mortgage-backed and asset-backed securities with inputs from major third-party data providers. The models combine the effects of interest rates, volatility, and prepayment speeds based on various scenarios (Monte Carlo simulations) with resulting effective analytics (spreads, duration, convexity) and cash flows on a monthly basis. Credit sensitive cash flows are calculated using proprietary models, which estimate future loan defaults in terms of timing and severity. Model assumptions are specific to asset class and collateral types and are regularly evaluated and adjusted where appropriate.

Fixed maturity securities that were in an unrealized loss position and the length of time that such securities have been in an unrealized loss position, as measured by their prior 12-month fair values, are as follows as of:

	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2019
Bonds:
U.S. Treasury and U.S. Government	$3,698	$(386)	$-	$-	$3,698	$(386)
Mortgage and asset-backed securities	-	-	59	(32)	59	(32)
Total fixed maturities available for sale	$3,698	$(386)	$59	$(32)	$3,757	$(418)

December 31, 2018
Bonds:
U.S. Treasury and U.S. Government	$4,304	$(34)	$-	$-	$4,304	$(34)
U.S. Tax-exempt municipal	4,285	(25)	-	-	4,285	(25)
Corporate bonds	10,306	(193)	-	-	10,306	(193)
Mortgage and asset-backed securities	6,717	(120)	-	-	6,717	(120)
Total fixed maturities available for sale	$25,612	$(372)	$-	$-	$25,612	$(372)

The Company has evaluated the unrealized losses on the fixed maturity securities and determined that they are not attributable to credit risk factors. For fixed maturity securities, losses in fair value are viewed as temporary if the fixed maturity security can be held to maturity and it is reasonable to assume that the issuer will be able to service the debt, both as to principal and interest. The Company did not recognize OTTI losses during the year ended December 31, 2019 or for the period ended December 31, 2018.

Equity Securities

The Company’s equity investments are carried at fair value with changes in fair value recognized in income.

Net investment income

The components of net investment income for the year ended December 31, 2019 and for the period ended December 31, 2018 are as follows:

(In thousands)	For the Year Ended December 31, 2019	For the period from January 2, 2018 to December 31, 2018
Investment income:
Bonds	$777	$699
Common stocks	51	16
Preferred stocks	45	18
Cash and cash equivalents	100	138
Other asset investments	27	72
Total investment income	1,000	943
Less: Investment expenses	(65)	(92)
Net investment income	$935	$851

For the year ended December 31, 2019, Maidstone realized $0.4 million of capital gains and less than $20,000 of capital losses. For the period from January 2, 2018 to December 31, 2018, Maidstone realized less than $10,000 in capital gains and capital losses.

Fair value disclosures

The following tables show how Maidstone’s investments are categorized in the fair value hierarchy as of:

(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2019
Common stock	$255	$-	$-	$255
Preferred stocks	-	820	-	820
Total equities:	$255	$820	$-	$1,075
Fixed maturities:
U.S. treasury and U.S. government	$11,283	$-	$-	$11,283
U.S. tax-exempt municipal	-	2,584	-	2,584
Corporate	-	3,989	-	3,989
Mortgage and asset-backed securities	-	3,824	-	3,824
Total fixed maturities	$11,283	$10,397	$-	$21,680

December 31, 2018
Common stock	$227	$-	$-	$227
Preferred stocks	-	466	-	466
Total equities:	$227	$466	$-	$693
Fixed maturities:
U.S. treasury and U.S. government	$4,304	$-	$-	$4,304
U.S. tax-exempt municipal	-	4,624	-	4,624
Corporate	-	14,681	-	14,681
Mortgage and asset-backed securities	-	8,523	-	8,523
Total fixed maturities	$4,304	$27,828	$-	$32,132

There were no transfers between levels during the year ended December 31, 2019 or for the period ended December 31, 2018.

Summary of significant valuation techniques for assets and liabilities measured at fair value on a recurring basis

Level 1 inputs- fixed income securities and equity securities: valuations based on unadjusted quoted prices in active markets for identical assets that the Company’s pricing sources have the ability to access. Since the valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant amount or degree of judgment.

Level 2 inputs- fixed income securities and equity securities: valuations based upon quoted prices for similar assets in active markets, quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g. interest rates, yield curves, prepayment speeds, default rates, loss severities) or can be corroborated by observable market data.

Restricted Assets

The Company was required to maintain assets on deposit, which primarily consisted of cash or fixed maturities, with various regulatory authorities to support its insurance operations. The Company’s insurance subsidiaries maintained assets in trust accounts as collateral for or guarantees for letters of credit to third parties. As of December 31, 2019 and 2018, the carrying value of deposits the Company had on deposit with U.S. regulatory authorities was $2.8 million.

Liability for Losses and Loss Adjustment Expenses Reclassified to Discontinued Operations

Maidstone estimated reserves for both reported and unreported unpaid losses that have occurred on or before the balance sheet date that will need to be paid in the future. Reserves for unpaid losses fall into two categories: case reserves and reserves for claims incurred but not reported, or “IBNR”.

Case reserves were established within the claims department on an individual-case basis for all accidents reported. When a claim was reported, an automatic minimum case reserve was established for that claim type that represents our initial estimate of the losses that will ultimately be paid on the reported claim. The initial estimate for each claim is based upon averages of loss payments for prior closed claims made for that claim type. Claims personnel perform an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss and consequentially adjust the reserves as necessary. As claims mature, management increases or decreases the case reserve estimates as deemed necessary by the claims department based upon additional information received regarding the loss and any other information gathered while reviewing claims.

IBNR was applied as a bulk reserve, which cannot be allocated to particular claims, but are necessary to estimate ultimate losses on reported and unreported claims. Management estimates IBNR reserves by projecting ultimate losses using industry accepted actuarial methods, mentioned below, and then deducting actual loss payments and case reserves from the projected ultimate losses.

Management calculates estimates of ultimate losses by using the following actuarial methods. Management separately calculates the methods using paid loss data and incurred loss data. In the versions of these methods based on incurred loss data, the incurred losses are defined as paid losses plus case reserves. Management also evaluates ultimate losses based on claim type. In the auto industry, claim type is based on coverage; i.e. bodily injury, uninsured motorist, property damage, personal injury protection and physical damage.

•
Incurred Development Method - The incurred development method is based upon the assumption that the relative change in a given year’s incurred loss estimates from one evaluation point to the next is similar to the relative change in prior years’ reported loss estimates at similar evaluation points.

•	Paid Development Method - The paid development method is similar to the incurred development method, simply using paid triangles to calculate development factors.
•
Incurred Bornhuetter-Ferguson (“BF”) Method - The Incurred BF Method uses an estimated loss ratio for a particular year, and is weighted against the portion of the year’s claims that have been reported, based on historical incurred loss development patterns. The estimate of required reserves assumes that the remaining unreported portion of a particular year will pay out at a rate consistent with the estimated loss ratio for that year.

•
Paid Bornhuetter-Ferguson (“BF”) Method - The Paid BF Method uses an estimated loss ratio for a particular year, and is weighted against the portion of the year’s claims that have been paid, based on historical paid loss development patterns. The estimate of required reserves assumes that the remaining unpaid portion of a particular year will pay out at a rate consistent with the estimated loss ratio for that year.

Maidstone’s best estimate of required reserves was generally based on an average of the methods above, with appropriate weighting of the various methods based on claim type and year. Maidstone engages an independent external actuarial specialist (the “Actuary”) to calculate its recorded reserves on a quarterly basis since the second quarter 2019. The Actuary estimates a range of ultimate losses, along with a range and recommended central estimate of IBNR reserve amounts. Maidstone’s carried IBNR reserves were based on an internal actuarial analysis and reflect management’s best estimate of unpaid loss and LAE liabilities.

The following tables are loss reserve development tables that illustrate the change over time of reserves established for claim and allocated claim adjustment expenses arising from short-duration insurance contracts. Insurance contracts are considered to be short-duration contracts when the contracts are not expected to remain in force for an extended period of time. The Incurred Claim and Allocated Claim Adjustment Expenses tables, reading across, show the cumulative net incurred claim and allocated claim adjustment expenses relating to each accident year at the end of the stated calendar year. Changes in the cumulative amount across time are the result of Maidstone’s expanded awareness of additional facts and circumstances that pertain to the unsettled claims. The Cumulative Paid Claim and Allocated Claim Adjustment Expenses tables, reading across, show the cumulative amount paid for claims in each accident year as of the end of the stated calendar year.

Auto Insurance
Tables in thousands (except number of reported claims)

Auto: Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the years ended December 31,										As of December 31, 2019
	Unaudited								Audited
Accident Year	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	Net IBNR Reserve	Reported Claims
2010	$54,887	$57,194	$56,990	$57,281	$57,105	$56,872	$56,254	$56,084	$56,030	$56,035	$53	12,355
2011		47,570	44,500	44,184	43,752	43,548	42,908	42,817	42,830	42,934	62	9,351
2012			26,106	25,378	25,572	25,308	25,066	24,743	24,718	24,784	60	5,252
2013				15,997	15,605	15,951	15,830	15,727	15,681	15,734	36	3,455
2014					12,270	12,282	11,973	11,931	11,929	12,123	45	3,409
2015						15,840	15,562	15,421	15,149	15,405	159	4,758
2016							30,996	32,128	32,469	34,060	448	8,311
2017								23,331	25,096	26,697	1,402	7,030
2018									16,956	20,744	3,409	5,625
2019										16,714	4,847	3,881
Total									$240,858	$265,230	$10,521

Auto: Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
For the years ended December 31,
	Unaudited								Audited
Accident Year	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
2010	$25,764	$45,769	$51,501	$53,932	$54,938	$55,481	$55,328	$55,619	$55,683	55,717
2011		20,259	34,495	39,391	41,338	42,166	42,116	42,443	42,545	42,772
2012			12,411	19,975	22,590	23,821	23,784	24,100	24,431	24,510
2013				7,685	12,103	13,985	14,674	15,223	15,417	15,556
2014					5,971	9,101	9,870	10,576	11,371	11,807
2015						8,002	8,917	10,862	13,283	14,391
2016							15,980	23,545	27,582	31,034
2017								14,477	18,922	22,733
2018									11,237	15,146
2019										9,085
Total									$220,473	$242,751

Auto: Reconciliation of Reserve Balances to Liability for Unpaid Loss and Loss Adjustment Expenses as of:

	December 31,
	2019	2018
Unpaid Loss and Allocated Loss Adjustment Expense, Net of Reinsurance, for years presented	$22,266	$24,248
Unpaid Loss and Loss Adjustment Expense, Net of Reinsurance, for years prior to 2010	393	97
Unpaid Unallocated Loss Adjustment Expense	2,734	2,955
Unpaid Losses and Loss Adjustment Expenses	$25,393	$27,300

The following is supplementary information about average historical claims duration:

Auto: Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance as of December 31, 2019
(Unaudited)

Years	1	2	3	4	5	6	7	8	9	10
	49.6%	22.6%	11.5%	8.7%	3.3%	1.0%	0.4%	0.3%	0.3%	0.1%

Homeowners’ Insurance
Tables in thousands (except number of reported claims)

Homeowners’: Incurred claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the years ended December 31,
	Unaudited				Audited		As of December 31, 2019
Accident Year	2014	2015	2016	2017	2018	2019	Net IBNR Reserves	Reported Claims
2014	$2	$2	$2	$2	$2	$2	$-	3
2015		597	580	580	580	580	-	41
2016			524	523	524	524	-	27
2017				-	-	-	-	-
2018					42	45	3	7
2019						286	32	15
Total					$1,148	$1,437	$35

Homeowners’: Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
For the Years Ended December 31,
	Unaudited				Audited
Accident Year	2014	2015	2016	2017	2018	2019
2014	$-	$1	$2	$2	$2	$2
2015		304	580	580	580	580
2016			524	524	524	524
2017				-	-	-
2018					11	42
2019						185
Total					$1,117	$1,333

Homeowners’: Reconciliation of Reserve Balances to Liability for Unpaid Loss and Loss Adjustment Expenses as of:
	December 31,
	2019	2018
Unpaid Loss and Allocated Loss Adjustment Expense, Net of Reinsurance, for years presented	$104	$30
Unpaid Loss and Loss Adjustment Expense, Net of Reinsurance, for years prior to 2010	-	-
Unpaid Unallocated Loss Adjustment Expense	-	-
Unpaid Losses and Loss Adjustment Expenses	$104	$30

The following is supplementary information about average historical claims duration:

Homeowners’ Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance as of December 31, 2019
(Unaudited)

Years	1	2	3	4	5	6	7	8	9	10
	48.9%	34.0%	0.8%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The following table summarizes the net outstanding liabilities based on the tables above as of:

	December 31,
(In thousands)	2019	2018
Net Outstanding Liabilities:
Auto	$22,555	$24,345
Homeowners’	104	30
Liability for unpaid claims and claims adjustment expenses, net of reinsurance	22,659	24,375
Reinsurance recoverable on unpaid claims:
Auto	-	-
Homeowners’	-	-
Total reinsurance recoverable on unpaid claims	-	-
Unallocated claims adjustment expenses	2,734	2,955
Total gross liability for unpaid claims and claims adjustment expenses	$25,393	$27,330

Activity in the liability for losses and LAE is summarized as follows:

(In thousands)	For the Year Ended December 31, 2019	For the Period from January 2, 2018 to December 31, 2018
Reserve for losses and LAE at beginning of period	$27,330	$30,672
Provision for claims, net of insurance:
Incurred related to:
Prior year	3,918	-
Current year	13,187	25,223
Total incurred	17,105	25,223
Deduct payment of claims, net of reinsurance:
Paid related to:
Prior year	14,603	14,176
Current year	4,439	14,389
Total paid	19,042	28,565
Reserve for losses and LAE at end of period	$25,393	$27,330

The components of the net liability for losses and LAE are as follows as of:

	December 31,
(In thousands)	2019	2018
Case basis reserves	$12,078	$15,863
Incurred but not reported reserves	13,315	11,467
Total	$25,393	$27,330

Reinsurance of Discontinued Operations

On February 1, 2018, Maidstone began to write homeowners insurance. As a result, Maidstone placed three reinsurance contracts: an excess multiple line reinsurance contract, excess catastrophe reinsurance contract and a property per risk automatic facultative reinsurance contract. The use of these reinsurance agreements provides greater diversification of business and minimizes the maximum net loss potential arising from large risks. These agreements provide for recovery of a portion of losses and loss adjustment expenses from several reinsurers. In addition, Maidstone offers endorsements for equipment breakdown coverage and identity recovery coverage. The premium and losses related to this coverage are ceded via a 100% quota share reinsurance agreement with an unaffiliated insurance company.

For the year ended December 31, 2019 and the period ended December 31, 2018, Maidstone earned premiums in connection with ceded reinsurance of $0.2 million and $0.1 million, respectively, all of which were with non-affiliated companies. Maidstone remains obligated for amounts ceded in the event the reinsurer cannot meet its obligation when they become due. Maidstone evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurance to minimize exposure to significant losses from reinsurance insolvency.

On July 1, 2019, Maidstone stopped writing new homeowners insurance policies and put a moratorium on new homeowner insurance business. At December 31, 2019, management did not believe there was a risk of loss as a result of a concentration of risk in its reinsurance program. At December 31, 2019, Maidstone had an insignificant amount of net unsecured reinsurance recoverable from individual unaffiliated reinsurers.

Contingencies of Discontinued Operations

Maidstone was a party to lawsuits arising in the normal course of its business. These lawsuits generally seek to establish liability under insurance policies and occasionally seek punitive damages. In the opinion of the Company’s management, none of the cases, individually or collectively, are likely to result in judgments for amounts, after considering established loss reserves and reinsurance, which would have a material adverse effect on the Company’s financial condition or results of operations.

The Company has experienced continuing losses in its Insurance segment, primarily driven by increases in losses and loss adjustment expenses, along with the full impairment of its goodwill and other intangible asset balances. The Company has no plans to contribute additional capital to its Insurance segment and anticipates it will continue to incur losses for the foreseeable future. In August 2019, Maidstone consented to the entry of an Order of Liquidation with the New York State Department of Financial Services (the “NYSDFS”) and began to negotiate the terms of the Order of Liquidation with the NYSDFS.

On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in the Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. As of February 13, 2020, the Company considered the control and assets and liabilities of Maidstone vested with the NYS Liquidation Bureau. See Note 25, “Subsequent Events” for further information.

Concentrations

Maidstone primarily wrote personal automobile and homeowner’s insurance in New York. Maidstone’s financial position, results of operations and cash flows are susceptible to risks as a result of these concentrations. In addition, Maidstone wrote a significant amount of business through brokers and a credit risk exists should any of these brokers be unable to fulfill their obligations with respect to the payment of insurance balances. Since April 1 and July 1, 2019, Maidstone is no longer writing new personal automobile and homeowner’s insurance policies, respectively. As prescribed by section 3425 of the New York Insurance Law, Maidstone continued to write renewal policies for existing personal automobile and homeowner’s insurance policyholders until its liquidation on February 13, 2020, see Note 25, “Subsequent Events” for further information.

The creditworthiness of the counterparty is evaluated by Maidstone, taking into account credit ratings assigned by independent agencies. The credit approval process involves an assessment of factors, including, among others, the counterparty, country and industry credit exposure limits. Collateral may be required, at the discretion of the Company, on certain transactions based on the creditworthiness of the counterparty.

Maidstone’s fixed income investment portfolio is managed in accordance with guidelines that have been tailored to meet specific investment strategies, including standard of diversification, which limit the allowable holdings to any single issue.

Statutory Information of Discontinued Operations

Maidstone was subject to insurance laws and regulations in the jurisdictions in which it operates. These regulations include certain restrictions on the amount of dividends or other distributions available to unit holders.

Under the insurance laws of New York State, Maidstone was restricted (on a basis of the lower of 10% of Maidstone’s statutory surplus at the end of the preceding twelve-month period or 100% of Maidstone’s adjusted net investment income for the preceding twelve-month period) as to the amount of dividends that Maidstone may declare or pay in any twelve-month period without prior approval of the NYSDFS. As of December 31, 2019, the maximum amount of dividends that may be paid by Maidstone without approval of the NYSDFS was $-0-. Further, under New York State law, companies may pay cash dividends only from earned surplus on a statutory basis. No dividends were declared or paid by Maidstone during the years ended December 31, 2019 or 2018.

Maidstone was subject to certain risk-based capital (“RBC”) requirements as specified by the National Association of Insurance Commissioners (“NAIC”). Under such requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined on various risk factors including risk-based capital ratios. In August 2019, Maidstone reported a negative statutory capital and surplus to the NYSDFS for the second quarter of 2019. Due to the negative statutory surplus, the NYSDFS requested that Maidstone consent to an Order of Liquidation and in August 2019 Maidstone consented to the filing of a petition for the entry of an Order of Liquidation.

On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in the Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. As of February 13, 2020, the Company considered the control and assets and liabilities of Maidstone vested with the NYS Liquidation Bureau. See Note 25, “Subsequent Events” for further information.

Statutory combined capital and (deficit) surplus and net loss of Maidstone as of December 31, 2019 and 2018 were as follows (in thousands):

	December 31, 2019	December 31, 2018
Statutory capital and (deficit) surplus	$(1,072)	$4,769
Statutory loss	$(6,244)	$(9,559)

Maidstone filed financial statements prepared in accordance with statutory accounting practices prescribed or permitted by insurance regulators. Statutory net income (loss) and statutory (deficit) surplus, as reported to the insurance regulatory authorities, differ in certain respects from the amounts prepared in accordance with GAAP. The main differences between statutory net income (loss) and GAAP net income (loss) relate to deferred acquisition costs, deferred income taxes, unrealized appreciation or decline in value of investments and non-admitted assets.

Note 4. Acquisitions

Standard Outdoor

On January 18, 2018, the Company, through Standard Outdoor, completed an asset acquisition consisting of 83 billboard structures located in Alabama, as well as the ground leases and advertising contracts relating to such billboard structures for consideration with a fair value of approximately $9.7 million, of which $4.0 million was paid in cash and the remainder is payable under a promissory note with a face value of $6.5 million, net of a fair value discount of $0.9 million. A principal payment of $1.0 million on the promissory note is payable January 1 of each year, beginning with a payment that was made on January 1, 2020 and ending January 1, 2022, with a $3.5 million final principal payment on January 1, 2023. The promissory note has a 5% fixed interest rate and interest is payable quarterly. The purchase price was primarily attributed to property, plant and equipment consisting of the billboard structures. In conjunction with the asset acquisition, the Company established an asset retirement obligation of $1.0 million.

On February 20, 2018, the Company, through Standard Outdoor, completed an asset acquisition consisting of 86 billboard structures located in Georgia and Florida, as well as the ground leases and advertising contracts relating to such billboard structures for consideration with a fair value of approximately $6.8 million, of which $3.2 million was paid in cash, $0.2 million was paid with the Company’s Class A common shares and the remainder is payable under a promissory note with a face value of $3.5 million, net of a fair value discount of $0.3 million. Principal payments began on March 1, 2019, with the remaining principal paid down monthly through March 1, 2022. The promissory note has a 5% fixed interest rate and interest is payable monthly starting March 1, 2019. The purchase price was primarily attributed to property, plant and equipment consisting of the billboard structures. In conjunction with the asset acquisition, the Company established an asset retirement obligation of $1.0 million.

On May 7, 2019, the Company, through Standard Outdoor, completed an asset acquisition consisting of six billboard structures located in Georgia, as well as the ground leases and advertising contracts relating to such billboard structures, for total consideration of $0.6 million, paid in cash. In conjunction with the asset acquisition, the Company established an asset retirement obligation of $0.1 million.

Acquisitions by Turning Point

Solace Technologies

In July 2019, Turning Point purchased the assets of E-Vape 12, Inc and Solace Technologies LLC (“Solace”) for $9.4 million in total consideration, comprised of $7.7 million in cash, $1.1 million earn-out fair value, and $0.5 million holdback for 18 months, which was adjusted by $0.2 million for a working capital deficiency. The earn-out consists of 44,295 shares of Turning Point’s common stock to be issued to the former owners upon the achievement of certain annual milestones. Immediately following the acquisition, 88,582 performance based restricted stock units with a fair value of $4.62 million were issued to former owners who became employees. Solace is an innovative product development company that has grown from the creator of one of the leading vape juice brands in the industry into a leader of alternative ingredients product development. Turning Point intends to incorporate Solace’s innovative products as well as the legacy vapor products into its Nu-X development engine. As of December 31, 2019, Turning Point had not completed the accounting for the acquisition. The following purchase price and goodwill and other intangibles are based on the excess of the acquisition price over the estimated fair value of the tangible assets acquired and are based on management’s preliminary estimates:

(In thousands)	As of December 31, 2019 (preliminary)
Total consideration transferred	$9,405

Adjustments to consideration transferred:
Cash acquired	(45)
Working capital	(235)
Adjusted consideration transferred	9,125

Assets acquired:
Working capital (primarily AR and inventory)	1,132
Fixed assets and other long term assets	414
Intangible assets	1,352
Other liabilities	(209)
Net assets acquired	2,689

Goodwill	$6,436

The goodwill of $6.4 million consists of the synergies and scale expected from combining the operations and is currently deductible for tax purposes.

IVG

In September 2018, Turning Point acquired 100% of the equity interest of IVG for total consideration of $23.8 million satisfied through $14.5 million paid in cash, 153,079 shares of Turning Point’s common stock with a fair value of $5.3 million, and a $4.0 million note payable to IVG’s shareholders (“IVG Note”) which matures 18 months from the acquisition date, on March 5, 2020. All principal and accrued and unpaid interest under the IVG Note is subject to indemnification obligations of the sellers pursuant to the International Vapor Group Stock Purchase Agreement dated as of September 5, 2018. Turning Point has tracked liabilities subject to indemnification obligations and believes that such obligations exceed $4 million. The Purchase Agreement provides a mechanism under which the parties either agree on the indemnity amount or litigate disputed amounts. The Purchase Agreement provides that the amount of the indemnity is to initially be determined as of March 5, 2020. Some of the liabilities are identified but not yet fixed, such as product liability expenses. The Purchase Agreement and related agreements include an additional $4.5 million of earnouts with both performance-based and service-based conditions payable to former IVG owners who became employees of Turning Point as a result of the acquisition. Such amounts will be considered compensation and are not a component of the IVG purchase price. The portion of earnout payments a recipient will receive will be calculated by reference to certain performance metrics not to exceed a two-year period as specified within the acquisition agreement. Turning Point recorded earnout expense of approximately $0.9 million and $1.5 million, respectively, within selling, general, and administrative expenses in the consolidated statements of (loss) income for the years ended December 31, 2019 and 2018, based on the probability of achieving the performance conditions.

IVG markets and sells a broad array of proprietary and third-party vapor products directly to adult consumers through an online platform under brand names such as VaporFi, South Beach Smoke, and Direct-Vapor. IVG operates company-owned stores under the VaporFi brand and also operates as a franchisor to franchisee-owned stores. The acquisition of IVG adds a significant business-to-consumer distribution platform to Turning Point’s NewGen portfolio. Turning Point completed the accounting for the acquisition during the third quarter 2019. The following purchase price and goodwill are based on the excess of the acquisition price over the fair value of the tangible and intangible assets acquired:

As of September 6, 2019 (final)
Total consideration transferred	$24,292
Adjustments to consideration:
Cash acquired, net of debt assumed	(221)
Working capital	(245)
Adjusted consideration transferred	23,826

Assets acquired:
Working capital (primarily inventory)	3,218
Fixed assets	1,274
Intangible assets	7,880
Net assets acquired	12,372

Goodwill	$11,454

The goodwill of $11.5 million consists of the synergies and scale expected from combining the operations and is currently deductible for tax purposes.

Vapor Supply

On April 30, 2018, Turning Point purchased the assets of Vapor Supply LLC, vaporsupply.com, and some of its affiliates including the Ecig.com domain through its subsidiary Vapor Acquisitions Company, LLC, for total consideration of $4.8 million paid in cash to strengthen its presence within the NewGen segment. Vapor Supply is a business-to-business e-commerce distribution platform servicing independent retail vape shops. Additionally, Vapor Supply manufactures and markets proprietary e-liquids under the DripCo brand and operates company-owned stores. The accounting for the acquisition of these assets was finalized during the second quarter 2019. The following purchase price and goodwill are based on the excess of the acquisition price over the estimated fair value of the tangible and intangible assets acquired:

(In thousands)	As of April 30, 2018 (final)
Total consideration transferred	$4,800

Assets acquired:
Working capital (primarily inventory)	2,500
Fixed assets	272
Intangible assets	256
Net assets acquired	3,028

Goodwill	$1,772

Upon finalization of the acquisition accounting during the second quarter 2019, $1.8 million was transferred between intangible assets and goodwill. The goodwill of $1.8 million is related to the expected increased retail presence in geographic regions not previously served by the Company and is currently deductible for tax purposes.

Note 5. Derivative Instruments

Foreign Currency

The Company’s policy is to manage the risks associated with foreign exchange rate movements. The policy allows hedging up to 100% of its anticipated purchases of inventory over a forward period that will not exceed 12 rolling and consecutive months. The Company may, from time to time, hedge currency for non-inventory purchases, e.g., production equipment, not to exceed 90% of the purchase price. The Company did not execute any forward contracts during 2019. During 2018 the Company executed various forward contracts, none of which met hedge accounting requirements, for the purchase of €14.5 million with maturity dates ranging from March 2018 to January 2019. At December 31, 2019 and 2018, the Company had forward contracts for the purchase of €0.0 million and €1.5 million, respectively.

Interest Rate Swaps

The Company’s policy is to manage interest rate risk by reducing the volatility of future cash flows associated with debt instruments bearing interest at variable rates. In March 2018, the Company executed various interest rate swap agreements for a notional amount of $70 million with an expiration of December 2022. The swap agreements fix LIBOR at 2.755%. The swap agreements met the hedge accounting requirements; thus, any change in fair value is recorded to other comprehensive income. The Company uses the Shortcut Method to account for the swap agreements. The Shortcut Method assumes the hedge to be perfectly effective; thus, there is no ineffectiveness to be recorded in earnings.

Note 6. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of ASC 825, Financial Instruments. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents

The Company used Level 1 inputs to determine the fair value of its cash and cash equivalents. As of December 31, 2019 and 2018, cost represented fair value of the Company’s cash and cash equivalents.

Accounts Receivable

The fair value of accounts receivable approximates their carrying value due to their short-term nature.

Revolving Credit Facility

The fair value of Turning Point’s revolving credit facility approximates its carrying value as the interest rate fluctuates with changes in market rates.

Note Payable - IVG

The fair value of the IVG Note approximates its carrying value of $4.2 million due to the recency of the note’s issuance, relative to the year ended December 31, 2019.

Long-Term Debt

Turning Point’s 2018 Credit Facility bears interest at variable rates that fluctuate with market rates. The carrying values of the long-term debt instruments approximate their respective fair values. As of December 31, 2019, the fair value of the 2018 First Lien Term Loan approximated $146.0 million. As of December 31, 2018, the fair values of the 2018 First Lien Term Loan and the 2018 Second Lien Term Loan approximated $154.0 million and $40.0 million, respectively.

In July 2019 Turning Point closed an offering of $172.5 million in aggregate principal amount of its 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes fair value approximated $140.1 million, with a carrying value of $172.5 million as of December 31, 2019.

The fair value of Standard Outdoor’s promissory notes issued as partial consideration in the January and February 2018 asset acquisitions approximated $8.0 million as of December 31, 2019.

The fair value of SDI’s term loan debt issued in September 2019 approximates its carrying value as the interest rate fluctuates with changes in market rates. See Note 14, “Notes Payable and Long-Term Debt” for further information regarding the Company’s long-term debt.

Foreign Exchange

As of December 31, 2019 and 2018, Turning Point had forward contracts for the purchase of €0.0 million and €1.5 million, respectively. The fair value of the foreign exchange contracts was based upon the quoted market price that resulted in no gain or loss for the year ended December 31, 2019 and a loss of approximately $0.1 million for the year ended December 31, 2018. As there were no open contracts as of December 31, 2019, there is no resulting balance sheet position related to the fair value. The fair value of the foreign exchange contracts resulted in a liability of approximately $0.1 million as of December 31, 2018.

Interest Rate Swaps

Turning Point had swap contracts for a total notional amount of $70 million at December 31, 2019 and 2018. The fair values of the swap contracts are based upon quoted market prices for similar instruments, thus leading to a level 2 distinction within the fair value hierarchy, and resulted in a liability of $2.5 million and $0.9 million, respectively, as of December 31, 2019 and 2018.

Note 7. Inventories

The components of inventories are as follows as of:
	December 31,
(In thousands)	2019	2018
Raw materials and work in process	$7,050	$2,722
Leaf tobacco	32,763	34,977
Finished goods - Smokeless products	5,680	6,321
Finished goods - Smoking products	13,138	14,666
Finished goods - NewGen products	17,111	37,194
Other	989	738
Gross inventory	76,731	96,618
LIFO reserve	(5,752)	(5,381)
Net inventory	$70,979	$91,237

The following represents the inventory valuation allowance roll-forward, for the years ended December 31:

(In thousands)	2019	2018
Balance at beginning of period	$(2,504)	$(459)
Charged to cost and expense	(20,001)	(2,132)
Deductions for inventory disposed	1,003	263
Other	-	(176)
Balance at end of period	$(21,502)	$(2,504)

Inventory reserves increased as a result of additional reserves necessary for products in Turning Point’s NewGen segment primarily from increased regulation.

Note 8. Other Current Assets

Other current assets consist of the following as of:

	December 31,
(In thousands)	2019	2018
Inventory deposits	$4,012	$9,739
Prepaid taxes	3,673	-
Other	8,706	5,306
Total	$16,391	$15,045

Note 9. Property, Plant and Equipment

Property, plant and equipment consist of the following as of:

	December 31,
(In thousands)	2019	2018
Land	$22	$22
Building and improvements	2,655	2,320
Leasehold improvements	2,567	2,101
Machinery and equipment	14,532	13,307
Advertising structures	18,650	17,913
Furniture and fixtures	8,502	5,045
Gross property, plant and equipment	46,928	40,708
Accumulated depreciation	(16,768)	(13,269)
Net property, plant and equipment	$30,160	$27,439

Note 10. Deferred Financing Costs

Deferred financing costs relating to Turning Point’s revolving credit facility consist of:

	December 31,
(In thousands)	2019	2018
Deferred financing costs, net of accumulated amortization of $410 and $174, respectively	$890	$870

Note 11. Goodwill and Other Intangible Assets

The following table summarizes goodwill by segment:

(In thousands)	Smokeless	Smoking	New Gen	Total
Balance as of December 31, 2017	$32,590	$96,107	$5,923	$134,620
Adjustments	-	-	11,319	11,319
Balance as of December 31, 2018	32,590	96,107	17,242	145,939
Adjustments	-	-	1,907	1,907
Acquisitions	-	-	6,436	6,436
Balance as of December 31, 2019	$32,590	$96,107	$25,585	$154,282

The following tables summarize information about the Company’s allocation of other intangible assets. Gross carrying amounts of unamortized, indefinite life intangible assets are shown below as of:

	December 31,
	2019			2018
(In thousands)	Smokeless	NewGen	Total	Smokeless	NewGen	Total
Unamortized indefinite life intangible assets:
Trade names	$10,871	$10,786	$21,657	$10,871	$10,786	$21,657
Formulas	53	-	53	53	-	53
Total	$10,924	$10,786	$21,710	$10,924	$10,786	$21,710

Amortized intangible assets included within the NewGen segment, as well as customer contracts for Standard Outdoor consist of as of:

	December 31,
	2019		2018
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer relationships (useful life of 8-10 years)	$8,106	$2,834	$8,107	$1,713
Trade names (useful life 15 years)	7,158	714	7,578	208
Franchise agreements (useful life of 8 years)	780	130	780	44
Non-compete agreements (useful life of 3.5 years)	100	88	100	60
Total	$16,144	$3,766	$16,565	$2,025

Annual amortization expense for each of the next five years is estimated to be approximately $1.7 million for years one and two and approximately $1.4 million for years three to five, assuming no additional transactions occur that require the amortization of intangible assets.

Note 12. Other Assets

Other assets consist of the following as of:

	December 31,
(In thousands)	2019	2018
Equity investments	$5,421	$2,421
Pension assets	1,686	1,223
Other	3,583	288
Total	$10,690	$3,932

Equity Investments

In July 2019, Turning Point obtained a 30% stake in Canadian distribution entity, ReCreation Marketing (“ReCreation”) for $1 million paid at closing. Turning Point may invest an additional $2 million, if certain performance metrics are achieved, with options to acquire up to a 50% ownership position. Turning Point received board seats aligned with its ownership position. Sales in 2019 to ReCreation of RipTide products was $0.2 million, which was included in accounts receivable in the consolidated balance sheet as of December 31, 2019.

In November 2018, Turning Point paid $2.0 million to acquire a minority ownership position (19.99%) in Canadian American Standard Hemp (“CASH”). CASH is headquartered in Warwick, Rhode Island, and manufactures cannabidiol isolate (“CBD”) developed through highly efficient and proprietary processes. The investment in CASH positions Turning Point to participate in the market for hemp-derived products. In the fourth quarter 2019, CASH completed a fundraising round, resulting in the fair value of Turning Point’s investment increasing to $4.0 million. This resulted in a gain of $2.0 million which is recorded in investment income in the consolidated statements of loss for the year ended December 31, 2019. Purchases of inventory in 2019 from CASH was $0.6 million. There were no amounts outstanding at December 31, 2019.

In December 2018, Turning Point acquired a minority ownership position in General Wireless Operations, Inc. (d/b/a RadioShack; “RadioShack”) from 5G gaming LLC, which is owned by Standard General LP, for $0.4 million. Standard General LP has a controlling interest in the Company and qualifies as a related party. The Company will work together with RadioShack on product development and sourcing teams in China. Furthermore, the Company paid $0.2 million in consulting fees in 2019 and purchased $1.1 million of finished goods inventory from Radio Shack during 2018. There were no amounts outstanding at December 31, 2019.

Note 13. Accrued Liabilities

Accrued liabilities consist of the following as of:

	December 31,
(In thousands)	2019	2018
Accrued payroll and related items	$5,267	$6,063
Customer returns and allowances	6,160	3,634
Taxes payable	705	2,138
Lease liabilities	2,453	-
Accrued interest	2,236	722
Other	10,817	11,326
Total	$27,638	$23,883

Note 14. Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of the following as of:

	December 31,
(In thousands)	2019	2018
2018 First Lien Term Loan	$146,000	$154,000
2018 Second Lien Term Loan	-	40,000
Convertible Senior Notes	172,500	-
SDI GACP Term Loan	25,000	-
SDI Crystal Term Loan	-	15,000
Standard Outdoor Promissory Notes	8,447	9,950
Note payable - IVG	4,240	4,000
Gross notes payable and long-term debt	356,187	222,950
Less deferred finance charges and debt discount	(39,641)	(4,903)
Less current maturities	(16,977)	(9,431)
Net notes payable and long-term debt	$299,569	$208,616

Turning Point

2018 Credit Facility

On March 7, 2018, Turning Point entered into a $250 million credit facility consisting of a $160 million 2018 First Lien Term Loan with Fifth Third Bank, as administrative agent, and other lenders, and a $50 million 2018 Revolving Credit Facility (collectively, the “2018 First Lien Credit Facility”) in addition to a $40 million 2018 Second Lien Term Loan (together with the 2018 First Lien Credit Facility, the “2018 Credit Facility”) with Prospect Capital Corporation, as administrative agent, and other lenders. The 2018 Credit Facility retained the $40 million accordion feature of the 2017 Credit Facility. Proceeds from the 2018 Credit Facility were used to repay, in full, the 2017 Credit Facility. Turning Point incurred a loss on extinguishment of debt of $2.4 million in the first quarter of 2018 as a result of the refinancing.

The 2018 Credit Facility contains customary events of default including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, and change in control defaults. The 2018 Credit Facility also contains certain negative covenants customary for facilities of these types including covenants that, subject to exceptions described in the 2018 Credit Facility, restrict the ability of Turning Point and its subsidiary guarantors: (i) to pledge assets, (ii) to incur additional indebtedness, (iii) to pay dividends, (iv) to make distributions, (v) to sell assets, and (vi) to make investments.

2018 First Lien Credit Facility: The 2018 First Lien Term Loan and the 2018 Revolving Credit Facility bear interest at LIBOR plus a spread of 2.75% to 3.50% based on Turning Point’s senior leverage ratio. The 2018 First Lien Term Loan has quarterly required payments of $2.0 million beginning June 30, 2018, increasing to $3.0 million on June 30, 2020, and increasing to $4.0 million on June 30, 2022. The 2018 First Lien Credit Facility has a maturity date of March 7, 2023. The 2018 First Lien Term Loan is secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors thereunder, including a pledge of Turning Point’s capital stock, other than certain excluded assets (the “Collateral”). In connection with the Convertible Senior Notes offering, Turning Point entered into a First Amendment (“the Amendment”) to the First Lien Credit Agreement, with Fifth Third Bank, as administrative agent, and other lenders and certain other lender parties thereto. The Amendment was entered into primarily to permit Turning Point to issue up to $200 million of convertible senior notes, enter into certain capped call transactions in connection with the issuance of such notes and to use the proceeds from the issuance of the notes to repay amounts outstanding under Turning Point’s Second Lien Credit Agreement and use the remaining proceeds for acquisitions and investments. In connection with the Amendment, fees of $0.7 million were incurred. The 2018 First Lien Credit Facility contains certain financial covenants, which were amended in connection with the Convertible Senior Notes offering in the third quarter 2019. The covenants include maximum senior leverage ratio of 3.00x with step-downs to 2.50x, a maximum total leverage ratio of 5.50x with step-downs to 5.00x, and a minimum fixed charge coverage ratio of 1.20x. In the first quarter of 2020, the financial covenants were amended to permit certain add-backs related to PMTA in the definition of Consolidated EBITDA for the period of October 1, 2019 until September 30, 2020. Based on an excess cash covenant for the facility, a principal payment of $4.5 million was due in the second quarter 2019. All parties agreed to waive the payment, resulting in consent fees of $0.1 million. The weighted average interest rate of the 2018 First Lien Term Loan was 4.55% at December 31, 2019. As of December 31, 2019, Turning Point had no borrowings outstanding under the 2018 Revolving Credit Facility. The $50.0 million unused portion of the 2018 Revolving Credit Facility is reduced by letters of credit from Fifth Third Bank totaling $3.7 million, resulting in $46.3 million of availability under the 2018 Revolving Credit Facility as of December 31, 2019.

2018 Second Lien Credit Facility: The 2018 Second Lien Credit Facility bore interest at a rate of LIBOR plus 7.00% and had a maturity date of March 7, 2024. The 2018 Second Lien Term Loan was secured by a second priority interest in the Collateral and was guaranteed by the same entities as the 2018 First Lien Term Loan. The 2018 Second Lien Credit Facility contained certain financial covenants including a maximum senior leverage ratio of 3.75x with step-downs to 3.50x, a maximum total leverage ratio of 4.75x with step-downs to 4.50x, and a minimum fixed charge coverage ratio of 1.10x. Based on an excess cash covenant for the facility, a $4.5 million principal payment was made in the second quarter 2019, resulting in a $0.2 million loss on extinguishment of debt. Turning Point used a portion of the proceeds from the issuance of the Convertible Senior Notes to prepay all outstanding amounts related to the 2018 Second Lien Credit Facility in the third quarter 2019. The principal paid in the third quarter amounted to $35.5 million, and the transaction resulted in a $1.1 million loss on extinguishment of debt.

Convertible Senior Notes

In July 2019 Turning Point closed an offering of $172.5 million in aggregate principal amount of 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Convertible Senior Notes will mature on July 15, 2024, unless earlier repurchased, redeemed or converted. The Convertible Senior Notes are senior unsecured obligations of Turning Point.

The Convertible Senior Notes are convertible into approximately 3,202,808 shares of Turning Point voting common stock under certain circumstances prior to maturity at a conversion rate of 18.567 shares per $1,000 principal amount of the Convertible Senior Notes, which represents a conversion price of approximately $53.86 per share, subject to adjustment under certain conditions, but will not be adjusted for any accrued and unpaid interest. Upon conversion, Turning Point may pay cash, shares of common stock or a combination of cash and stock, as determined by Turning Point at its discretion. The conditions required to allow the holders to convert their Convertible Senior Notes were not met as of December 31, 2019.

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for the issuance of the Convertible Senior Notes, Turning Point separated the Convertible Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component, which is recognized as a debt discount, represents the difference between the proceeds from the issuance of the Convertible Senior Notes and the fair value of the liability component of the Convertible Senior Notes. The excess of the principal amount of the liability component over its carrying amount (“debt discount”), $35.0 million, will be amortized to interest expense using an effective interest rate of 7.5% over the expected life of the Convertible Senior Notes. The equity component is not remeasured as long as it continues to meet the criteria for equity classification. Interest expense includes $2.9 million of amortization for the year ended December 31, 2019.

In accounting for the issuance costs related to the issuance of the Convertible Senior Notes, Turning Point allocated the total amount incurred to the liability and equity components based on their relative values. Debt issuance costs attributable to the liability component are amortized to interest expense using the effective interest method over the expected life of the Convertible Senior Notes, $4.7 million, and the debt issuance costs attributable to the equity component, $1.2 million, are netted with the equity component of stockholders’ equity.

In connection with the Convertible Senior Notes offering, Turning Point entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions have a strike price of $53.86 per and a cap price of $82.86 per, and are exercisable when and if the Convertible Senior Notes are converted. Turning Point paid $20.53 million for these capped calls and charged that amount to additional paid-in capital.

Note Payable - IVG

In September 2018, Turning Point issued a note payable to IVG’s former shareholders (“IVG Note”). The IVG Note is $4.0 million principal with 6.0% interest compounding annually and matures on March 5, 2020. The IVG Note is subject to customary defaults including defaults for nonpayment, nonperformance, any material breach under the purchase agreement, and bankruptcy or insolvency.

SDI and Standard Outdoor

SDI

On September 18, 2019, the Company entered into a Term Loan Agreement (the “Term Loan Agreement”) with GACP II, L.P., a Delaware limited partnership (the “Agent”), as administrative agent and collateral agent for the financial institutions (the “Lenders”). The Term Loan Agreement provides for a term loan of $25.0 million (the “Term Loan”). The Term Loan will be used to (a) repay, in full, all outstanding indebtedness under the Crystal Term Loan (as defined below), (b) finance the purchase of common stock of Turning Point, (c) finance the repurchase of common stock of the Company, (d) fund certain fees and expenses, and (e) provide working capital for the Company.

The Term Loan bears interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 9.00%. Interest under the Term Loan Agreement is payable monthly with the principal balance due on September 18, 2024. The Term Loan was subject to a closing fee of $0.5 million, which was paid upon execution of the Term Loan Agreement. Additionally, the Term Loan is subject to an agent monitoring fee of $25,000, payable quarterly. An early termination fee shall be due at any time if on or prior to the third anniversary of the closing of the Term Loan, the Company prepays or repays (whether voluntarily or mandatorily), or is required to prepay or repay, the Term Loan in whole or in part. The obligations of the Company under the Term Loan Agreement are secured by all of the shares of Turning Point stock owned by the Company.

The Term Loan Agreement contains certain affirmative and negative covenants that are binding on the Company, including, but not limited to, restrictions (subject to specified exceptions and qualifications) on the ability of the Company to incur indebtedness, to create liens, to merge or consolidate, to make dispositions, to pay dividends or make distributions, to make investments, to pay any subordinated indebtedness, to enter into certain transactions with affiliates or to make capital expenditures. The Term Loan Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods). The Term Loan Agreement also contains certain representations, warranties and conditions, in each case as set forth in the Term Loan Agreement.

With respect to the maintenance of at least $2.0 million in unrestricted cash and cash equivalents in accounts subject to control agreements in favor of the Agent, as of December 31, 2019, the Company had approximately $10.5 million in unrestricted cash and cash equivalents in those accounts.

On September 18, 2019, in connection with entering into the Term Loan Agreement, the Company repaid in full all amounts outstanding under the Crystal Term Loan (as defined below). The Company recognized a loss on extinguishment of debt of $1.0 million, comprised of $0.7 million unamortized deferred financing costs and a $0.3 million early termination fee, which is recognized in the consolidated statements of (loss) income for the year ended December 31, 2019. The Company capitalized $0.6 million of deferred financing costs associated with closing on the Term Loan.

On February 2, 2018, SDI and its Standard Outdoor advertising subsidiaries (the “Borrowers”) entered into a term loan agreement with Crystal Financial LLC (“Crystal Term Loan”). The Crystal Term Loan provided for an initial term loan of $10.0 million and a commitment to provide additional term loans of up to $15.0 million. As of December 31, 2019, the Company had repaid all amounts outstanding under the Crystal Term Loan.

Interest expense related to the Term Loan and the Crystal Term Loan of $2.1 million, including amortization of the discount, was recorded for the year ended December 31, 2019. Interest expense related to the Crystal Term Loan of $1.4 million, including amortization of the discount, was recorded for the year ended December 31, 2018.

Standard Outdoor

On January 18, 2018, as partial consideration for an asset purchase of 83 billboard structures located in Alabama, as well as the ground leases and advertising contracts relating to such billboard structures, the Company issued a promissory note with a face value of $6.5 million. The promissory note was recorded net of a discount of $0.9 million, representing the difference between the face value and fair value at issuance. This discount will be amortized into interest expense using the effective interest rate method over the term of the promissory note. A principal payment of $1.0 million on the promissory note is payable January 1 of each year, beginning with a payment that was made on January 1, 2020 and ending January 1, 2022, with a $3.5 million final principal payment on January 1, 2023. The promissory note has a 5% fixed coupon interest rate and interest is payable quarterly.

On February 20, 2018, as partial consideration for an asset purchase of 86 billboard structures located in Georgia and Florida, as well as the ground leases and advertising contracts relating to such billboard structures, the Company issued a promissory note with a face value of $3.5 million. The promissory note was recorded net of a discount of $0.3 million, representing the difference between the face value and fair value at issuance. This discount will be amortized into interest expense using the effective interest rate method over the term of the promissory note. Principal payments began on March 1, 2019, with the remaining principal paid down monthly through March 1, 2022. The promissory note has a 5% fixed coupon interest rate and interest is payable monthly.

Interest expense related to the Standard Outdoor loans of $0.8 million, including amortization of the discount, was recorded for the years ended December 31, 2019 and 2018.

The following table summarizes the consolidated scheduled principal repayments subsequent to December 31, 2019:

($ In thousands)	Future Minimum Principal Payments
2020	$17,078
2021	13,882
2022	16,227
2023	111,500
2024	197,500
thereafter	-
Total	$356,187

Note 15. Lease Commitments

As of January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842). The main impact to the financial statements is the recognition of lease liabilities and right of use assets.

Turning Point

Turning Point’s leases consist primarily of leased property for its manufacturing warehouse, head offices and retail space as well as vehicle leases. In general, Turning Point does not recognize any renewal periods within the lease terms as there are not significant barriers to ending the lease at the initial term. Lease and non-lease components are accounted for as a single lease component.

Standard Outdoor

Standard Outdoor leases land and constructs a billboard that it owns, or leases an existing billboard owned by a third party. Standard Outdoor does recognize certain renewal periods to match the remaining useful life of its billboard structures. From a lessor perspective, Standard Outdoor has operating leases related to customers that use its billboards to advertise; however, these lessees are typically considered to be short-term (less than 12 months) and are not cyclical with the same lessee.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. Lease expense for these leases is recognized on a straight-line basis over the lease term.

The components of lease expense consist of the following:

(In thousands)	For the Year Ended December 31, 2019
Operating lease cost:
Cost of sales	$1,188
Selling, general and administrative	3,108
Variable lease cost (1)	698
Short-term lease cost	147
Sublease income	(110)
Total	$5,031

(1)	Variable lease cost primarily includes elements of a contract that do not represent a good or service, but for which the lessee is responsible for paying.

Supplemental balance sheet information related to leases consist of the following as of:

(In thousands)	December 31, 2019
Assets:
Right of use assets	$14,490
Total leased assets	$14,490

Liabilities:
Current lease liabilities (1)	$2,453
Long-term lease liabilities	13,262
Total lease liabilities	$15,715

(1)	Reported within accrued liabilities on the consolidated balance sheet.

December 31, 2019
Consolidated weighted average remaining lease term - operating leases	8.7 years
Consolidated weighted average discount rate - operating leases	6.66%

Nearly all the lease contracts for the Company do not provide a readily determinable implicit rate. For these contracts, the Company estimated the incremental borrowing rate based on information available upon the adoption of ASU 2016-02. The Company applied a consistent method in periods after the adoption of ASU 2016-02 to estimate the incremental borrowing rate.

As of December 31, 2019, future maturities of lease liabilities consist of the following:

Year	Payments (in thousands)
2020	$3,534
2021	3,207
2022	2,600
2023	2,179
2024	1,387
Thereafter	8,401
Total lease payments	21,308
Less: Imputed interest	5,593
Present value of lease liabilities	$15,715

As of December 31, 2019, Turning Point had operating leases with lease liabilities of $1.5 million which had not yet commenced. The leases are primarily related to vehicles for business use. Turning Point recognized a $0.3 million impairment of right of use assets in the fourth quarter 2019 related to planned store closures.

Note 16. Pension and Postretirement Benefit Plans

Turning Point has a defined benefit pension plan. Benefits for hourly employees were based on a stated benefit per year of service, reduced by amounts earned in a previous plan. Benefits for salaried employees were based on years of service and the employees’ final compensation. The defined benefit pension plan is frozen. Turning Point’s policy is to make the minimum amount of contributions that can be deducted for federal income taxes. Turning Point expects to make no contributions to the pension plan in 2020. In the second quarter of 2018, Turning Point made mutually agreed upon lump-sum payments to certain individuals covered by the defined benefit pension plan which resulted in a curtailment loss of approximately $0.3 million during the second quarter of 2018, which is reported within “Net periodic benefit (income), excluding service cost” within the consolidated statements of (loss) income. In the fourth quarter 2019, Turning Point elected to terminate the defined benefit pension plan, effective December 31, 2019 with final distributions to be made in 2020.

Turning Point sponsored a defined benefit postretirement plan that covered hourly employees. This plan provides medical and dental benefits. This plan is contributory with retiree contributions adjusted annually. Turning Point’s policy is to make contributions equal to benefits paid during the year. In the fourth quarter 2019, Turning Point amended the plan to cease benefits effective June 30, 2020. The plan amendment eliminated a significant amount of the benefits under the plan, resulting in a curtailment of $3.1 million. The curtailment resulted in $1.8 million being reclassified from other comprehensive income to income. The total gain on the curtailment was $4.9 million and is recorded in net periodic (benefit) expense, excluding service cost in the consolidated statement of (loss) income for the year ended December 31, 2019. Turning Point expects to contribute approximately $0.1 million to its postretirement plan in 2020 for payment of benefits.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended December 31, 2019 and 2018, and a statement of the funded status:

	Pension Benefits		Postretirement Benefits
(In thousands)	2019	2018	2019	2018
Reconciliation of benefit obligations:
Benefit obligation at January 1	$13,700	$17,121	$3,305	$4,217
Service cost	104	104	-	-
Interest cost	520	553	101	117
Actuarial loss (gain)	916	(1,157)	-	(527)
Assumptions	-	-	-	(323)
Settlement/curtailment	-	(1,866)	(3,207)	-
Benefits paid	(1,023)	(1,055)	(84)	(179)
Benefit obligation at December 31	$14,217	$13,700	$115	$3,305

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	$14,923	$17,517	$-	$-
Actual return on plan assets	2,003	327	-	-
Employer contribution	-	-	84	179
Settlement/curtailment	-	(1,866)	-	-
Benefits paid	(1,023)	(1,055)	(84)	(179)
Fair value of plan assets at December 31	$15,903	$14,923	$-	$-

Funded status:
Funded status at December 31	$1,686	$1,223	$(115)	$(3,305)
Unrecognized net actuarial loss (gain)	1,827	2,416	(54)	(1,929)
Net amount recognized	$3,513	$3,639	$(169)	$(5,234)

Accumulated benefit obligations did not exceed plan assets at December 31, 2019 or 2018 for Turning Point’s pension plan.

The asset allocation for Turning Point’s defined benefit plan, by asset category, follows:

	Target Allocation	Percentage of Plan Assets at December 31,
	2020	2019	2018
Asset category:
Debt securities	100.0%	88.5%	84.8%
Cash	0.0%	11.5%	15.2%
Total	100.0%	100.0%	100.0%

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is the description of the valuation methodologies used for assets measured at fair value subsequent to initial recognition. These methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while Turning Point believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in the methodologies used at December 31, 2019 and 2018.

Pooled Separate Accounts: Valued at the net asset value (NAV) of shares held by the plan at year end.
Guaranteed Deposit Account: Valued at contract value, which approximates fair value.

Assets measured at fair value on a recurring basis: The table below presents the balances of the plan’s assets measured at fair value on a recurring basis by level within the fair value hierarchy:

(In thousands)	Total	Level 1	Level 2	Level 3
December 31, 2019
Pooled separate accounts	$14,079	$-	$14,079	$-
Guaranteed deposit account	1,824	-	-	1,824
Total assets at fair value at end of period	$15,903	$-	$14,079	$1,824

December 31, 2018
Pooled separate accounts	$12,658	$-	$12,658	$-
Guaranteed deposit account	2,265	-	-	2,265
Total assets at fair value at end of period	$14,923	$-	$12,658	$2,265

Level 3 Gains and Losses: The table below sets forth a summary of changes in the fair value of the Guaranteed Deposit Account:

(In thousands)	Guaranteed Deposit Account
Balance at December 31, 2017	$4,721
Total gains (losses), realized/unrealized
Return on plan assets	81
Purchases, sales, and settlements, net	(2,537)
Balance at December 31, 2018	2,265
Total gains (losses), realized/unrealized
Return on plan assets	45
Purchases, sales, and settlements, net	(486)
Balance at December 31, 2019	$1,824

Turning Point’s investment philosophy is to earn a reasonable return without subjecting plan assets to undue risk. Turning Point uses one management firm to manage plan assets, which are invested in equity and debt securities. Turning Point’s investment objective is to match the duration of the debt securities with the expected payments.

The following table provides the amounts recognized in the consolidated balance sheets as of December 31:

	Pension Benefits		Postretirement Benefits
(In thousands)	2019	2018	2019	2018
Prepaid asset	$1,686	$1,223	$-	$-
Accrued benefit cost	-	-	(115)	(3,305)
Accumulated other comprehensive loss, unrecognized net gain (loss)	1,827	2,416	(54)	(1,929)
Total	$3,513	$3,639	$(169)	$(5,234)

The amounts in accumulated other comprehensive (loss) income that are expected to be recognized in net periodic benefit costs in 2020 is a loss of $1.8 million for pension.

The following table provides the components of net periodic pension and postretirement benefit costs and total costs for the plans for the years ended December 31:

	Pension Benefits		Postretirement Benefits
(In thousands)	2019	2018	2019	2018
Service cost	$104	$104	$-	$-
Interest cost	520	553	101	117
Expected return on plan assets	(645)	(949)	-	-
Amortization of (gains) losses	147	186	(169)	(81)
Curtailment loss (gain)	-	306	(4,915)	-
Net periodic benefit cost	$126	$200	$(4,983)	$36

Turning Point is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The rate of return on assets used is determined based upon analysis of the plans’ historical performance relative to the overall markets and mix of assets. The assumptions listed below represent management’s review of relevant market conditions and have been adjusted, as appropriate. A discount rate was not used for postretirement benefits in 2019 as all benefits will be paid in less than one year. The weighted average assumptions used in the measurement of Turning Point’s benefit obligation are as follows:

	Pension Benefits		Postretirement Benefits
	2019	2018	2018
Discount rate	3.00%	4.00%	4.25%

The weighted average assumptions used to determine net periodic pension and postretirement costs are as follows:

	Pension Benefits		Postretirement Benefits
	2019	2018	2018
Discount rate	4.0%	3.8%	3.3%
Expected return on plan assets	4.5%	6.0%	0.0%

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Period	Pension Benefits (in thousands)
2020	$1,036
2021	1,028
2022	1,003
2023	994
2024	964
2025-2029	4,489

Turning Point also sponsors a voluntary 401(k) retirement savings plan. Eligible employees may elect to contribute up to 15% of their annual earnings subject to certain limitations. For the 2019 and 2018 Plan Years, Turning Point contributed 4% to those employees contributing 4% or greater. For those employees contributing less than 4%, Turning Point matched the contribution by 100%. Additionally, for all years presented, Turning Point made discretionary contributions of 1% to all employees, regardless of an employee’s contribution level. Turning Point’s contributions to this plan were approximately $1.5 million for 2019 and $1.2 million for 2018.

Note 17. Stockholders’ Equity

Common Stock

At the consummation of the Contribution and Exchange, the Company issued 7,335,018 shares of its Class A common stock to Turning Point shareholders, in exchange for 9,842,373 shares of Turning Point stock, and 857,714 shares of its Class A common stock, in exchange for the Company’s outstanding common stock. The Company also issued 13,700 shares of Class A common stock to holders of the Company’s restricted stock, which vested at the time of the Contribution and Exchange. Following the consummation of the Contribution and Exchange, the Company distributed a dividend of one share of Class B common stock for each outstanding share of Class A common stock, for a total issuance of 8,190,166 shares of Class B common stock. In addition, under the Fifth Amended and Restated Certificate of Incorporation, which became effective at the time of the Contribution and Exchange, the number of authorized shares of the Company’s common stock, $0.01 par value per share, was increased from 50,000,000 to 330,000,000, of which 300,000,000 are Class A common stock and 30,000,000 are Class B common stock.

The Company has two classes of common stock, Class A and Class B; shares of Class B common stock are convertible into shares of Class A common stock at any time, on a one-for-one basis. Shares of Class A common stock and Class B common stock have the same rights and powers, rank equally, share ratably and are identical in all respects and as to all matters, except that (i) each share of Class B common stock shall have the right to 10 votes per share and (ii) the shares of Class B common stock shall be convertible into shares of Class A common stock automatically upon the transfer of such shares of Class B common stock, with certain exceptions, or upon the affirmative vote of holders of two-thirds of the then-outstanding shares of Class B common stock or voluntarily by the holder of such shares of Class B common stock.

The Sixth Amended and Restated Certificate of Incorporation was approved by the Company’s stockholders by partial written consent on July 14, 2017, and in accordance with the rules of the Securities and Exchange Commission and Delaware corporation law regarding approval by partial written consent, became effective when filed with the Secretary of State of the State of Delaware on August 18, 2017.

Preferred Stock

On May 30, 2017, under the Fifth Amended and Restated Certificate of Incorporation, the Company increased the number of authorized shares of the Company’s Preferred Stock, $0.01 par value per share, from 19,664,362 to 50,000,000, all of which is designated as blank check preferred stock. No changes with respect to preferred stock were made in the Sixth Amended and Restated Certificate of Incorporation.

Common Stock Repurchase Program

On June 29, 2017, the Company’s Board of Directors authorized a program, effective immediately, to repurchase shares of the Company’s Class A common stock or Class B common stock, par value $0.01 per share, constituting, in the aggregate, up to 5% of the outstanding shares of common stock. Shares of the common stock may be repurchased in the open market or through negotiated transactions. The program may be terminated or suspended at any time at the discretion of the Company.

The time of purchases and the exact number of shares to be purchased, if any, will depend on market conditions. The repurchase program does not include specific price targets or timetables. The Company intends to finance the purchases using available working capital.

Pursuant to this program, repurchases of 270,491 shares of common stock were made during the year ended December 31, 2019 for a cost of $3.5 million. During the year ended December 31, 2018, repurchases of 103,492 shares of common stock were made for a cost of $1.4 million. As of December 31, 2018, $0.8 million was included in accrued liabilities on the consolidated balance sheets for unsettled repurchases. No amounts were included in accrued liabilities on the consolidated balance sheets for unsettled repurchases as of December 31, 2019.

Equity Issuance

In January 2018, the Company issued 181,825 shares of its Class A common stock in a private placement for gross proceeds of $2.0 million.

In March 2018, the Company granted 18,834 shares of restricted stock with immediate vesting to individuals for services performed. These shares were granted outside of the Company’s 2017 Omnibus Equity Compensation Plan.

Dividends paid by Turning Point

On November 9, 2017, Turning Point’s Board of Directors approved the initiation of a cash dividend to shareholders. The initial quarterly dividend of $0.04 per common share was paid on December 15, 2017 to shareholders of record at the close of business on November 27, 2017. The most recent dividend of $0.05 per common share, an increase of approximately 11%, will be paid on April 10, 2020, to shareholders of record at the close of business on March 20, 2020.

Dividends, among other disbursements assets, are classified as restricted payments within the 2018 Credit Facility. Turning Point is generally permitted to make restricted payments provided that, at the time of payment, or as a result of payment, Turning Point is not in default. Additional restrictions limit the aggregate amount of restricted, quarterly dividends during a fiscal year to the aggregate amount of mandatory and voluntary principal payments made on the priority term loans during the fiscal year.

Note 18. Share-Based Compensation

On June 9, 2017, the Company’s Board of Directors adopted the 2017 Omnibus Equity Compensation Plan (the “2017 Plan”) in order to provide employees of the Company and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, and other stock-based awards. The Board authorized 1,000,000 shares of the Class A common stock of the Company to be issued under the Plan. The Plan was approved by the Company’s stockholders by partial written consent on July 14, 2017, and in accordance with the rules of the Securities and Exchange Commission and Delaware corporation law regarding approval by partial written consent, became effective on August 17, 2017. As of December 31, 2019, the Company had 982,183 shares available for grant under the 2017 Plan.

The Company also has an Employee Stock Purchase Plan (the “ESPP”). The ESPP allows eligible full-time employees to purchase shares of common stock at 90 percent of the lower of the fair market value of a share of common stock on the first or last day of the quarter. Eligible employees are provided the opportunity to acquire Company common stock during each quarter. No more than 26,447 shares of common stock may be issued under the ESPP. Such stock may be unissued shares or treasury shares of the Company or may be outstanding shares purchased in the open market or otherwise on behalf of the ESPP. The Company’s ESPP is compensatory and therefore, the Company is required to recognize compensation expense related to the discount from market value of shares sold under the ESPP. The Company issues new shares to satisfy shares purchased under the ESPP.

Including the share-based compensation expense of SDI’s subsidiaries, the Company recorded share-based compensation expense of $4.3 million and $2.2 million recorded for the years ended December 31, 2019 and 2018, respectively. This expense is a component of selling, general and administrative expense.

No options of SDI were exercised during the years ended December 31, 2019 or 2018.

Information with respect to the adjusted activity of outstanding stock options is summarized as follows:

	Number of Shares	Price Range		Weighted Average Remaining Contractual term
Balance, January 1, 2018	7,463	$31.00	$56.25
Cancelled	(5,000)	31.00	56.25
Balance, December 31, 2018	2,463	31.00	46.25
Balance, December 31, 2019	2,463	$31.00	$46.25	2.9 years
Vested and exercisable at December 31, 2018	2,463	$31.00	$46.25	2.9 years

The following table provides additional information about the Company’s stock options outstanding and exercisable at December 31, 2019:

	Options Outstanding and exercisable
		Weighted Average
Range of Exercise Prices	Number of Shares	Remaining Contractual Life		Exercise Price
$31.00 - $31.25	1,400	4.3	Years	$31.18
$45.25 - $46.25	1,063	1.0	Years	$45.63
$31.00 - $46.25	2,463	2.9	Years	$37.41

The Company grants restricted stock awards (“RSA”) which is the right to receive shares. The fair value of RSAs is based on the market price for the stock at the date of grant.

The following table summarizes the changes in non-vested RSAs for the years ended December 31, 2019 and 2018:

	Shares	Weighted Average Grant Date Fair Value
Non-vested RSAs at January 1, 2018	119,102	$10.62
Granted	127,561	11.04
Vested	(82,455)	10.70
Cancelled/Forfeited	(37,203)	10.70
Non-vested RSAs at December 31, 2018	127,005	10.96
Granted	6,747	14.45
Vested	(64,258)	11.10
Cancelled/Forfeited	(4,779)	13.34
Non-vested RSAs at December 31, 2019	64,715	$11.02

As of December 31, 2019, there was $0.5 million of total unrecognized stock-based compensation expense, related to restricted stock awards, which will be recognized over the weighted-average remaining vesting period of 0.6 years.

Turning Point Share Incentive Plans

On April 28, 2016, the Board of Directors of Turning Point adopted the Turning Point Brands, Inc., 2015 Equity Incentive Plan (the “2015 Plan”), pursuant to which awards may be granted to employees, non-employee directors, and consultants. In addition, the 2015 Plan provides for the granting of nonqualified stock options to employees of Turning Point or any subsidiary of Turning Point. Pursuant to the 2015 Plan, 1,400,000 shares of Turning Point’s voting common stock are reserved for issuance as awards to employees, non-employee directors, and consultants as compensation for past or future services or the attainment of certain performance goals. The 2015 Plan is scheduled to terminate on April 27, 2026. The 2015 Plan is administrated by a committee (the “Committee”) of Turning Point’s Board of Directors. The Committee determines the vesting criteria for the awards, with such criteria to be specified in the award agreement. As of December 31, 2019, 16,159 shares of restricted stock, 355,258 performance-based restricted stock units, and 459,070 options have been granted to employees of Turning Point under the 2015 Plan, net of forfeitures. There are 569,513 shares available for grant under the 2015 Plan.

On February 8, 2006, the Board of Directors of Turning Point adopted the 2006 Equity Incentive Plan (the “2006 Plan”) of North Atlantic Holding Company, Inc., pursuant to which awards may be granted to employees. The 2006 Plan provides for the granting of nonqualified stock options and restricted stock awards to employees. Upon the adoption of Turning Point’s 2015 Equity Incentive Plan in connection with its IPO, Turning Point determined no additional grants would be made under the 2006 Plan. However, all awards issued under the 2006 Plan that have not been previously terminated or forfeited remain outstanding and continue unaffected.

There are no TPB shares available for grant under the 2006 Plan. Stock option activity for the 2006 and 2015 Plans is summarized below:

	Stock Option Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2017	763,672	$5.73	$2.36
Granted	124,100	21.27	6.33
Exercised	(209,943)	3.97	1.47
Forfeited	(18,255)	13.46	3.90
Outstanding, December 31, 2018	659,574	9.00	3.34

Granted	180,780	43.89	14.34
Exercised	(129,067)	5.72	2.58
Forfeited	(14,571)	34.55	11.10
Outstanding, December 31, 2019	696,716	$18.13	$6.17

Under the 2006 Plan, the total intrinsic value of options exercised during the years ended December 31, 2019 and 2018, was $5.0 million and $5.7 million, respectively.

At December 31, 2019, under the 2006 Plan, the outstanding stock options’ exercise price for 310,319 options is $3.83 per share, all of which are exercisable. The weighted average of the remaining lives of the outstanding stock options is approximately 3.85 years for the options with the $3.83 exercise price. Turning Point estimates the expected life of these stock options is ten years from the date of grant. For the $3.83 per share options, the weighted average fair value of options was determined using the Black-Scholes model assuming a ten-year life from grant date, a current share price and exercise price of $3.83, a risk-free interest rate of 3.57%, a volatility of 40%, and no assumed dividend yield. Based on these assumptions, the fair value of these options is approximately $2.17 per share option granted.

At December 31, 2019, under the 2015 Plan, the risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. The expected volatility is based on the average long-term historical volatilities of peer companies. We intend to continue to consistently use the same group of publicly traded peer companies to determine expected volatility until sufficient information regarding volatility of our share price becomes available or the selected companies are no longer suitable for this purpose. Due to our limited trading history, we are using the “simplified method” to calculate expected holding periods, which represent the periods of time for which options granted are expected to be outstanding. We will continue to use this method until we have sufficient historical exercise experience to give us confidence in the reliability of our calculations. The fair values of these options were determined using the Black-Scholes option pricing model.

The following table outlines the assumptions based on the number of options granted under the 2015 Plan.

	March 7, 2018	March 13, 2018	March 20, 2019	October 24, 2019
Number of options granted	98,100	26,000	155,780	25,000
Options outstanding at December 31, 2019	87,353	26,000	147,830	25,000
Number exercisable at December 31, 2019	30,362	17,420	-	-
Exercise price	$21.21	$21.49	$47.58	$20.89
Remaining lives	8.19	8.21	9.22	9.82
Risk free interest rate %	2.65%	2.62%	2.34%	1.58%
Expected volatility %	28.76%	28.76%	30.95%	31.93%
Expected life	6.000	5.495	6.000	6.000
Dividend yield	0.83%	0.82%	0.42%	0.95%
Fair value at grant date	$6.37	$6.18	$15.63	$6.27

Turning Point has recorded compensation expense related to the options based on the provisions of ASC 718 under which the fixed portion of such expense is determined as the fair value of the options on the date of grant and amortized over the vesting period. Turning Point recorded compensation expense related to the options of approximately $1.7 million and $0.7 million for the years ended December 31, 2019 and 2018, respectively. Total unrecognized compensation expense related to options at December 31, 2019, is $1.1 million, which will be expensed over 1.94 years.

Performance-based restricted stock units (“PRSUs”) are restricted stock units subject to both performance-based and service-based vesting conditions. The number of shares of common stock a recipient will receive upon vesting of a PRSU will be calculated by reference to certain performance metrics related to Turning Point’s performance over a five-year period. PRSUs will vest on the measurement date, which is no more than 65 days after the performance period, provided the applicable service and performance conditions are satisfied. At December 31, 2019, there are 355,258 PRSUs outstanding, all of which are unvested.

	March 7, 2018	March 20, 2019	March 20, 2019	July 19, 2019
Number of PRSUs granted	96,000	92,500	4,901	88,582
PRSUs outstanding at December 31, 2019	93,000	85,800	4,876	88,582
Fair value as of grant date	$21.21	$47.58	$47.58	$52.15
Remaining lives	3.00	4.00	-	3.00

Turning Point recorded compensation expense related to the PRSUs of approximately $1.9 million and $0.6 million in the consolidated statements of income for the years ended December 31, 2019 and 2018, respectively, based on the probability of achieving the performance condition. Total unrecognized compensation expense related to these awards at December 31, 2019, is $9.4 million, which will be expensed over the service period based on the probability of achieving the performance condition.

Note 19. Income Taxes

On June 1, 2017, SDI consummated the Contribution and Exchange to acquire a 52.1% controlling interest in Turning Point. This acquisition was a reverse acquisition, with Turning Point as the accounting acquirer. Accordingly, the historical financial statements of Turning Point through May 31, 2017 became the Company’s historical financial statements, including the comparative prior periods. However, SDI’s controlling interest does not meet the ownership threshold to file a consolidated federal tax return with Turning Point. Therefore, the parent company will continue to file a separate federal tax return apart from Turning Point.

Income tax expense (benefit) for the years ended December 31 consists of the following components:

	2019			2018
(In thousands)	Current	Deferred	Total	Current	Deferred	Total
Federal	$5,281	$(3,282)	$1,999	$2,326	$3,165	$5,491
State and Local	982	(937)	45	1,394	(600)	794
Total	$6,263	$(4,219)	$2,044	$3,720	$2,565	$6,285

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of:

	December 31,
	2019		2018
(In thousands)	Assets	Liabilities	Assets	Liabilities
Inventory	$7,705	$-	$3,004	$-
Property, plant and equipment	-	(2,506)	-	(1,445)
Goodwill and other intangibles	-	(7,672)	-	(7,386)
Accrued pension and postretirement costs	-	(943)	202	-
Federal NOL	4,056	-	6,020	-
State NOL	6,569	-	6,169	-
AMT credit carryforwards	10	-	10	-
R&D credit carryforwards	123	-	1,195	-
Unrealized loss on investment	580	-	351	-
Leases	3,393	(3,099)	-	-
Original issue discount	4,806	(8,118)	-	-
Other	5,475	(555)	4,091	(440)
Total deferred tax assets (liabilities)	32,717	(22,893)	21,042	(9,271)
Valuation allowance	(11,396)	-	(14,062)	-
Net deferred tax assets (liabilities)	$21,321	$(22,893)	$6,980	$(9,271)

SDI has recorded a full valuation allowance as of December 31, 2019, offsetting its U.S. federal and state net deferred tax assets which primarily represent net operating loss carry forwards (“NOLs”). As of December 31, 2019, the Company’s management concluded, based upon the evaluation of all available evidence, that it is more likely than not that the U.S. federal and state net deferred tax assets will not be realized. Due to the reverse acquisition transaction with Turning Point, the Company determined that SDI has experienced a “change in control” as defined in Internal Revenue Code Section 382, which will result in an annual limitation on SDI’s utilization of NOLs in future periods. The Company completed the evaluation of the effects of Section 382 on SDI’s future utilization of its NOLs during the year ended December 31, 2019 and determined that the Company will be limited to $10.6 million of its $33.0 million pre-2018 NOLs over the next 20 years. All NOLs generated after December 31, 2017 have an indefinite life.

The Company follows the provisions of ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company has determined that the Company did not have any uncertain tax positions requiring recognition under the provisions of ASC 740-10-25. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of interest expense. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In general, the Company is no longer subject to U.S. federal and state tax examinations for years prior to 2016.

Turning Point has determined that they did not have any uncertain tax positions requiring recognition as a result of the provisions of ASC 740-10-25. Turning Point’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of interest expense. For the years ended December 31, 2019 and 2018, no estimated interest or penalties were recognized for the uncertainty of tax positions taken. Turning Point files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In general, Turning Point is no longer subject to U.S. federal and state tax examinations for years prior to 2016.

A reconciliation showing the differences between the Company’s effective tax rate and the U.S. Federal statutory tax rate is as follows:

	For the years ended December 31,
	2019	2018
Federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	0.0%	4.9%
Permanent differences	-16.3%	-5.3%
Other	-9.3%	0.0%
Valuation allowance	34.7%	6.0%
Total effective income tax rate	30.1%	26.6%

The Company’s income tax expense for the years ended December 31, 2019 and 2018 was $2.0 million and $6.3 million, respectively. Turning Point’s effective income tax rate for the years ended December 31, 2019 and 2018 was 12.9% and 19.9%. Turning Point’s permanent differences for the years ended December 31, 2019 and 2018 are primarily related to income tax benefits of $4.6 million ($1.0 million tax effected) and $5.4 million ($1.1 million tax effected), respectively, as a result of stock option exercises.

As of December 31, 2019, SDI had U.S. federal net operating loss carryforwards of approximately $37.5 million including those of acquired companies, which will expire as follows:

Year	Net Operating Loss (in thousands)
2022	$1,675
2024	1,039
2025	3
2026	1
2027	1
2028	1,581
2029	353
2030	353
2031	296
2033	754
2034	411
2035	1,268
2036	484
2037	1,133
2038	8,629
2039	7,872
Indefinite	11,610
Total	$37,463

SDI is subject to U.S. federal income tax, as well as income taxes of multiple state jurisdictions.

SDI recognizes accrued interest expense and penalties related to uncertain tax benefits that have resulted in a refund or reduction of income taxes paid. Unrecognized tax benefits aggregating $0.4 million would reduce already existing net operating loss and tax credit carryforwards and therefore require no accrual for interest or penalty in any of the years 2019 or 2018. The remaining unrecognized tax benefit of less than $10,000 include de minimis interest and penalty where required.

For federal purposes, SDI post-2002 tax years remain open to examination as a result of net operating loss carryforwards. For state purposes, the statute of limitations remains open in a similar manner for states that have generated net operating losses. SDI does not expect that the total amount of unrecognized tax benefits related to positions taken in prior periods will change significantly during the next twelve months.

Note 20. Contingencies

The Company is a party from time to time to various proceedings in the ordinary course of business. For a description of the Master Settlement Agreement, to which the Company is a party, see Note 2, “Financial Statements and Supplementary Data-Summary of Significant Accounting Policies: Risk and Uncertainties.” Other than the proceedings mentioned below, there is no material litigation, arbitration or governmental proceeding currently pending against the Company or any of its officers or directors in their capacity as such, and the Company and its officers and directors have not been subject to any such proceeding.

Turning Point

Other major tobacco companies are defendants in product liability claims. In a number of these cases, the amounts of punitive and compensatory damages sought are significant and could have a material adverse effect on Turning Point’s business and results of operations.

Turning Point is subject to several lawsuits alleging personal injuries resulting from malfunctioning vaporizer devices or consumption of e-liquids and may be subject to claims in the future relating to other NewGen products. Turning Point is still evaluating these claims and the potential defenses to them. For example, Turning Point did not design or manufacture the products at issue; rather, Turning Point was merely the distributor. Nonetheless, there can be no assurance that Turning Point will prevail in these cases, and they could have a material adverse effect on the financial position, results of operations, or cash flows of Turning Point.

Turning Point has several subsidiaries engaged in making, distributing and retailing (online and in bricks-and-mortar) vapor products. As a result of the overall publicity and controversy surrounding the vapor industry generally, many companies have received informational subpoenas from various regulatory bodies and in some jurisdictions regulatory lawsuits have been filed regarding marketing practices and possible underage sales. Turning Point expects that its subsidiaries will be subject to some such cases and information requests. In the acquisition of the vapor businesses, Turning Point negotiated financial “hold-backs”, which it expects to be able to use to defray expenses associated with the information production and the cost of defending any such lawsuits. To the extent that litigation becomes necessary, Turning Point believes that the subsidiaries have strong factual and legal defenses against claims that it unfairly marketed vapor products.

On October 8, 2019, the City of New York filed a complaint against twenty-three companies, including IVG and VaporFi, making various allegations including selling to consumers over the age of 18 but under 21. In response, those subsidiaries have ceased all sales into New York City, which was an immaterial market for those businesses. This proceeding was settled for monetary terms which were not material and certain structural remedies that the subsidiaries deemed acceptable.

Note 21. Legal Settlement

Turning Point engaged in discussions and mediation with VMR Products LLC (“VMR”), which was acquired in 2018. Pursuant to a Distribution and Supply Agreement (“VMR Agreement”), VMR was providing Turning Point with V2 e-cigarettes for the exclusive distribution in bricks-and-mortar stores in the United States. Under the terms of the VMR Agreement, in the event of termination following a change in control, the acquirer was required to make a payment to Turning Point under a formula designed to provide Turning Point with a fair share of the value created by Turning Point’s performance under the VMR Agreement. The discussions have been completed and Turning Point received $6.7 million in the second quarter 2019 to settle the issue. Net of legal costs and reserves for anticipated future returns associated with the discontinuance, Turning Point recorded a $5.5 million gain in the second quarter 2019, which was recorded as a reduction to selling, general, and administrative expenses.

Note 22. Earnings Per Share

Diluted earnings per share is calculated similarly to basic earnings per share, except that the calculation includes the dilutive effect of the assumed exercise of options issuable under the Company’s stock incentive plans and the Company’s unvested restricted stock awards.

Basic net (loss) income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of common shares and the weighted average effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of stock options and restricted stock awards and the dilutive effect of such awards is reflected in diluted earnings per share by application of the treasury stock method.

The following tables set forth the computation of basic and diluted net income per share of Class A and Class B common stock:

	Years Ended December 31,
(In thousands, except share and per share amounts)	2019	2018
Basic net (loss) income per common share calculation:
Net (loss) income form continuing operations attributable to SDI	$(2,311)	$5,576
Loss from discontinued operations	(8,312)	(3,195)
Net (loss) income attributable to SDI	(10,623)	2,381

Weighted average Class A common shares outstanding – basic	9,048,439	8,767,400
Weighted average Class B common shares outstanding – basic	7,749,627	7,930,142
Weighted average common shares outstanding – basic	16,798,066	16,697,542
Net (loss) income from continuing operations attributable to SDI per share of common stock – basic	(0.14)	0.33
Loss from discontinued operations attributable to SDI per share of common stock – basic	(0.49)	(0.19)
Net (loss) income attributable to SDI per share of common stock – basic	$(0.63)	$0.14

	Years Ended December 31,
(In thousands, except share and per share amounts)	2019	2018
Diluted net (loss) income attributable to SDI per common share calculation:
Net (loss) income from continuing operations attributable to SDI	$(2,311)	$5,576
Loss from discontinued operations	(8,312)	(3,195)
Impact of subsidiary dilutive securities (1)	(138)	(206)
Net (loss) income attributable to SDI - diluted	(10,761)	2,175

Weighted average Class A common shares outstanding – basic	9,048,439	8,767,400
Weighted average Class B common shares outstanding – basic	7,749,627	7,930,142
Dilutive impact of stock options and restricted stock awards	-	50,043
Weighted average common shares outstanding – diluted	16,798,066	16,747,585
Net (loss) income from continuing operations attributable to SDI per share of common stock – diluted	(0.15)	0.32
Loss from discontinued operations attributable to SDI per share of common stock – diluted	(0.49)	(0.19)
Net (loss) income attributable to SDI per share of common stock – diluted	$(0.64)	$0.13

(1)
The Company records an adjustment to net (loss) income in the relevant period for the dilutive impact of subsidiary stock-based awards on the Company’s reported net (loss) income for purposes of calculating net (loss) income per share.

For the years ended December 31, 2019 and 2018, 2,463 of stock options have been excluded from the computation of diluted weighted average shares outstanding, as they are anti-dilutive.

Note 23. Segment Information

In accordance with ASC 280, Segment Reporting, the Company has four reportable segments. Three of the Company’s segments are also those of Turning Point: (1) Smokeless products; (2) Smoking products; and (3) NewGen products. The Smokeless products segment (a) manufactures and markets moist snuff and (b) contracts for and markets chewing tobacco products. The Smoking products segment (a) markets cigarette papers, tubes, and related products; (b) markets and distributes finished cigars and MYO cigar wraps; and (c) processes, packages, markets, and distributes traditional pipe tobaccos. The NewGen products segment (a) markets and distributes e-cigarettes, e-liquids, vaporizers, and certain other products without tobacco and/or nicotine; (b) markets and distributes a wide assortment of vaping and CBD related products to non-traditional retail outlets via VaporBeast, Vapor Shark, Vapor Supply, IVG and Solace; and (c) markets and distributes a wide assortment of vapor and CBD related products to individual consumers via Vapor Shark and VaporFi branded retail outlets in addition to online platforms. Smokeless and Smoking products are distributed primarily through wholesale distributors in the United States while NewGen products are distributed primarily through e-commerce to non-traditional retail outlets in the United States.

As of February 13, 2020, as a result of the approval of the Order of Liquidation, the Company reclassified its Insurance segment to discontinued operations. See Note 3, “Discontinued Operations” for further information.

The Company also reports an Other segment, which includes the results of operations of SDI and Standard Outdoor and assets of the consolidated Company not assigned to the four reportable segments, including Turning Point deferred taxes, deferred financing fees, and investments in subsidiaries. Elimination includes the elimination of intercompany accounts between segments. The Company had no customer that accounted for more than 10% of net sales in 2019 or 2018.

The accounting policies of these segments are the same as those of the Company. Corporate costs of Turning Point are not directly charged to the three reportable segments in the ordinary course of operations. The Company evaluates the performance of its segments and allocates resources to them based on operating income.

The tables below present financial information about reported segments:

	For the year ended December 31,
	2019	2018

Revenues
Smokeless Products	$99,894	$90,031
Smoking Products	108,733	111,507
NewGen Products	153,362	131,145
Other(1)	2,818	2,445
Total	364,807	335,128

Operating Income (Loss)
Smokeless Products	35,978	28,920
Smoking Products	45,058	42,650
NewGen Products	(20,629)	6,752
Other(1)	(39,079)	(35,009)
Total	21,328	43,313

Interest expense	20,194	17,237
Interest and investment income	(2,749)	(736)
Loss on extinguishment of debt	2,267	2,384
Net periodic benefit (income) expense, excluding service cost	(4,961)	131
Income before income taxes	$6,577	$24,297

Capital Expenditures
Smokeless products	$2,823	$1,559
Smoking products	-	-
NewGen products	1,992	708
Other(1)	15	214
Total	$4,830	$2,481
Depreciation and amortization
Smokeless products	$1,608	$1,360
Smoking products	-	-
NewGen Products	2,481	1,750
Other(1)	1,535	1,312
Total	$5,624	$4,422

	As of December 31,
	2019	2018
Assets
Smokeless Products	$120,723	$99,441
Smoking Products	145,831	142,520
NewGen Products	90,899	95,397
Other (1)	119,645	32,416
Total	$477,098	$369,774

(1)
“Other” includes sales, operating income or assets that are not assigned to the other three reportable segments, such as sales, operating income or assets (including corporate cash) of SDI and Standard Outdoor, and Turning Point deferred taxes, deferred financing fees, and investments in subsidiaries. All goodwill has been allocated to reportable segments.

Revenue Disaggregation-Sales Channel

Revenues of the Smokeless and Smoking segments are primarily comprised of sales made to wholesalers while NewGen sales are made to business to business and business to consumer, both online and through Turning Point’s corporate retail stores. NewGen net sales are broken out by sales channel below.

	NewGen Segment For the year ended December 31,
(In thousands)	2019	2018
Business to business	$112,580	$105,736
Business to consumer	31,348	15,624
Business to consumer- corporate store	9,273	9,631
Other	161	154
Total	$153,362	$131,145

Net Sales - Domestic and Foreign

The following table shows a breakdown of consolidated net sales between domestic and foreign.

	For the year ended December 31,
	2019	2018
Domestic	$350,434	$319,491
Foreign	14,373	15,637
Total	$364,807	$335,128

Note 24. Related Party Transactions

SDI has engaged the services of CFGI, formerly Pine Hill Group, and Edward J. Sweeney to serve as interim Chief Financial Officer effective May 31, 2017. Mr. Sweeney carries out his role as interim Chief Financial Officer of the Company pursuant to an agreement between the Company and CFGI. Mr. Sweeney is a partner at CFGI. The agreement outlines the scope of responsibilities of CFGI, as well as Mr. Sweeney’s role. These include, but are not limited to, services provided to the Company as interim Chief Financial Officer, controllership services, technical accounting and financial reporting services, and risk, valuation and transaction advisory services. CFGI is compensated at an hourly rate for performing services pursuant to the agreement. CFGI is responsible for all payments to Mr. Sweeney. As a result, Mr. Sweeney has received no direct compensation from the Company and the amount of aggregate payments made to CFGI is based on the amount of work performed on the Company’s behalf by all CFGI resources. During the years ended December 31, 2019 and 2018, the Company incurred expenses of $1.0 million and $1.1 million, respectively, related to services provided by CFGI.

The Company entered into a lease agreement for office space for its corporate headquarters from its parent company, Standard General L.P. (“Standard General”). Rental payments under the lease of $0.1 million were paid to Standard General during the year ended December 31, 2019.

Note 25. Subsequent Events

Maidstone Liquidation

On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in the Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. As of February 13, 2020, the Company considered the control and assets and liabilities of Maidstone vested with the NYS Liquidation Bureau. The Company expects to dissolve the remaining entities in the Insurance segment in the near term.

Turning Point Share Repurchase

On February 25, 2020 Turning Point’s Board of Directors approved a $50.0 million share repurchase authorization, which is intended for opportunistic execution based upon a variety of factors including market dynamics. The authorization will be subject to the ongoing discretion of the Turning Point Board of Directors.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

1. Financial Statements
(a) See the Consolidated Financial Statements which begin on page 2 of this report.

2. Financial Statement Schedules
Schedule I-Financial information of Registrant as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018.

3. Exhibits

Exhibit Number	Description

23.1	Consent of Independent Registered Public Accounting Firm*

101
XBRL (eXtensible Business Reporting Language). The following materials from Standard Diversified, Inc.’s Annual Report on Form 10-K for the years ended December 31, 2019 and 2018, formatted in XBRL: (i) consolidated balance sheets, (ii) consolidated statements of (loss) income, (iii) consolidated statements of comprehensive (loss) income, (iv) consolidated statements of equity, (v) consolidated statements of cash flows, and (vi) notes to the consolidated financial statements.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STANDARD DIVERSIFIED INC.

Date:	May 12, 2020	/s/ Gregory H.A. Baxter
Gregory H.A. Baxter
Executive Chairman of the Board and Interim Chief Executive Officer

Date:	May 12, 2020	/s/ Edward J. Sweeney
Edward J. Sweeney
Interim Chief Financial Officer

SCHEDULE I
Financial Information of Registrant
STANDARD DIVERSIFIED INC (Parent Company Only)
BALANCE SHEETS

ASSETS
(in thousands)

	December 31, 2019	December 31, 2018

Cash and cash equivalents	$10,495	$12,171
Investments in capital stocks of subsidiaries, at equity	59,238	47,457
Investments in capital stocks of discontinued operations, at equity	993	9,305
Receivables and other assets	743	955
Total Assets	$71,469	$69,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
(in thousands)

	December 31, 2019	December 31, 2018

Current liabilities	$68	$1,984
Notes payable	24,433	14,210
Total liabilities	24,501	16,194
Shareholders’ equity	46,968	53,694
Total liabilities and shareholders’ equity	$71,469	$69,888

STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
(in thousands)

	For the Year ended December 31, 2019	For the Year ended December 31, 2018

Equity in income of subsidiaries	$5,670	$11,802
Interest and other	101	34
Total	5,771	11,836

General and administrative expenses	5,021	4,880
Interest expense	2,102	1,380
Loss on extinguishment of debt	959	-
Total	8,082	6,260
(Loss) income before income tax	(2,311)	5,576
Income tax expense	-	-
Net (loss) income from continuing operations	(2,311)	5,576
Net loss from discontinued operations	(8,312)	(3,195)
Net (loss) income attributable to Standard Diversified Inc.	(10,623)	2,381
Equity in other comprehensive (loss) income of subsidiaries	(619)	204
Equity in other comprehensive income (loss) of discontinued operations	580	(341)
Total comprehensive (loss) income	$(10,662)	$2,244

SCHEDULE I
Financial Information of Registrant
STANDARD DIVERSIFIED INC (Parent Company Only)
STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year ended December 31, 2019	For the Year ended December 31, 2018
Operating Activities:
Net (loss) income from continuing operations	$(2,311)	$5,576
Net loss from discontinued operations	(8,312)	(3,195)
Dividends received from subsidiary	1,772	1,181
Loss on extinguishment of debt	959	-
Stock-based compensation expense	711	744
Amortization of deferred financing costs	166	170
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity method investees of continuing operations	(5,670)	(11,802)
Equity method investees of discontinued operations	8,312	3,195
Changes in operating assets and liabilities, net
Receivables and other assets	75	1,093
Accounts payable and accrued liabilities	(1,210)	(719)
Net cash used in operating activities	(5,508)	(3,757)

Investing Activities:
Investments in and advances to subsidiaries	(620)	-
Investments in and advances to subsidiaries - discontinued operations	-	(10,000)
Acquisitions	-	(7,395)
Acquisitions - discontinued operations	-	(2,500)
Net cash used in investing activities	(620)	(19,895)

Financing Activities:
Proceeds from GACP Term Loan, net	24,098	-
(Payments of) proceeds from Crystal Term Loan, net	(15,000)	14,039
Proceeds from issuance of stock, net of issuance costs	-	6,810
Repurchase of SDI common shares	(4,646)	(631)
Net cash provided by financing activities	4,452	20,218

Net decrease in cash	(1,676)	(3,434)

Cash, beginning of period
Unrestricted	12,171	15,605
Restricted	-	-
Total cash at beginning of period	12,171	15,605

Cash, end of period
Unrestricted	10,495	12,171
Restricted	-	-
Total cash at end of period	$10,495	$12,171

SCHEDULE I-NOTES TO THE FINANCIAL STATEMENTS (PARENT ONLY)

NOTE 1. BACKGROUND

These parent company-only financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of Standard Diversified Inc. (“SDI”) (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed 25% of the consolidated net assets of the Company. The ability of SDI’s operating subsidiaries to pay dividends is restricted by the terms of the borrowings described in Note 14, “Notes Payable and Long-Term Debt” to the consolidated financial statements included in Item 8. elsewhere in this Current Report on Form 8-K.

These parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. These financial statements should be read in conjunction with the consolidated financial statements and related notes thereto. As of February 13, 2020, as a result of the approval of the Order of Liquidation, the control and net assets of Maidstone vested with the NYS Liquidation Bureau. The Company determined that the disposal of Maidstone and its Insurance segment operations represented a strategic shift that had a major effect on the Company’s results of operations and, as a result, reported the disposal as discontinued operations. As such, amounts related to the Insurance Segment presented in the financial statements above been reclassified as discontinued operations.

On June 1, 2017, SDI consummated a Contribution and Exchange Transaction (the “Contribution and Exchange”) to acquire a 52.1% controlling interest in Turning Point Brands, Inc. (“Turning Point”). The transaction was accounted for as a recapitalization or reverse acquisition. Turning Point was the accounting acquirer for financial reporting purposes, notwithstanding the legal form of the transaction. The primary reason the transaction was treated as a purchase by Turning Point rather than a purchase by SDI was because SDI was a shell company with limited operations and Turning Point’s stockholders gained majority control of the outstanding voting power of the Company’s equity securities through their collective ownership of a majority of the outstanding shares of Company common stock. Consequently, reverse acquisition accounting has been applied to the transaction. As of December 31, 2019, SDI had a 50.0% ownership interest in Turning Point.

These financial statements include the years ended December 31, 2019 and 2018. During these periods, SDI received dividends of $1.8 million and $1.2 million, respectively, from Turning Point.